Exhibit 99.1
FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA OF SIGNIFICANT EQUITY METHOD INVESTEE
CAESARS GROWTH PARTNERS, LLC
Caesars Growth Partners, LLC and its subsidiaries have proprietary rights to a number of trademarks used in this Exhibit to our Annual Report on Form 10-K that are important to our business, including, without limitation, World Series of Poker ("WSOP"), Slotomania, House of Fun and Bingo Blitz. In addition, Caesars Entertainment Corporation, our joint venture partner in Caesars Growth Partners, LLC, and Caesars Entertainment Operating Company, Inc., and their respective subsidiaries, have proprietary rights to, among others, Caesars, Caesars Entertainment, Harrah's, Total Rewards, Horseshoe and Bally's. We have omitted the registered trademark (®) and trademark (™) symbols for such trademarks named in this exhibit to our Annual Report on Form 10-K.

EXPLANATORY NOTE
Unconsolidated Significant Subsidiary
Upon the completion of the Transactions (see Note 1 — Description of Business and Summary of Significant Accounting Policies of the Combined and Consolidated Financial Statements for Caesars Growth Partners, LLC ("CGP LLC")) Caesars Acquisition Company's (the "Company," "CAC," "we," "our" and "us") primary asset is its interest in CGP LLC, which is accounted for using the equity method. As our investment in CGP LLC is considered to be significant for the period subsequent to the Transactions, CGP LLC's financial statements are included as an exhibit to this Annual Report on Form 10-K in accordance with SEC Rule 3-09 of Regulation S-X.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Members of Caesars Growth Partners, LLC
We have audited the accompanying consolidated balance sheets of Caesars Growth Partners, LLC ("CGP LLC") as of December 31, 2015 and 2014, and the related combined and consolidated statements of operations, comprehensive income/(loss), equity and cash flows for the years ended December 31, 2015 and 2014 and the period from October 22, 2013 through December 31, 2013. These combined and consolidated financial statements are the responsibility of the CGP LLC’s management. Our responsibility is to express an opinion on the financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. CGP LLC is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of CGP LLC’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such combined and consolidated financial statements present fairly, in all material respects, the financial position of CGP LLC as of December 31, 2015 and 2014, and the results of their operations and their cash flows for the years ended December 31, 2015 and 2014 and the period from October 22, 2013 through December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 12 to the combined and consolidated financial statements, CGP LLC is a defendant in litigation related to certain transactions with related parties.
As discussed in Note 1 to the combined and consolidated financial statements, CGP LLC completed acquisitions in May 2014 that were accounted for as transactions among entities under common control. The financial statements of CGP LLC have been recast to include the financial results for these acquisitions as if those businesses were combined into CGP LLC reporting entities for all periods presented.

/s/ Deloitte & Touche LLP
Las Vegas, Nevada
February 26, 2016

CAESARS GROWTH PARTNERS, LLC
CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,
	2015	2014
Assets
Current assets
Cash and cash equivalents ($37.8 million and $38.5 million attributable to our VIE)	$901.7	$944.1
Restricted cash ($0.0 million and $11.8 million attributable to our VIE)	3.6	14.8
Receivables, net of allowance for doubtful accounts of $9.3 and $8.4, respectively ($7.1 million and $3.1 million attributable to our VIE)	118.8	96.5
Prepayments and other current assets ($4.8 million and $2.6 million attributable to our VIE)	38.0	29.7
Total current assets	1,062.1	1,085.1
Investment in Caesars Enterprise Services, LLC	26.5	22.6
Land, property and equipment, net ($307.3 million and $336.5 million attributable to our VIE)	2,576.4	2,568.2
Goodwill	302.5	299.7
Intangible assets other than goodwill, net ($22.5 million and $22.5 million attributable to our VIE)	260.7	299.4
Restricted cash ($8.9 million and $20.1 million attributable to our VIE)	8.9	25.2
Deferred tax assets	28.3	12.6
Prepaid management fees to related parties	206.5	219.1
Deferred charges and other ($0.7 million and $0.7 million attributable to our VIE)	50.7	45.7
Total assets	$4,522.6	$4,577.6

Liabilities and Equity
Current liabilities
Accounts payable ($3.9 million and $25.6 million attributable to our VIE)	$50.4	$78.5
Payables to related parties ($10.3 million and $22.7 million attributable to our VIE)	41.5	85.9
Accrued expenses ($13.9 million and $13.3 million attributable to our VIE)	178.2	237.9
Accrued interest payable ($6.4 million and $6.2 million attributable to our VIE)	37.0	36.9
Foreign tax payable	2.0	4.9
Current portion of long-term debt ($8.6 million and $0.6 million attributable to our VIE)	69.7	19.6
Total current liabilities	378.8	463.7
Long-term debt ($310.4 million and $318.6 million attributable to our VIE)	2,267.6	2,291.7
Long-term debt to related party	—	39.8
Deferred tax liabilities	7.3	7.3
Contingently issuable non-voting membership units	—	345.2
Deferred credits and other ($23.3 million and $15.3 million attributable to our VIE)	137.2	124.5
Total liabilities	2,790.9	3,272.2

Commitments and contingencies (Note 12)
Redeemable non-controlling interests	0.5	1.6
Equity
Additional paid-in capital	1,277.3	1,078.0
Retained earnings	413.7	191.9
Total equity attributable to Caesars Growth Partners, LLC	1,691.0	1,269.9
Non-controlling interests	40.2	33.9
Total equity	1,731.2	1,303.8
Total liabilities and equity	$4,522.6	$4,577.6
See accompanying Notes to Combined and Consolidated Financial Statements.

CAESARS GROWTH PARTNERS, LLC
COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions)

	Year Ended December 31, 2015	Year Ended December 31, 2014	October 22, 2013 Through December 31, 2013
Revenues
Interactive Entertainment
Social and mobile games	$725.3	$549.1	$70.4
WSOP and online real money gaming	41.2	37.7	3.6
	766.5	586.8	74.0
Casino Properties and Developments
Casino	1,009.6	799.9	132.8
Food and beverage	275.0	245.5	37.7
Rooms	323.2	258.4	45.0
Other	162.9	156.6	21.3
Less: casino promotional allowances	(191.7)	(179.6)	(33.6)
	1,579.0	1,280.8	203.2
Net revenues	2,345.5	1,867.6	277.2

Operating expenses
Interactive Entertainment - Direct
Platform fees	212.0	166.1	22.3
Casino Properties and Developments - Direct
Casino	546.1	448.3	69.8
Food and beverage	125.3	118.0	15.9
Rooms	82.9	72.0	12.1
Property, general, administrative and other	766.6	719.2	124.1
Write-downs, reserve, and project opening costs, net of recoveries	12.1	53.1	3.9
Management fees to related parties	55.9	37.0	2.2
Depreciation and amortization	177.8	143.0	21.1
Impairment of goodwill, tangible and other intangible assets	1.0	147.5	—
Change in fair value of contingently issuable non-voting membership units	(117.2)	38.7	138.7
Change in fair value of contingent consideration	—	32.7	2.9
Total operating expenses	1,862.5	1,975.6	413.0
Income/(loss) from operations	483.0	(108.0)	(135.8)
Interest expense, net of interest capitalized	(196.1)	(172.9)	(16.3)
Interest income - related party	—	119.2	35.8
Impairment of investment in notes from related party	—	(63.5)	—
Gain on sale of investment in notes from related party	—	99.4	—
Loss on extinguishment of debt	—	(23.8)	(0.9)
Other income, net	3.9	0.9	—
Income/(loss) from continuing operations before provision for income taxes	290.8	(148.7)	(117.2)
Provision for income taxes	(61.9)	(48.9)	(7.1)
Income/(loss) from continuing operations	228.9	(197.6)	(124.3)
Discontinued operations
Loss from discontinued operations, including $1.4 million of gain on disposal during 2014	—	(15.7)	(0.4)
Benefit from income taxes related to discontinued operations	—	0.1	—
Net loss from discontinued operations	—	(15.6)	(0.4)
Net income/(loss)	228.9	(213.2)	(124.7)
Less: net (income)/loss attributable to non-controlling interests	(7.1)	33.0	4.6
Net income/(loss) attributable to Caesars Growth Partners, LLC	$221.8	$(180.2)	$(120.1)
See accompanying Notes to Combined and Consolidated Financial Statements.

CAESARS GROWTH PARTNERS, LLC
COMBINED AND CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)
(In millions)

	Year Ended December 31, 2015	Year Ended December 31, 2014	October 22, 2013 Through December 31, 2013
Net income/(loss)	$228.9	$(213.2)	$(124.7)
Other comprehensive (loss)/income, net of income taxes:
Unrealized (loss)/gain on investments in notes from related party	—	(197.7)	54.3
Reclassification adjustment for realized gain on investment in notes from related party	—	(99.4)	—
Reclassification adjustment for realized losses on investment in notes from related party	—	63.5	—
Total other comprehensive (loss)/income	—	(233.6)	54.3
Comprehensive income/(loss)	228.9	(446.8)	(70.4)
Less: net (income)/loss attributable to non-controlling interests	(7.1)	33.0	4.6
Comprehensive income/(loss) attributable to Caesars Growth Partners, LLC	$221.8	$(413.8)	$(65.8)
See accompanying Notes to Combined and Consolidated Financial Statements.

CASESARS GROWTH PARTNERS, LLC
COMBINED AND CONSOLIDATED STATEMENTS OF EQUITY
(In millions)

	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Non-controlling Interests	Total Equity
Inception	$—	$—	$—	$—	$—
Issuance of voting units	1,173.1	—	—	—	1,173.1
Issuance of non-voting units and impact of purchased and contributed assets	(424.9)	909.6	179.3	49.0	713.0
Impact of the Transactions	748.2	909.6	179.3	49.0	1,886.1
Impact of Acquired Properties Transaction and Harrah's Transaction	2,034.7	(371.8)	—	—	1,662.9
Post-transactions balances	2,782.9	537.8	179.3	49.0	3,549.0
Net loss	—	(120.1)	—	(4.2)	(124.3)
Stock-based compensation	1.4	—	—	—	1.4
Unrealized gain on investments in notes from related party, net of tax	—	—	54.3	—	54.3
Transactions with parents and affiliates, net	(3.7)	(15.6)	—	—	(19.3)
Balance at December 31, 2013	2,780.6	402.1	233.6	44.8	3,461.1
Net loss	—	(180.2)	—	(30.7)	(210.9)
Impact of purchased assets	(1,499.7)	—	—	—	(1,499.7)
Issuance of CGP LLC voting units	4.8	—	—	—	4.8
Issuance of Caesars Interactive Entertainment, Inc. common stock	35.3	—	—	3.8	39.1
Purchase of Caesars Interactive Entertainment, Inc. common stock	(39.7)	—	—	(4.4)	(44.1)
Stock-based compensation	(2.0)	—	—	—	(2.0)
Sale of partial interest in Maryland Joint Venture	3.4	—	—	8.3	11.7
Unrealized loss on investments in notes from related party, net of tax	—	—	(197.7)	—	(197.7)
Reclassification adjustment for realized gain on investment in notes from related party	—	—	(99.4)	—	(99.4)
Reclassification adjustment for realized losses on investments in notes from related party	—	—	63.5	—	63.5
Distribution of investment in notes from related party	(376.9)	—	—	—	(376.9)
Conversion of Caesars Interactive Entertainment, Inc. convertible promissory notes	35.6	—	—	12.1	47.7
Conversion of affiliate debt to equity	139.9	—	—	—	139.9
Transactions with parents and affiliates, net	(3.3)	(30.0)	—	—	(33.3)
Balance at December 31, 2014	1,078.0	191.9	—	33.9	1,303.8
Net income	—	221.8	—	8.2	230.0
Issuance of CGP LLC voting units	4.6	—	—	—	4.6
Issuance of Caesars Interactive Entertainment, Inc. common stock	51.7	—	—	9.6	61.3
Purchase of Caesars Interactive Entertainment, Inc. common stock	(53.5)	—	—	(11.5)	(65.0)
Stock-based compensation	5.2	—	—	—	5.2
Contingently issuable non-voting membership units	228.0	—	—	—	228.0
Transactions with parents and affiliates, net	(40.7)	—	—	—	(40.7)
Other	4.0		—	—	4.0
Balance at December 31, 2015	$1,277.3	$413.7	$—	$40.2	$1,731.2
See accompanying Notes to Combined and Consolidated Financial Statements.

CAESARS GROWTH PARTNERS, LLC
COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended December 31, 2015	Year Ended December 31, 2014	October 22, 2013 Through December 31, 2013
Cash flows from operating activities
Net income/(loss)	$228.9	$(213.2)	$(124.7)
Adjustments to reconcile net income/(loss) to cash flows provided by operating activities
Depreciation and amortization	177.8	143.0	21.1
Amortization of debt discount and debt issuance costs	10.9	16.9	4.8
Loss on extinguishment of debt	—	23.8	0.9
Gain on contract termination	(5.0)	—	—
Change in fair value of contingently issuable non-voting membership units	(117.2)	38.7	138.7
Change in fair value of contingent consideration	—	32.7	2.9
Accretion of discount on investments in notes from related party	—	(80.2)	(23.2)
Impairment of notes from related party	—	63.5	—
Gain on sale of notes from related party	—	(99.4)	—
Impairment of goodwill, tangible and other intangible assets	1.0	163.0	—
Stock-based compensation	64.5	88.0	17.8
Non-cash management fee payable to related parties	11.9	9.9	—
Debt issuance costs and fees write-off	—	26.1	—
Net transfers to parents and affiliates	—	(13.2)	(3.7)
Net change in deferred income taxes	(15.7)	0.5	(3.6)
Net change in long-term accounts	9.5	11.9	3.0
Net change in working capital accounts	(91.4)	34.1	5.8
Other	0.1	0.9	0.2
Cash flows provided by operating activities	275.3	247.0	40.0
Cash flows from investing activities
Land, buildings and equipment additions, net of change in construction payables	(174.5)	(568.3)	(42.6)
Purchase of short-term investments	—	—	(15.0)
Sales of short-term investments	—	15.0	—
Payments to acquire business, net of cash acquired	(3.2)	(22.5)	—
Payments to acquire businesses and assets related to the formation Transactions and Asset Purchase Transactions	—	(1,808.9)	(360.0)
Investment in Caesars Enterprise Services, LLC	(3.9)	(22.6)	—
Increase in restricted cash	(10.0)	(2,086.2)	(9.0)
Decrease in restricted cash	37.5	2,406.0	39.8
Proceeds from sale of investment in notes from related party	—	448.1	—
Other	—	(1.6)	—
Cash flows used in investing activities	(154.1)	(1,641.0)	(386.8)
Cash flows from financing activities
Proceeds from issuance of long-term debt	80.0	2,599.1	—
Debt issuance costs and fees	—	(30.6)	(1.6)
Repayments under lending agreements	(64.4)	(1,205.6)	(0.4)
Issuance of voting units	—	—	1,173.1
Payments on long-term debt to related party	(39.8)	—	(13.0)
Proceeds from issuance of related party note	—	—	15.4
Proceeds from issuance of Caesars Interactive Entertainment, Inc. stock	4.9	5.9	—
Repurchase of Caesars Interactive Entertainment, Inc. stock	(65.0)	(44.1)	—
Sale of partial interest in Maryland joint venture	1.0	11.7	—
Distributions to parents, net	(48.1)	(20.4)	(22.3)
Acquisition related contingent consideration payment	(32.2)	(9.9)	—
Cash flows (used in)/provided by financing activities	(163.6)	1,306.1	1,151.2
Net (decrease)/increase in cash and cash equivalents	(42.4)	(87.9)	804.4
Cash and cash equivalents, beginning of period	944.1	1,032.0	227.6
Cash and cash equivalents, end of period	$901.7	$944.1	$1,032.0
See accompanying Notes to Combined and Consolidated Financial Statements.

CAESARS GROWTH PARTNERS, LLC
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Business and Summary of Significant Accounting Policies
Organization and Description of Business
Caesars Acquisition Company (the "Company," "CAC," "we," "our" and "us"), a Delaware corporation, was formed on February 25, 2013 to make an equity investment in Caesars Growth Partners, LLC ("CGP LLC"), a joint venture between CAC and subsidiaries of Caesars Entertainment Corporation ("CEC" or "Caesars Entertainment"), and following the transactions described below, directly owns 100% of the voting membership units of CGP LLC, a Delaware limited liability company. CGP LLC was formed on July 16, 2013 for the purpose of acquiring certain businesses and assets of Caesars Entertainment and to pursue high-growth operating assets.
On October 21, 2013, the joint venture was formed between subsidiaries of Caesars Entertainment and CAC through the execution of the series of transactions described below (which are collectively referred to as the "Transactions"):

(i)
The Class A common stock of CAC was made available via a subscription rights offering by Caesars Entertainment to its shareholders as of October 17, 2013 (the "Rights Offering"), whereby each subscription right entitled its holder to purchase from CAC one share of CAC's Class A common stock or the right to retain such subscription right;

(ii)
Affiliates of Apollo Global Management, LLC ("Apollo") and affiliates of TPG Global, LLC ("TPG" and, together with Apollo, the "Sponsors") exercised their basic subscription rights in full and purchased $457.8 million worth of CAC's Class A common stock at a price of $8.64 per whole share;

(iii)	CAC used the proceeds from the exercise of the basic subscription rights in clause (ii) above to purchase 100% of the voting units of CGP LLC;

(iv)
CGP LLC subsequently used $360.0 million of the proceeds received from CAC in clause (iii) above to purchase from Caesars Entertainment Operating Company, Inc. ("CEOC"), a majority-owned subsidiary of Caesars Entertainment (we refer to the following assets as the "Purchased Assets"):

a.	the equity interests of PHWLV, LLC ("PHWLV"), which holds the Planet Hollywood Resort & Casino in Las Vegas ("Planet Hollywood");

b.
the equity interests of Caesars Baltimore Investment Company, LLC (the "Maryland Joint Venture"), the entity that indirectly holds interests in the owner of the Horseshoe Baltimore Casino ("Horseshoe Baltimore") in Maryland, a licensed casino that opened in August 2014; and

c.	a 50% interest in the management fee revenues of PHW Manager, LLC ("PHW Manager"), which manages Planet Hollywood, and Caesars Baltimore Management Company LLC, which manages Horseshoe Baltimore.

(v)
Caesars Entertainment contributed all of the shares of Caesars Interactive Entertainment, Inc.'s ("Caesars Interactive" or "CIE") outstanding common stock held by a subsidiary of Caesars Entertainment and approximately $1.1 billion in aggregate principal amount of senior notes held by a subsidiary of Caesars Entertainment (the "CEOC Notes" and, together with the shares of CIE, the "Contributed Assets") to CGP LLC, in exchange for all of CGP LLC's non-voting units.

Prior to the consummation of the Transactions, Planet Hollywood was owned by PHW Las Vegas, LLC ("PHW Las Vegas"). On October 21, 2013, in connection with and prior to the closing of the Transactions, PHW Las Vegas contributed and assigned to PHWLV, a wholly-owned subsidiary of PHW Las Vegas, and PHWLV accepted and assumed from PHW Las Vegas, all of the assets and liabilities of PHW Las Vegas, including Planet Hollywood.
The closing of the Rights Offering for subscription rights not previously exercised by the Sponsors, and for any over-subscription privileges including over-subscription privileges exercised by the Sponsors, occurred on November 18, 2013 and CAC distributed a total of 135,771,882 shares of Class A common stock to the holders of subscription rights who validly exercised their subscription rights and paid the subscription price in full. CAC received aggregate gross proceeds from the Rights Offering of approximately $1,173.1 million. Effective November 19, 2013, our common stock trades on the NASDAQ Global Select Market ("NASDAQ") under the symbol "CACQ."
Pursuant to the terms of the CGP Operating Agreement, in conjunction with CGP LLC's acquisition of CIE from Caesars Entertainment, CGP LLC is obligated to issue additional non-voting membership units to Caesars Entertainment to the extent that the earnings from a specified portion of CIE's social and mobile games business exceeds a pre-determined threshold amount in 2015. The estimated fair value of the contingently issuable non-voting membership units was $228.0 million at December 31, 2015. CGP LLC believes that it will issue approximately 31.9 million Class B non-voting units pursuant to the terms of the Transactions, although the final number of units to be issued is subject to the agreement of both CAC and CEC.
CGP LLC reimbursed Caesars Entertainment and CAC for approximately $24.8 million for fees and expenses incurred in connection with the Transactions in 2013.
CAC serves as CGP LLC's managing member and sole holder of all of its outstanding voting units. CAC's primary asset is its membership interest in CGP LLC and does not have any operations other than through its interest in CGP LLC. Certain subsidiaries of Caesars Entertainment hold all of CGP LLC's outstanding non-voting units.
Asset Purchase Transactions
JCC Holding Company II, LLC and its subsidiaries (collectively known as "Harrah's New Orleans"), 3535 LV Corporation (formerly known as "The Quad" and recently rebranded as "The LINQ Hotel & Casino"), indirect subsidiaries of Parball Corporation (collectively known as "Bally's Las Vegas") and Corner Investment Company, LLC and its subsidiaries, (collectively known as "The Cromwell") were direct wholly-owned subsidiaries of CEOC.
On May 5, 2014, Caesars Growth Properties Holdings, LLC ("CGPH," an indirect, wholly-owned subsidiary of CGP LLC), acquired through one or more subsidiaries (i) The Cromwell, The LINQ Hotel & Casino, and Bally's Las Vegas, (ii) 50% of the ongoing management fees and any termination fees payable under the property management agreements entered between a Property Manager (as defined) and the owners of each of these properties, and (iii) certain intellectual property that is specific to each of these properties (collectively referred to as the "First Closing" or "Acquired Properties Transaction"). On May 5, 2014, CGP LLC contributed the equity interests of PHWLV and a 50% interest in the management fee revenues of PHW Manager to CGPH.
On May 20, 2014, CGPH through one or more subsidiaries acquired (i) Harrah's New Orleans, (ii) 50% of the ongoing management fees and any termination fees payable under the Louisiana property management agreement entered between a Property Manager and the owners of Harrah's New Orleans and (iii) certain intellectual property that is specific to Harrah's New Orleans (the "Second Closing" or "Harrah's Transaction").
CGPH paid $2.0 billion, less outstanding debt assumed, for the Asset Purchase Transactions.
In connection with the Acquired Properties Transaction and the Harrah's Transaction, CGPH and Caesars Growth Properties Finance, Inc. (together, the "Issuers"), issued $675.0 million aggregate principal amount of 9.375% second-priority senior secured notes due 2022 (the "2022 Notes"). On May 8, 2014, CGPH closed on $1.175 billion of term loans (the "CGPH Term Loan") and a $150.0 million revolving credit facility pursuant to a credit agreement.
The acquisitions of Harrah's New Orleans, The LINQ Hotel & Casino, Bally's Las Vegas and The Cromwell, and the contribution of Planet Hollywood to subsidiaries of CGPH are herein referred to as the "Acquired Properties." Harrah's New Orleans owns an entertainment facility located in downtown New Orleans, Louisiana, composed of a casino, a hotel, multiple restaurants, and retail outlets. Planet Hollywood, The LINQ Hotel & Casino, Bally's Las Vegas and The Cromwell each own casino and hotel entertainment facilities located on Las Vegas Boulevard, in Las Vegas, Nevada. Each of the Acquired Properties has entered into property management agreements with affiliates of Caesars Entertainment.
The agreements to purchase these properties contain indemnification obligations by CEC and the Sellers (as defined in the Agreement) for, among others, amounts expended for new construction and renovation at The LINQ Hotel & Casino in excess of the $223.0 million budgeted for renovation expenses (up to a maximum amount equal to 15% of such budgeted amount and subject to certain exceptions) and certain liabilities arising under employee benefit plans.
Proposed Merger of CAC with CEC
On December 21, 2014, CAC and CEC entered into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which, among other things, CAC will merge with and into CEC, with CEC as the surviving company (the "Proposed Merger").
Pursuant to the terms of the Merger Agreement, and subject to the overall restructuring of CEOC, regulatory approval and other closing conditions, upon consummation of the Proposed Merger, each share of class A common stock, par value $0.001 per share, of CAC ("CAC Common Stock" or "Common Stock") issued and outstanding immediately prior to the effective time of the Proposed Merger will be converted into, and become exchangeable for, that number of shares of CEC common stock, par value $0.01 per share ("CEC Common Stock"), equal to 0.664 (the "Exchange Ratio"), provided that during the Adjustment Period (as described below), the Special Committee of CAC's Board of Directors (the "CAC Special Committee") and the Special Committee of CEC's Board of Directors (the "CEC Special Committee"), each composed solely of independent directors, will determine if there should be an adjustment to the Exchange Ratio and the amount of any such adjustment, taking into consideration all relevant facts and circumstances affecting the intrinsic value of CAC and CEC. The

Adjustment Period is the 14 day period beginning on the later of (i) the date that the Caesars Entertainment Operating Company, Inc. restructuring plan is confirmed and (ii) the date that both CAC and CEC confirm that their respective independent financial advisors have received all information as may be reasonably necessary or advisable in order to render a fairness opinion concerning the Exchange Ratio. If at the end of the Adjustment Period, the CAC Special Committee and the CEC Special Committee have not agreed to an adjustment to the Exchange Ratio, there will not be an adjustment to the Exchange Ratio. Within five business days following the end of the Adjustment Period, either CAC or CEC may terminate the Merger Agreement if (a) the CAC Special Committee and the CEC Special Committee cannot agree on an Exchange Ratio adjustment and a failure to terminate the Merger Agreement would be inconsistent with their respective directors' fiduciary duties or (b) the CAC Special Committee or the CEC Special Committee, as applicable, has not received an opinion of its respective financial advisor that the Exchange Ratio (as adjusted, if applicable) is fair, from a financial point of view to CAC and its public stockholders or CEC, as applicable. Under the Merger Agreement, either party may terminate Merger Agreement if the merger has not been completed by the close of business on August 6, 2016.
Under the Merger Agreement, CEC has agreed to use reasonable best efforts to (i) cause the implementation of the restructuring of certain of CEC's subsidiaries as contemplated by that certain Restructuring Support and Forbearance Agreement, dated as of December 19, 2014, among CEOC, CEC, LeverageSource III (H Holdings), L.P., LeverageSource V, L.P. and each of the holders of first lien bond claims party thereto (the "Restructuring Support Agreement") and (ii) consult with CAC regarding certain additional actions in connection with the bankruptcy filing contemplated by the Restructuring Support Agreement if CEC determines, in its reasonable discretion, that such additional actions could reasonably be expected to be materially adverse to CAC.
Basis of Presentation
The financial information for the periods presented reflect the financial statements of CGP LLC on a consolidated basis, giving regard to all impacts of the October 21, 2013 Transactions. Because the May 2014 acquisitions were accounted for as transactions among entities under common control, the financial information herein includes the financial results for the properties as if those businesses were combined into CGP LLC for periods up through the May 2014 acquisition dates with financial information derived from the historical accounting records and financial statements of Caesars Entertainment. Financial information presented subsequent to the May 2014 acquisitions are presented on a consolidated basis. The Combined and Consolidated Financial Statements include all revenues, costs, assets and liabilities directly attributable to CGP LLC. The accompanying Combined and Consolidated Financial Statements also include allocations of certain general corporate expenses of Caesars Entertainment and Caesars Enterprise Services, LLC ("CES"). These allocations of general corporate expenses may not reflect the expense CGP LLC would have incurred if CGP LLC were a stand-alone company nor are they necessarily indicative of CGP LLC's future costs. Although CGPH has notified CES, CEOC and Caesars Entertainment Resort Properties, LLC ("CERP") that it objects to the new expense allocation but will pay the revised expense allocations under protest and reserves all rights, CGP LLC believes the assumptions and methodologies used are reasonable. Given the nature of these costs, it is not practicable for CGP LLC to estimate what these costs would have been on a stand-alone basis.
Transactions between Caesars Entertainment and CGP LLC have been identified in the Combined and Consolidated Financial Statements and related footnotes as transactions between related parties (see Note 19 — Related Party Transactions).
CGP LLC's joint venture with Rock Gaming, LLC ("Rock") is the majority member of CR Baltimore Holdings ("CRBH") and in February 2014 sold a portion of its interest in CBAC Gaming, LLC ("CBAC Gaming") to an existing joint venture partner of CBAC Gaming, Caves Valley Partners. CGP LLC received proceeds of $12.8 million from the sale. In accordance with the transaction agreement, dated as of October 21, 2013, among Caesars Acquisition Company, Caesars Growth Partners, LLC, Caesars Entertainment Corporation, HIE Holdings, Inc., Harrah's BC, Inc., PHW Las Vegas, LLC, PHW Manager, Caesars Baltimore Acquisition Company, LLC and Caesars Baltimore Management Company, LLC, at or promptly following the closing of the sale of CGP LLC's interest in CBAC Gaming, CGP LLC was obligated to pay Caesars Entertainment Corporation the $12.8 million proceeds received. During the first quarter of 2015, a $12.8 million liability was recorded by CGP LLC as an increase to Payables to related party with an associated decrease of $12.8 million to Additional paid-in capital, which should have been recorded during the first quarter of 2014. The correction had no impact on CGP LLC's cash flows from operations, cash flows from financing activities or statements of operations for any period presented herein.
Use of Estimates
CGP LLC's Combined and Consolidated Financial Statements are prepared in accordance with accounting principles generally accepted in the United States ("GAAP"), which requires management to make estimates and assumptions that affect the reported amounts in the Combined and Consolidated Financial Statements and notes thereto. Significant estimates and assumptions reflected in CGP LLC's Combined and Consolidated Financial Statements include, but are not limited to, the estimated consumption rate of virtual goods that it uses for revenue recognition within Interactive Entertainment, useful lives of property, equipment and amortizing intangible assets, income taxes, accounting for stock-based compensation, the valuation of contingent consideration and the evaluation of goodwill and long-lived assets for impairment. Management believes the accounting estimates are appropriate and reasonably determined. However, due to the inherent uncertainties in making these estimates, actual amounts could differ.
Principles of Consolidation
CGP LLC's Combined and Consolidated Financial Statements include the accounts of CGP LLC and its subsidiaries after elimination of all intercompany accounts and transactions. These Combined and Consolidated Financial Statements include the accounts of all wholly-owned subsidiaries and any partially-owned subsidiaries that CGP LLC has the ability to control. Control generally equates to ownership percentage, whereby investments that are more than 50% owned are consolidated, investments in affiliates of 50% or less but greater than 20% are generally accounted for using the equity method, and investments in affiliates of 20% or less are accounted for using the cost method.
CGP LLC's Combined and Consolidated Financial Statements also include the accounts of any variable interest entity for which CGP LLC is determined to be the primary beneficiary. Up through and including December 31, 2015, CGP LLC analyzed its variable interests to determine if the entity that is party to the variable interest is a variable interest entity in accordance with GAAP. This analysis included both quantitative and qualitative reviews. Qualitative analysis was based on CGP LLC's review of the design of the entity, its organizational structure including decision-making ability and financial agreements. Caesars Baltimore Investment Company, LLC ("CBIC"), a wholly-owned subsidiary of CGP LLC, indirectly holds interests in CR Baltimore Holdings, a variable interest entity that is the majority owner of the Horseshoe Baltimore Casino in Maryland. CBIC has been determined to be the primary beneficiary of CRBH and therefore consolidates CRBH into its financial statements. As CBIC is wholly-owned by CGP LLC, CGP LLC therefore also consolidates the CRBH variable interest.
The assets of Horseshoe Baltimore are pledged as collateral for the Baltimore Credit Facility and therefore can only be used to settle Horseshoe Baltimore's obligations. The creditors or beneficial holders of Horseshoe Baltimore have no recourse to the general credit of CGP LLC.
In addition to Horseshoe Baltimore Casino, CGP LLC also holds a variable interest in one other VIE, Caesars Enterprise Services, LLC, that is not consolidated because CGP LLC is not the primary beneficiary. CGP LLC continually monitors both consolidated and non-consolidated VIEs to determine if any events have occurred that could cause the primary beneficiary to change.
Cash and Cash Equivalents
Cash equivalents are highly liquid investments with maturities of less than three months from the date of purchase and are stated at the lower of cost or market value.
Short-term Investments
CGP LLC's short-term investments consist of bank deposits with original maturities greater than three months but less than 12 months, which are classified as held-to-maturity investments and recorded at amortized cost.
Restricted Cash
Restricted cash as of December 31, 2015 and 2014 included amounts related to Harrah's New Orleans to guarantee workers' compensation payments and for capital replacements required under the Rivergate Development Corporation lease agreement. In addition, restricted cash as of December 31, 2014 included amounts restricted under the terms of the Cromwell debt agreement which required that CGP LLC maintain certain reserves for items including but not limited to payment of property taxes, insurance, interest and ongoing furniture, fixtures and equipment purchases or property development or improvements. The classification of restricted cash between current and long-term is dependent upon the intended use of each particular reserve.
Receivables and Allowance for Doubtful Accounts
CGP LLC's receivables consist primarily of credit issued to customers of the CGP LLC's casino properties and amounts due from social and mobile games platform operators, including Facebook, Apple, Google and Amazon.
CGP LLC issues credit to approved casino customers following background checks and investigations of creditworthiness. Business or economic conditions or other significant events could affect the collectability of these receivables.
Accounts receivable are typically non-interest bearing and are initially recorded at cost. Accounts are written off when management deems the account to be uncollectible. Recoveries of accounts previously written off are recorded when received. CGP LLC reserves an estimated amount for receivables that may not be collected to reduce receivables to their net carrying amount, which approximates fair value. Methodologies for estimating the allowance for doubtful accounts range from specific reserves to various percentages applied to aged receivables. Historical collection rates are considered, as are customer/platform operator relationships, in determining specific reserves. Receivables are reported net of an allowance for doubtful accounts of $9.3 million and $8.4 million, respectively, as of December 31, 2015 and 2014.

Marker play represents a significant portion of CGP LLC's overall table games volume. CGP LLC maintains strict controls over the issuance of markers and aggressively pursues collection from those customers who fail to pay their marker balances timely. These collection efforts are similar to those used by most large corporations when dealing with overdue customer accounts, including the mailing of statements and delinquency notices, personal contacts, the use of outside collection agencies and civil litigation. Markers are generally legally enforceable instruments in the United States. Markers are not legally enforceable instruments in some foreign countries, but the United States' assets of foreign customers may be reached to satisfy judgments entered in the United States. CGP LLC considers the likelihood and difficulty of enforceability, among other factors, when CGP LLC issues credit to customers who are not residents of the United States.
Investments in Notes from Related Party
Up to August 5, 2014, CGP LLC's investments in senior notes previously issued by CEOC, a related party, were classified as available-for-sale investments and recorded at fair value with changes in fair value being recorded in Accumulated other comprehensive income. Any discount or premium was amortized to interest income using the effective interest method. CGP LLC classified its investment in notes from related party as current or long-term depending on the maturity of the instruments along with management's intent on holding such instruments.
On May 5, 2014, CGP LLC entered into a note purchase agreement to sell a portion of its CEOC Notes back to CEOC at fair market value. On July 29, 2014, CGP LLC received $451.9 million of consideration (including $3.8 million for interest) in connection with the CEOC Notes purchase transaction and recognized a gain of $99.4 million.
On August 6, 2014, CGP LLC effectuated a distribution of its 5.75% and 6.50% CEOC Notes as a dividend to its members, pro-rata based upon each member's ownership percentage in CGP LLC (the "Notes Distribution"). Immediately prior to the Notes Distribution, CGP LLC recorded an impairment charge of $63.5 million to release losses that had been accumulated in equity, given that CGP LLC would not recover its amortized cost basis in the CEOC Notes (see Note 19 — Related Party Transactions).
Investment in CES
Investment in CES consists of membership interests in CES which is a variable interest entity of which CGP LLC owns less than 20% and is not the primary beneficiary. CGP LLC does not exercise significant influence over the variable interest entity and therefore accounts for the investment using the cost method (see Note 19 — Related Party Transactions). CGP LLC reviews this investment quarterly for indicators of other-than-temporary impairment. This determination requires significant judgment. In making this judgment, CGP LLC considers available quantitative and qualitative evidence in evaluating potential impairment of this investment. If the carrying value of CGP LLC's investment exceeds its estimated fair value, CGP LLC evaluates, among other factors, general market conditions, the duration and extent to which the estimated fair value is less than CGP LLC's carrying value, and CGP LLC's intent and ability to hold, or plans to sell, the investment. CGP LLC also considers specific adverse conditions related to the financial health of and business outlook for the investee, including operational and financing cash flow factors. Once a decline in fair value is determined to be other-than-temporary, an impairment charge is recorded and a new carrying basis in the investment will be established. CGP LLC did not recognize an impairment charge in fiscal years 2015 and 2014 on this investment.
Land, Property and Equipment, net
Additions to land, property and equipment are stated at cost. CGP LLC capitalizes the costs of improvements that extend the life of the asset and expense maintenance and repair costs as incurred. Gains or losses on the dispositions of land, property and equipment are included in the determination of income.
Depreciation is provided using the straight-line method over the shorter of the estimated useful life of the asset or the related lease, as follows:

Land improvements	12 years
Building and improvements	5 - 40 years
Furniture, fixtures and equipment	2.5 - 20 years
CGP LLC reviews the carrying value of land, property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value of the asset, an impairment loss is recognized equal to an amount by which the carrying value exceeds the estimated fair value of the asset. The factors considered by management in performing this assessment include current operating results, trends, and prospects, as well as the effect of obsolescence, demand, competition, potential decreases in the marketplace, a change in physical condition, and legal and other economic factors. In estimating expected future cash flows for determining whether an asset is impaired, assets are grouped at the asset group level, which, for most of CGP LLC's assets, is the individual property.

CGP LLC recognized an immaterial amount of impairment of property and equipment for the periods presented in the accompanying Combined and Consolidated Statements of Operations.
Goodwill and Other Non-Amortizing Intangible Assets
The purchase price of an acquisition is allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. CGP LLC determines the estimated fair values after review and consideration of relevant information including discounted cash flows, quoted market prices, and estimates made by management. To the extent the purchase price exceeds the fair value of the net identifiable tangible and intangible assets acquired and liabilities assumed, such excess is recorded as goodwill.
CGP LLC performs an annual goodwill impairment assessment on October 1. CGP LLC performs this assessment more frequently if impairment indicators exist. CGP LLC determines the estimated fair value of each reporting unit based on a combination of earnings before interest, taxes, depreciation and amortization ("EBITDA") multiples, valuation multiples and estimated future cash flows discounted at rates commensurate with the capital structure and cost of capital of comparable market participants, giving appropriate consideration to the prevailing borrowing rates within the casino industry in general. CGP LLC also evaluates the aggregate fair value of all of the reporting units and other non-operating assets in comparison to the aggregate debt and equity market capitalization at the test date. EBITDA multiples and discounted cash flows are common measures used to value businesses in the industry.
CGP LLC performs an annual impairment assessment of other non-amortizing intangible assets as of October 1. CGP LLC performs this assessment more frequently if impairment indicators exist. CGP LLC determines the estimated fair value of non-amortizing intangible assets by primarily using the "Relief From Royalty Method" and "Excess Earnings Method" under the income approach.
The annual evaluation of goodwill and other non-amortizing intangible assets requires the use of estimates about future operating results, valuation multiples, and discount rates to determine their estimated fair value. Changes in these assumptions can materially affect these estimates. Thus, to the extent gaming volumes deteriorate significantly, discount rates increase significantly, or CGP LLC does not meet projected performance, CGP LLC could have impairments to record in the next twelve months and such impairments could be material.
Assets and liabilities contributed to or acquired by CGP LLC in the Transactions, the Acquired Properties Transaction and the Harrah's Transaction, described previously are considered transactions between entities under common control. Thus, there is no recognition of goodwill or previously unrecognized other intangible assets resulting from any of these transactions.
Prepaid Management Fees to Related Parties
On October 21, 2013, CGP LLC purchased a 50% interest in the management fee revenues of PHW Manager, LLC and Caesars Baltimore Management Company for $90.0 million, recognized as a long-term prepaid asset included in Prepaid management fees to related parties in the Consolidated Balance Sheets. On May 5, 2014, CGP LLC contributed the equity interests of PHWLV, and the 50% interest in the management fee revenues of PHW Manager, LLC to CGPH. The majority of the prepaid asset, totaling $70.0 million, is related to Planet Hollywood and will be amortized over 35 years, which represents the term of the related management contract. The remaining $20.0 million, related to the Maryland Joint Venture, will be amortized over 15 years, which represents the term of the related management contract.
In May 2014, CGPH purchased a 50% interest in the management fee revenues of the Harrah's New Orleans Management Company, The Quad Manager, LLC, Bally's Las Vegas Manager, LLC and Cromwell Manager, LLC (collectively, the "Property Managers" and individually, a "Manager" or a "Property Manager") for $138.0 million, which is also recognized as a long-term prepaid asset included in Prepaid management fees to related parties in the Consolidated Balance Sheets. The prepaid asset will be amortized over 15 years, which represents the term of the related management contracts.
As of December 31, 2015 and 2014, the remaining prepaid balance related to management fees to related parties was $206.5 million and $219.1 million, respectively.
Debt Discounts or Premiums and Debt Issuance Costs
Debt discounts or premiums and debt issuance costs incurred in connection with the issuance of debt are capitalized and amortized to interest expense based on the related debt agreements primarily using the effective interest method. Unamortized discounts or premiums and debt issuance costs are written off and included in gain or loss calculations to the extent CGP LLC retires debt prior to its original maturity date. Unamortized debt discounts or premiums and debt issuance costs are netted against Long-term debt in CGP LLC's Consolidated Balance Sheets.

Derivative Instruments
Derivative instruments are recognized in the Combined and Consolidated Financial Statements at fair value. Any changes in fair value are recorded in the Combined and Consolidated Statements of Operations. The estimated fair value of CGP LLC's derivative instruments are based on market prices obtained from dealer quotes and in the case of contingently issuable non-voting membership units, the estimated fair value is based on a multiple of EBITDA in excess of a predetermined threshold and includes a maximum payout threshold. Such quotes represent the estimated amounts CGP LLC would receive or pay to terminate the contract. See Note 8 — Financial Instruments for additional discussion of derivative instruments.
Insurance Accruals
CGP LLC's properties are insured for workers' compensation, property, general liability and other insurance coverage through Caesars Entertainment and are charged premiums by Caesars Entertainment based on claims activity. CGP LLC is self-insured for employee health, dental, vision and other insurance and its insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of actuarial estimates of incurred but not reported claims. In estimating these reserves, historical loss experience and judgments about the expected levels of costs per claim are considered. These claims are accounted for based on actuarial estimates of the undiscounted claims, including those claims incurred but not reported. The use of actuarial methods to account for these liabilities provides a consistent and effective way to measure these judgmental accruals and is believed to be reasonable. CGP LLC regularly monitors the potential for changes in estimates, evaluates its insurance accruals, and adjusts its recorded provisions.
Revenue Recognition
Interactive Entertainment—Social and Mobile Games
CIE derives revenue from the sale of virtual goods within casino-themed social and mobile games which are played on various global social and mobile third-party platforms. CIE's largest application, Slotomania, represented 48.5%, 51.0% and 60.1% of CIE's social and mobile games revenue for the years ended December 31, 2015 and 2014 and period from October 22 through December 31, 2013, respectively.
    CIE's social and mobile games operate on a free-to-play model, whereby game players may collect virtual currency or other virtual consumable goods (collectively referred to as "virtual goods" or "virtual currency") free of charge through the passage of time or through targeted marketing promotions. Additionally, players have the ability to send free "gifts" of virtual goods to their friends through interactions with certain social platforms. If a game player wishes to obtain virtual goods above and beyond the level of free virtual goods available to that player, the player may purchase additional virtual goods. Once a purchase is completed, the virtual goods are deposited into the player's account and are not separately identifiable from previously purchased virtual goods or virtual goods obtained by the game player for free.
Once obtained, virtual currency (either free or purchased) cannot be redeemed for cash nor exchanged for anything other than game play. When virtual currency is played in the games, the game player could "win" and would be awarded additional virtual currency, or could "lose" and lose the future use of that virtual currency. As the game player does not receive any additional benefit from the games, nor is the game player entitled to any additional rights once the game player's virtual goods are substantially consumed, CIE has concluded that the virtual goods represent consumable goods.
CIE has determined through a review of customer play behavior that game players who purchase virtual currency generally are not purchasing additional virtual currency if their existing virtual goods balances have not been substantially consumed. As CIE is able to track the duration between purchases of virtual currency for individual game players, CIE is able to reliably estimate the period of time over which virtual currency is consumed. As such, CIE recognizes revenue using an item-based revenue model.
Because CIE is unable to distinguish between the consumption of purchased or free virtual currency, CIE must estimate the amount of outstanding purchased virtual currency at each reporting period based on customer behavior. Based upon an analysis of the customers' historical play behavior, the timing difference between when virtual currencies are purchased by a customer and when those virtual currencies are consumed in gameplay is relatively short. CIE records within Other current liabilities the deferred revenue associated with its social and mobile games, and also records within Prepayments and other current assets the prepaid platform fees associated with this deferred revenue.
As of December 31, 2015 and 2014, CIE had deferred revenue associated with its social and mobile games of $3.9 million and $3.0 million, respectively, recorded within Other current liabilities on CGP LLC's Combined and Consolidated Balance Sheets. CIE also recorded within Prepayments and other current assets the prepaid platform fees associated with this deferred revenue, aggregating $1.2 million and $0.9 million at December 31, 2015 and 2014, respectively.
CIE continues to gather detailed customer play behavior and assesses this data in relation to its revenue recognition policy. To the extent the customer play behavior changes, CIE reassesses its estimates and assumptions used for revenue recognition.

CIE's games are played on various social and mobile third-party platforms for which such third parties collect monies from CIE's customers and pay CIE an amount after deducting a platform fee. CIE is the primary obligor with its customers, and under most of these arrangements, retains the ability to establish the pricing for its virtual currencies and assumes all credit risk with its customers.
Based upon the above facts, CIE recognizes the majority of its revenues from its game-playing customers on a gross basis and related platform fees are recorded as a component of operating expense.
Taxes collected from customers on behalf of governmental authorities are accounted for on a net basis and are not included in net revenues or operating expenses.
WSOP and Online Real Money Gaming
The majority of the World Series of Poker and non-US regulated online real money licensed gaming revenue is derived from licensing the WSOP and Caesars trade names to third parties for the use in regulated online real money gaming and social and mobile games, the licensing of the WSOP trade name, and television rights and sponsorship for the WSOP live tournaments. With respect to the licensing agreements, CIE's revenues are typically based upon a percentage of revenue earned by its licensees and the fees received from Caesars Entertainment for the WSOP live tournament events.
CIE's license fee revenues generated from regulated online real money gaming are recognized as earned based on a contractually agreed upon percentage of the net gaming revenue. CIE believes that it is the agent in these transactions and therefore records the net licensing revenue derived from its licensees' net gaming revenue. Revenue related to the licensing of the WSOP trade name to third parties for the use in for social and mobile games is recognized based on an agreed percentage of the third parties' revenues through revenue sharing agreements.
Media and sponsorship revenues related to WSOP live tournaments are recorded as earned generally over the initial broadcasting period of the WSOP live tournaments.
Online real money gaming revenues are measured by the aggregate net difference between gaming wins and losses, with liabilities recognized for player deposits. Cash discounts and other cash incentives related to online real money gaming are recorded as a reduction to WSOP and online real money gaming revenues.
Casino Properties and Developments
Casino Revenues. Casino revenues are measured by the aggregate net difference between gaming wins and losses, with liabilities recognized for funds deposited by customers before gaming play occurs and for chips in the customers' possession. However, jackpots, other than the incremental amount of progressive jackpots, are recognized at the time they are won by customers. CGP LLC accrues the incremental amount of progressive jackpots as the progressive machine is played and the progressive jackpot amount increases, with a corresponding reduction of casino revenue.
Food, Beverage, Rooms, and Other. Food, beverage, accommodations, and other revenues are recognized when services are performed. Advance deposits on rooms and advance ticket sales are recorded as customer deposits until services are provided to the customer. Sales taxes and other taxes collected from customers on behalf of governmental authorities are accounted for on a net basis and are not included in net revenues or operating expenses. The retail value of accommodations, food and beverage, and other services furnished to casino guests without charge is included in gross revenue and then deducted as promotional allowances.
Platform Fees
Platform fees relate to Caesars Interactive and consist of fees paid to third-party social and mobile platform providers. 96.4% and 92.6% of platform fees incurred for the years ended December 31, 2015 and 2014, respectively, were paid to the top three platforms and 80.7% of platform fees incurred for the period from October 22 through December 31, 2013 were paid to the top two platforms. Other than the deferral of platform fees associated with deferred revenues, platform fees are expensed as incurred.
Research and Development
CIE incurs various direct costs in relation to the development of future social and mobile games applications and future online real money poker and gaming applications, along with costs to improve current social and mobile games. CIE evaluates research and development costs incurred to determine whether the costs relate to the development of software, and therefore are required to be capitalized, and have concluded that there are no capitalizable research and development costs related to the development of software for the periods presented herein.
All other research and development costs are expensed as incurred. Research and development costs were $72.6 million, $60.1 million and $7.8 million for the years ended December 31, 2015 and 2014 and the period from October 22 through December 31, 2013, respectively. Such amounts are included in Property, general, administrative and other within the Combined and Consolidated Statements of Operations.
Advertising
CGP LLC expenses the production costs of advertising the first time the advertising takes place. Advertising expense was $138.2 million, $116.4 million and $16.2 million for the years ended December 31, 2015 and 2014 and the period from October 22 through December 31, 2013, respectively. Advertising expense is included in Property, general, administrative and other within the Combined and Consolidated Statements of Operations.
Management Fees to Related Parties
CGP LLC records management fees to related parties for properties which receive management services from Harrah's New Orleans Management Company, The Quad Manager, LLC, Bally's Las Vegas Manager, LLC, Cromwell Manager, LLC, PHW Manager, LLC, and Caesars Baltimore Management Company LLC.
Prior to October 22, 2013, Planet Hollywood incurred charges for management fees by the property manager, PHW Manager, LLC, for services and recorded management fees to related parties. On October 21, 2013, CGP LLC purchased a 50% interest in the management fee revenues of PHW Manager, LLC. For the period ended October 22 through December 31, 2013, management fees charged to, and payable by, Planet Hollywood have been offset by the 50% interest received from PHW Manager, LLC. On May 5, 2014, CGP LLC contributed the equity interests of PHWLV, and the 50% interest in the management fee revenues of PHW Manager, LLC to CGPH. Management fees were not allocated to Harrah's New Orleans, The LINQ Hotel & Casino, Bally's Las Vegas or The Cromwell for the year ended December 31, 2013.
Upon acquiring Harrah's New Orleans, The LINQ Hotel & Casino, Bally's Las Vegas and The Cromwell in May 2014, CGPH purchased a 50% interest in the management fee revenues of the Property Manager for each of the acquired properties. Following the acquisition, the acquired properties are allocated these management fees which are offset by the 50% interest received from the respective Property Manager.
Management fees charged by Caesars Baltimore Management Company LLC, have commenced with the opening of Horseshoe Baltimore in August 2014. CGP LLC also holds a 50% interest in the management fee revenues of the property manager. Accordingly, management fees charged to Horseshoe Baltimore are offset by the 50% interest received from Caesars Baltimore Management Company.
Stock-based Compensation
Caesars Entertainment grants stock-based compensation awards in Caesars Entertainment common stock to certain employees that work for the management companies of CGP LLC's casino properties under the Caesars 2012 Performance Incentive Plan.
Caesars Interactive grants stock-based compensation awards in Caesars Interactive common stock to its employees and service providers in accordance with the Caesars Interactive Entertainment, Inc. Amended and Restated Management Equity Incentive Plan (the "Plan"), which is intended to promote the interests of Caesars Interactive and its shareholders by providing key employees, directors, service providers and consultants with an incentive to encourage their continued employment or service and improve the growth and profitability of Caesars Interactive. The Plan provides for the Plan to be administered by the Human Resources Committee of the Board of Directors of Caesars Acquisition Company (the "Committee"). As a matter of policy, the exercise price of all options granted under the Plan has been determined by the Committee to ensure that the exercise price of options granted under the Plan complies with the requirement that such exercise price is not less than the fair market value of the underlying shares at the respective grant dates.
Caesars Interactive has granted stock options and warrants, restricted shares, restricted stock units and management shares to its employees. These programs have been classified as either equity or liability-based instruments dependent on the terms and conditions of each of the awards. In February 2014, the Committee approved a liquidity plan, setting forth the terms and conditions upon which Caesars Interactive may elect to purchase, or cause to be purchased, CIE owned shares and/or shares underlying options, restricted stock units ("RSUs"), restricted stock or warrants (collectively, "deemed held shares") held by eligible individuals, from time to time, during the term of the plan, and providing the eligible individuals with a market for their CIE shares and/or deemed held shares (the "Liquidity Plan"). For accounting purposes, the provisions of the Liquidity Plan were deemed to modify the awards underlying the Plan. Effectively, CIE has determined to account for the subject stock options and warrants as if CIE has a conditional obligation to settle such options in cash at some future date pursuant to the Liquidity Plan. However, the Liquidity Plan is (i) fully at CIE's discretion, (ii) requires additional approval by the Human Resources Committee ("HRC") for all future purchases and (iii) makes no commitment that any specific employees will be permitted to participate in future shares or deemed share purchases, if any. As a result of this modification, all outstanding options and warrants granted under the Plan were modified to be accounted for as liability-classified awards at December 31, 2014. Equity-classified instruments were measured at their fair value at their date of grant and liability-classified instruments are re-measured at their fair value at each reporting date for accounting purposes. A description of the components of these programs is provided in Note 15 — Stock-based Compensation and Employee Benefit Plans.
Foreign Currency
CIE transacts business in various foreign currencies. The functional currency of CIE's foreign operations is the U.S. dollar. Foreign exchange transaction gains and losses are included within Property, general, administrative and other in the Combined and Consolidated Statements of Operations.
Income Taxes
CGP LLC records income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the expected future tax consequences of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carryforwards. CGP LLC reduces the carrying amounts of deferred tax assets by a valuation allowance if, based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed periodically based on the more likely than not realization threshold. This assessment considers, among other matters, the nature, frequency, and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, CGP LLC's experience with operating loss and tax credit carryforwards not expiring unused, and tax planning alternatives.
The effect on the income tax provision and deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
The provision for income taxes for CGP LLC for the years ended December 31, 2015 and 2014 and for the period from October 22 through December 31, 2013 represents the income taxes from its corporate subsidiary, CIE, which is taxed as a corporation for federal, state and foreign income tax purposes. CGP LLC's provision for income taxes also includes the allocated income taxes from the consolidated Caesars Entertainment provision for income taxes for the period up to the date of acquisition by CGP LLC for the properties acquired from CEOC in May 2014. No provision for income taxes is reported for such properties subsequent to their May 2014 acquisitions by CGP LLC. No provision for income taxes is reported for properties within the Casino Properties and Developments business unit of CGP LLC that were acquired in 2013 as such properties are taxed as a partnership for federal and state income tax purposes whereby any income or losses were allocated to the CGP LLC owners and taxed by each owner. The provision for income taxes for CGP LLC differs from the expected federal tax rate of 35% primarily due to CGP LLC being a pass-through entity for US federal and state income tax purposes and thus, not subject to taxation for federal, state and foreign income tax.
Note 2 — Recently Issued Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-09, Revenue from Contracts with Customers (Topic 606), which amends the FASB Accounting Standards Codification ("ASC") and creates a new Topic 606, Revenue from Contracts with Customers. This guidance provides that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Existing industry guidance, including revenue recognition guidance specific to the gaming industry, will be eliminated. In addition, interim and annual disclosures will be substantially revised. The amendments in this guidance are effective for public entities for annual reporting periods beginning after December 15, 2016, including interim periods within those reporting periods. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date. The amendments in ASU No. 2015-14 defer the effective date of ASU 2014-09 for all entities by one year. Public business entities should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. CGP LLC is currently assessing the impact the adoption of this standard will have on its disclosures and results of operations.
In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements - Going Concern (Subtopic 205-40), amending the existing requirements for disclosing information about an entity's ability to continue as a going concern. The new guidance will explicitly require management to assess an entity's ability to continue as a going concern and to provide related footnote disclosure in certain circumstances. The amendments in this guidance are effective for annual reporting periods ending after December 15, 2016, and interim periods thereafter. Early adoption is permitted. CGP LLC is currently assessing the impact the adoption of this standard will have on its disclosures.
In January 2015, the FASB issued ASU No. 2015-01, Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items, as part of its initiative to reduce complexity in accounting standards. This ASU eliminates from U.S. GAAP the concept of extraordinary items as described in Subtopic 225-20, Income Statement - Extraordinary and Unusual

Items. The amendments in this ASU are effective for annual reporting periods beginning after December 15, 2015, including interim periods within those reporting periods. The amendments may be applied prospectively or retrospectively to all prior periods presented in the financial statements. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. CGP LLC is currently assessing the impact the adoption of this standard will have on its disclosures.
In February 2015, the FASB issued ASU No. 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis. The amendments affect reporting entities that are required to evaluate whether they should consolidate certain legal entities. In addition to reducing the number of consolidation models from four to two, the new standard simplifies the accounting standard by placing more emphasis on risk of loss when determining a controlling financial interest. A reporting organization may no longer have to consolidate a legal entity in certain circumstances based solely on its fee arrangement, when certain criteria are met. Further, the ASU reduces the frequency of the application of related-party guidance when determining a controlling financial interest in a variable interest entity ("VIE") and changes consolidation conclusions for public and private companies in several industries that typically make use of limited partnerships or VIEs. The ASU will be effective for periods beginning after December 15, 2015 for public companies. Early adoption is permitted, including adoption in an interim period. CGP LLC is currently assessing the impact the adoption of this standard will have on its disclosures and results of operations.
In April 2015, the FASB issued ASU No. 2015-03, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. The amendments in this ASU require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this ASU. For public business entities, the amendments are effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. Early adoption of the amendments is permitted for financial statements that have not been previously issued. The amendments should be applied on a retrospective basis, wherein the balance sheet of each individual period presented should be adjusted to reflect the period-specific effects of applying the new guidance. CGP LLC early adopted ASU No. 2015-03 during the quarter ended June 30, 2015 and has retrospectively applied the amendments. CGP LLC reclassified $14.5 million of unamortized debt issuance costs from Deferred charges and other assets to a direct deduction from the carrying amount of the debt liability in Long-term debt in its Consolidated Balance Sheets as of December 31, 2014. See Note 7 — Debt. In August 2015, the FASB issued ASU No. 2015-15, Interest-Imputation of Interest (Subtopic 835-30): Presentation and Subsequent Measurement of Debt Issuance Costs Associated With Line-of-Credit Arrangements, which clarifies the SEC staff's position that it would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement. Deferred financing costs related to line-of-credit arrangements remain in Deferred charges and other in CGP LLC's Consolidated Balance Sheets.
In September 2015, the FASB issued ASU No. 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments, which eliminates the requirement that an acquirer retrospectively recognize measurement-period adjustments (which cannot exceed one year from the date of acquisition) made to provisional amounts recorded during the initial accounting for a business combination. Instead, an acquirer will recognize a measurement-period adjustment during the period in which the amount of the adjustment is determined. The entity must present separately on the face of the income statement or disclose in the notes the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. The ASU is effective for public business entities for fiscal years beginning after December 15, 2015, and interim periods within those years. Early adoption of the amendments is permitted for financial statements that have not yet been issued. The ASU is applied prospectively to adjustments to provisional amounts that occur after the effective date. CGP LLC is currently assessing the impact the adoption of this standard will have on its disclosures and results of operations.
In November 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, requiring deferred tax assets and liabilities, along with any related valuation allowance, to be classified as noncurrent in a classified statement of financial position. As a result, each jurisdiction will now only have one net noncurrent deferred tax asset or liability. The amendments in this guidance are effective for annual periods beginning after December 15, 2016, and interim periods within those years for public business entities and fiscal years beginning after December 15, 2017, and interim periods within fiscal years beginning after December 15, 2018 for entities other than public business entities. Early adoption is permitted as of the beginning of an interim or annual reporting period. The guidance may be applied either prospectively, for all deferred tax liabilities and assets, or retrospectively to all periods presented. CGP LLC has early adopted ASU No. 2015-17 during the quarter ended December 31, 2015 and has retrospectively applied the amendments. CGP LLC reclassified $4.9 million of deferred tax assets and $1.6 million of deferred tax liabilities from current liabilities to noncurrent in CGP LLC's Consolidated Balance Sheet as of December 31, 2014. See Note 10 — Income Taxes.
In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities, which primarily affects the accounting for equity investments that do not result in consolidation and are not accounted for under the equity method, presentation of changes in the fair value of financial liabilities measured under the fair value option, and the presentation and disclosure requirements for financial instruments. The ASU also clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity's other deferred tax assets. The ASU is effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those years. For all other entities, the amendments in ASU 2016-01 are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Entities can early adopt certain provision of ASU 2016-01. CGP LLC is currently assessing the impact the adoption of this standard will have on CGP LLC's disclosures and results of operations.
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires recognizing lease assets and lease liabilities on the balance sheet and disclosing key quantitative and qualitative information about leasing arrangements.  Generally, leases with terms of 12 months or less will not be required to be recognized on the balance sheet. The new standard requires the recognition and measurement of leases at the beginning of the earliest period presented using a modified retrospective approach. The modified retrospective approach includes a number of optional practical expedients that entities may elect to apply. For public business entities, the ASU will be effective for fiscal years beginning after December 15, 2018, and interim periods within those years. Early adoption is permitted. CGP LLC is currently assessing the impact the adoption of this standard will have on CGP LLC’s financial statements.
Note 3 — Development, Acquisition and Divestiture Activity
Interactive Entertainment
Acquisition of Pacific Interactive
On February 13, 2014, CIE acquired 100% of the voting and economic interest in Pacific Interactive UK Limited ("Pacific Interactive"), a company based in the United Kingdom. Aggregate consideration was $51.8 million, including CIE's preliminary estimate of $30.5 million in contingent consideration. Pacific Interactive is the operator of House of Fun Slots, which is among the leading social and mobile casino-themed games on Facebook, iOS, and Android platforms. Similar to CIE's legacy games, Pacific Interactive offers its games under a "free-to-play" model in which users can download and play the game for free, but are charged for additional game coins and other virtual consumable goods.
The February 2014 purchase price of Pacific Interactive was allocated based upon estimated fair values of the assets acquired and liabilities assumed, with the excess of estimated fair value over net tangible and intangible assets acquired recorded as goodwill. CIE estimated the fair value of the assets acquired and liabilities assumed based upon consideration of the cost, income and market approaches to fair value, as appropriate, and sought the assistance of an independent valuation firm.
As part of the business combination, CIE acquired intangible assets. The fair value methodology used to value the established user base and developed software followed a replacement cost method. As such, the fair value of the established user base was based on the cost to recreate those assets using the means of advertising typically employed by CIE to market its games to potential users. The fair value of the developed software was based on the cost to recreate the developed software using the research and development spend incurred as of the transaction date in relation to this software. The fair value of the developed game was based on a multi-period excess earnings method, which is an application of the discounted cash flow method and computes the present value of after-tax cash flows attributable to the associated future income stream.
CIE estimated appropriate rates of return for the various asset classes by considering the risk of each specific asset class relative to the overall risks of the business. The required rates of return are lowest for net working capital, higher for fixed assets and intangible assets and highest for goodwill.

•
The rate of return on net working capital assumes market participants would require a return on working capital similar to debt returns. CIE assumed that immaterial levels of net working capital are necessary to operate Pacific Interactive in light of the short cash collection cycle.

•	The rate of return on fixed assets was estimated to be 7.0%, which assumes that these assets would be financed primarily by debt financing.

•	CIE estimated discount rates on intangible assets to be 24.0% based on the relative risk profiles of these assets as compared to that of the overall business.

•	Goodwill was computed on a residual basis. The implied rate of return on goodwill was 30.0%, which accounts for the additional risk inherent in the asset's unidentifiable nature.
Intangible assets acquired consisted of developed games, valued at $39.0 million with an estimated useful life of 5 years, an established user base valued at $9.3 million with an estimated life of 2.5 years, and developed software valued at $1.6 million with a life of 5 years. The goodwill is attributed to the workforce of Pacific Interactive and the significant synergies expected subsequent to the acquisition. Based on management's estimates, CIE recorded the purchase price allocation in the first quarter of 2014 as follows:

(In millions)	Purchase Price Allocation in First Quarter of 2014
Total current assets	$6.3
Non-current assets	0.1
Goodwill	7.9
Intangible assets other than goodwill	49.9
64.2
Total liabilities	(12.4)
Contingent consideration	(30.5)
Net assets acquired	$21.3
From February 13, 2014 (the acquisition date) through December 31, 2014, Pacific Interactive generated $80.3 million of net revenues and had a net loss of $23.2 million. Prior to the acquisition, Pacific Interactive maintained its books and records in accordance with United Kingdom statutory requirements, which do not require certain significant estimates that would be required under US GAAP. The preparation of pro-forma information requires significant estimates and assumptions around the measurement of revenue under US GAAP that would be impossible to determine on an objective basis. As such, the presentation of pro-forma information for this acquisition is impracticable.
Loss from Discontinued Operations, Net of Income Tax
In June 2014, CIE concluded that effective August 2014, it would suspend operations of CIE RMG BEL, LLC, an indirectly wholly owned subsidiary in Minsk, Belarus. As a result, CIE recorded an impairment of $15.5 million in the second quarter of 2014. In the third quarter of 2014, CIE settled its accrued contingent consideration liability for $4.5 million and recognized a gain of $1.4 million on the final disposition of the entity. CGP LLC has presented the operations of CIE RMG BEL, LLC as discontinued operations in CGP LLC's Combined and Consolidated Statements of Operations.
Casino Properties and Development
Baltimore, Maryland Development
In October 2012, Caesars Entertainment entered into definitive agreements with investors associated with Rock Gaming Mothership LLC, CVPR Gaming Holdings, LLC, STRON-MD Limited Partnership, and PRT Two, LLC, to form a joint venture to build and own the Horseshoe Baltimore casino. Pursuant to such definitive agreements, Caesars Entertainment committed to contribute a maximum of $78.0 million in capital to the joint venture, $17.7 million of which had previously been contributed for the purpose of developing and constructing the casino.
In October 2012, CBAC Gaming, LLC, ("CBAC") an indirectly-held subsidiary of CGP LLC entered into a lease agreement with the City of Baltimore, Maryland to lease vacant real property for the gaming facility in Baltimore, Maryland. In connection with the execution of the lease, CBAC also entered into a Land Disposition Agreement (the "LDA") with the City of Baltimore to acquire real property for the purpose of demolishing existing improvements and, thereafter, developing and operating a parking garage immediately adjacent to the casino entertainment facility. The total purchase price for this real property is approximately $5.9 million.
Pursuant to the Maryland Joint Venture definitive agreements, capital calls were made to all members in April 2013 and June 2013 for an aggregate amount of $73.3 million to fund the ongoing development activities and capitalization requirements for financing of the joint venture. In accordance with CGP LLC's ownership interests in the Maryland Joint Venture, its portion of the capital contribution amounted to an aggregate total of approximately $38.0 million, which was paid by Caesars Entertainment and was recorded as a capital contribution within Additional paid-in capital on the Combined and Consolidated Statements of Stockholders' Equity.
In February 2014, CGP LLC's joint venture with Rock Gaming LLC, who is the majority member of CR Baltimore Holdings, sold a portion of its interest in CBAC Gaming LLC to an existing joint venture partner of CBAC Gaming, Caves Valley Partners ("CVP"). CGP LLC received proceeds of $12.8 million from the sale. In accordance with the transaction agreement, dated as of October 21, 2013, among Caesars Acquisition Company, Caesars Growth Partners, LLC, Caesars Entertainment Corporation, HIE Holdings, Inc., Harrah's BC, Inc., PHW Las Vegas, LLC, PHW Manager, LLC, Caesars Baltimore Acquisition Company, LLC and Caesars Baltimore Management Company, LLC, at or promptly following the closing of the sale of CGP LLC's interest in CBAC Gaming, CGP LLC was obligated to pay CEC the $12.8 million proceeds received. During 2015, CGP LLC paid CEC the $12.8 million proceeds received. Following the closing of the sale, CGP LLC maintained its 58.5% ownership of CRBH, while CRBH reduced its ownership of CBAC Gaming to approximately 69.9%, resulting in a decline of CGP LLC's indirect ownership in CBAC Gaming to approximately 40.9%.

As of both December 31, 2015 and 2014, STRON-MD Limited Partnership holds 4.8% of the Horseshoe Baltimore joint venture. Their non-controlling interest contains an embedded put feature that may cause us, at any time, to purchase all of STRON-MD Limited Partnership's interest in Horseshoe Baltimore either at cost prior to the commencement of the planned casino's operations, or at fair market value after the commencement of operations. For accounting purposes, their ownership interest is presented as redeemable non-controlling interest presented outside of permanent equity on the Consolidated Balance Sheets (see Note 9 — Equity and Non-controlling Interests for the changes in the carrying amount of redeemable non-controlling interest).
Note 4 — Land, Property and Equipment, net
Land, property and equipment, net consists of the following:

	December 31,
(In millions)	2015	2014
Land and land improvements	$1,081.3	$1,087.7
Building and improvements	1,361.9	1,263.9
Furniture, fixtures and equipment	662.5	478.9
Construction in progress	5.7	129.6
	3,111.4	2,960.1
Less: accumulated depreciation	(535.0)	(391.9)
Land, property and equipment, net	$2,576.4	$2,568.2
Depreciation expense for property and equipment is reflected in Depreciation and amortization in the Combined and Consolidated Statements of Operations. For the years ended December 31, 2015 and 2014 and the period from October 22 through December 31, 2013, aggregate depreciation expense was $136.3 million, $101.5 million and $13.7 million, respectively.
Amortization expense related to other items included within Depreciation and amortization in the Combined and Consolidated Statements of Operations totaled $2.6 million, $2.2 million and $0.2 million for the years ended December 31, 2015 and 2014 and the period from October 22 through December 31, 2013, respectively.
CGP LLC capitalized interest of $6.5 million, $22.7 million and $3.5 million for the years ended December 31, 2015 and 2014 and the period from October 22 through December 31, 2013, respectively, primarily associated with The Cromwell, The LINQ Hotel & Casino and Horseshoe Baltimore development and construction projects.
During the years ended December 31, 2015 and 2014 and the period from October 22 through December 31, 2013, capital expenditures net of related payables were $174.5 million, $568.3 million and $42.6 million, respectively, primarily related to construction at The LINQ Hotel & Casino, Horseshoe Baltimore and The Cromwell. Capital expenditures net of related payables for The LINQ Hotel & Casino were $112.0 million and $111.8 million, respectively, for the years ended December 31, 2015 and 2014. Capital expenditures net of related payables for Horseshoe Baltimore was $258.6 million for the year ended December 31, 2014. Capital expenditures net of related payables for The Cromwell was $139.0 million for the year ended December 31, 2014. The renovation of The LINQ Hotel & Casino was substantially completed and available to guests in early May 2015. Horseshoe Baltimore opened in August 2014. The Cromwell's gaming floor opened in April 2014 and its 188 hotel rooms became available to guests starting in May 2014.
An immaterial amount of impairment of property and equipment was recognized by CGP LLC for the periods presented in the accompanying Combined and Consolidated Statements of Operations.
Note 5 — Goodwill and Other Intangible Assets
The changes in the carrying amount of goodwill were as follows:

(In millions)	As of January 1, 2014	Acquisitions	Impairment	Reclassification	As of December 31, 2014
Gross goodwill	$1,242.6	$13.6	$—	$(0.3)	$1,255.9
Accumulated impairment	(793.4)	—	(162.8)	—	(956.2)
Total	$449.2	$13.6	$(162.8)	$(0.3)	$299.7

(In millions)	As of December 31, 2014	Acquisitions	As of December 31, 2015
Gross goodwill	$1,255.9	$2.8	$1,258.7
Accumulated impairment	(956.2)	—	(956.2)
Total	$299.7	$2.8	$302.5
No impairment charges were recognized during the year ended December 31, 2015 and during the period from October 22 through December 31, 2013. During 2014, a decline in performance and downward adjustments to expectations of future performance at Bally's Las Vegas resulted in an impairment charge of $147.5 million. Additionally, CGP LLC recognized an impairment of $15.3 million in goodwill for the year ended December 31, 2014 recognized in Loss from discontinued operations on its Combined and Consolidated Statements of Operations, see Note 3 — Development, Acquisition and Divestiture Activity, Loss from Discontinued Operations, Net of Income Tax.
Gross Carrying Value and Accumulated Amortization of Intangible Assets Other Than Goodwill
The following table provides the gross carrying amount and accumulated amortization for each major class of intangible asset other than goodwill:

	December 31, 2015				December 31, 2014
(Dollars in millions)	Weighted Average Remaining Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizing intangible assets
Developed technology	2.7	$86.1	$(48.9)	$37.2	$85.8	$(31.6)	$54.2
Customer relationships / user base	6.5	235.4	(162.8)	72.6	235.4	(144.7)	90.7
Gaming rights	8.5	45.8	(21.8)	24.0	45.8	(19.0)	26.8
Other intangible assets	6.8	8.6	(2.9)	5.7	8.6	(2.1)	6.5
		$375.9	$(236.4)	139.5	$375.6	$(197.4)	178.2
Non-amortizing intangible assets
Trade name				98.7			98.7
Baltimore gaming license				22.5			22.5
				121.2			121.2
Intangible assets other than goodwill, net				$260.7			$299.4
The aggregate amortization expense for those intangible assets that are amortized is reflected in Depreciation and amortization in the Combined and Consolidated Statements of Operations. For the years ended December 31, 2015 and 2014 and for the period from October 22 through December 31, 2013, there was $39.0 million, $39.3 million and $7.2 million of amortization expense, respectively. Estimated annual amortization expense for the years ending December 31, 2016, 2017, 2018, 2019, 2020 and thereafter is $31.8 million, $29.5 million, $25.7 million, $15.8 million, $15.8 million and $20.9 million, respectively.
No impairment charges for amortizing intangible assets were recorded for the years ended December 31, 2015 and 2014 and for the period from October 22 through December 31, 2013.

Note 6 — Accrued Expenses
Accrued expenses consisted of the following:

	December 31,
(In millions)	2015	2014
Contingent consideration (1)	$—	$66.0
Payroll and other compensation	49.2	45.1
Deferred revenue, deposits and customer funds liability, including advance hotel deposits	46.7	32.3
Accrued non-income taxes	15.8	20.9
Chip and token liability	7.4	9.6
Share-based payment obligations	5.0	15.0
Progressive liability	4.6	3.9
Insurance claims and reserves	3.8	3.9
Other accruals	45.7	41.2
Total Accrued expenses	$178.2	$237.9
_________________________

(1)	Contingent consideration related to acquisitions (See Note 3 — Development, Acquisition and Divestiture Activity and Note 11 —Fair Value Measurements).
Note 7 — Debt
The following table presents CGP LLC's outstanding third-party debt as of December 31, 2015 and 2014.

	Final Maturity	Interest Rates at December 31, 2015	Face Value at December 31, 2015	Book Value at December 31,
(Dollars in millions)				2015	2014
Secured debt
Caesars Growth Properties Holdings Revolving Credit Facility (1)	2019	variable	$45.0	$45.0	$—
Caesars Growth Properties Holdings Term Loan	2021	6.25%	1,157.4	1,125.7	1,132.5
Caesars Growth Properties Holdings Notes	2022	9.375%	675.0	660.3	658.7
Horseshoe Baltimore Credit and FF&E Facilities	2019 - 2020	8.25% - 8.75%	327.3	315.0	315.6
Cromwell Credit Facility	2019	11.00%	174.6	169.2	178.0
Capital lease obligations	2016 - 2017	various	1.2	1.2	3.9
Other financing obligations	2018	8.00%	4.7	3.8	3.6
Unsecured debt
Special Improvement District Bonds	2037	5.30%	14.1	14.1	14.5
Other financing obligations	2016	various	3.0	3.0	4.5
Total debt			2,402.3	2,337.3	2,311.3
Current portion of total debt			(69.7)	(69.7)	(19.6)
Long-term debt			$2,332.6	$2,267.6	$2,291.7
______________________________________________
(1) Variable interest rate calculated as LIBOR plus 5.25%
As of December 31, 2015, the face value of CGP LLC's annual maturities of outstanding third-party debt were as follows:

(In millions) Year	Annual Maturity of Outstanding Third-Party Debt
2016	$69.7
2017	20.7
2018	25.3
2019	200.7
2020	300.3
Thereafter	1,785.6
Total outstanding third-party debt	$2,402.3

CGP LLC has early adopted ASU No. 2015-03, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs, during the quarter ended June 30, 2015 and reclassified $14.5 million of unamortized debt issuance costs from Deferred charges and other assets to a direct deduction from the carrying amount of the debt liability in Long-term debt in CGP LLC’s Consolidated Balance Sheets as of December 31, 2014. See Note 2 — Recently Issued Accounting Pronouncements.
Caesars Growth Properties Holdings Term Facility
The purchase price of the acquisition of The Cromwell, The LINQ Hotel & Casino, Bally’s Las Vegas, 50% of the ongoing management fees and any termination fees payable for each of these properties, and certain intellectual property that is specific to each of these properties was funded by CGPH with cash contributed by CGP LLC and the proceeds of $700.0 million of term loans (the "First Closing Term Loan"). CGPH closed on the First Closing Term Loan on May 5, 2014. CGPH repaid in full the First Closing Term Loan in connection with the Second Closing as discussed in Escrow Release below.
Caesars Growth Properties Holdings Senior Secured Credit Facility
On May 8, 2014, CGPH closed on the $1.175 billion term loan pursuant to a First Lien Credit Agreement among Caesars Growth Properties Parent, LLC ("Parent"), the Borrower, the lenders party thereto, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent (the "Administrative Agent"), and Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., UBS Securities LLC, J.P Morgan Securities LLC, Morgan Stanley & Co. LLC, Macquarie Capital (USA) Inc. and Nomura Securities International, Inc., as Co-Lead Arrangers and Bookrunners (the "Credit Agreement"). CGPH used $476.9 million of the net proceeds from the CGPH Term Loan to repay all amounts outstanding under the Planet Hollywood Loan Agreement (as defined below) and recognized $23.8 million loss on early extinguishment of debt. The proceeds were also used to fund the Acquired Properties Transaction and the Harrah's Transaction (collectively, the "Asset Purchase Transactions"). The Harrah's Transaction refers to CGPH's May 20, 2014 acquisition through one or more subsidiaries of (i) Harrah’s New Orleans, (ii) 50% of the ongoing management fees and any termination fees payable under the Louisiana property management agreement entered between a Property Manager and the owners of Harrah's New Orleans and (iii) certain intellectual property that is specific to Harrah's New Orleans.
The Credit Agreement also provides for a $150.0 million revolving credit agreement (the "Revolving Credit Facility"), which was undrawn at the closing of the CGPH Term Loan. As of December 31, 2015, $45.0 million of borrowings were outstanding under the Revolving Credit Facility and $0.1 million was committed to outstanding letters of credit. Borrowings under the Revolving Credit Facility are each subject to separate note agreements executed based on the provisions of the Credit Agreement, and each note has a contractual maturity of less than one year. The Revolving Credit Facility has a contractual maturity of greater than one year and CGPH has the ability to repay the outstanding principal balances beyond the next 12 months. Amounts borrowed under the Revolving Credit Facility are intended to satisfy short-term liquidity needs and are classified in Current portion of long-term debt in the Consolidated Balance Sheets. On January 21, 2016, CGPH drew an additional $15.0 million of borrowings on its $150.0 million Revolving Credit Facility.
Pursuant to an escrow agreement, dated as of May 8, 2014, among US Bank National Association, as escrow agent and securities intermediary, the Administrative Agent and the Borrower, the Borrower deposited the gross proceeds of the CGPH Term Loan, together with additional amounts necessary to repay the First Closing Term Loan, if applicable, into a segregated escrow account until the escrow conditions were satisfied on May 20, 2014.
Borrowings under the CGPH Term Loan bear interest at a rate equal to, at the Borrower’s option, either (a) the London Inter-Bank Offered Rate ("LIBOR") determined by reference to the costs of funds for Eurodollar deposits for the interest period relevant to such borrowing, adjusted for certain additional costs, subject to a floor of 1.00% in the case of term loans or (b) a base rate determined by reference to the highest of (i) the federal funds rate plus 0.50%, (ii) the prime rate as determined by the Administrative Agent under the Credit Agreement and (iii) the one-month adjusted LIBOR rate plus 1.00%, in each case plus an applicable margin. Such applicable margin shall be 5.25% per annum for LIBOR Loans and 4.25% per annum for base rate loans, subject to step downs with respect to the revolving loans based on CGPH’s senior secured leverage ratio. In addition, on a quarterly basis, CGPH is required to pay each lender under the Revolving Credit Facility a commitment fee in respect of any unused commitments under the Revolving Credit Facility, which is subject to a leverage based pricing grid. CGPH is also required to pay customary agency fees as well as letter of credit participation fees computed at a rate per annum equal to the applicable margin for LIBOR borrowings on the dollar equivalent of the daily stated amount of outstanding letters of credit, plus such letter of credit issuer’s customary documentary and processing fees and charges and a fronting fee in an amount equal to 0.125% of the daily stated amount of such letter of credit.
As of December 31, 2015 and 2014, the book value of the CGPH Term Loan was presented net of the unamortized discount of $27.0 million and $31.2 million, respectively, and net of unamortized debt issuance costs of $4.7 million and $5.4 million, respectively. The effective interest rate was 6.86% as of both December 31, 2015 and 2014.

The CGPH Term Loan is guaranteed by the Parent and the material, domestic wholly-owned subsidiaries of CGPH (subject to exceptions), and is secured by a pledge of the equity interest of CGPH directly held by the Parent and substantially all of the existing and future property and assets of CGPH and the subsidiary guarantors (subject to exceptions).
The CGPH Term Loan includes negative covenants, subject to certain exceptions, restricting or limiting CGPH's ability and the ability of its restricted subsidiaries to, among other things: (i) incur additional debt or issue certain preferred shares; (ii) pay dividends on or make distributions in respect of their capital stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) create liens on certain assets to secure debt; (vi) consolidate, merge, sell, or otherwise dispose of all or substantially all of their assets; (vii) enter into certain transactions with their affiliates and (viii) designate their subsidiaries as unrestricted subsidiaries. The CGPH Term Loan also contains customary affirmative covenants and customary events of default, subject to customary or agreed-upon exceptions, baskets and thresholds (including equity cure provisions).
The CGPH Term Loan requires that CGPH maintains a senior secured leverage ratio ("SSLR") of no more than 6.00 to 1.00, which is the ratio of first lien senior secured net debt to earnings before interest, taxes, depreciation and amortization, adjusted as defined ("CGPH Adjusted EBITDA"). As of December 31, 2015, CGPH's SSLR was 3.11 to 1.00.
As of December 31, 2015 and 2014, the assets of Harrah’s New Orleans, Bally’s Las Vegas, Planet Hollywood and The LINQ Hotel & Casino were pledged as collateral for the CGPH Term Loan.
Caesars Growth Properties Holdings Notes
Issuers issued $675.0 million aggregate principal amount of 9.375% second-priority senior secured notes due 2022 pursuant to an indenture dated as of April 17, 2014, among the Issuers and US Bank National Association, as trustee. The Issuers deposited the gross proceeds of the offering of the notes, together with additional amounts necessary to redeem the notes, if applicable, into a segregated escrow account until the escrow conditions were satisfied on May 20, 2014.
As of December 31, 2015 and 2014, the book value of the 2022 Notes (as defined below) was presented net of the unamortized discount of $12.9 million and $14.3 million, respectively, and net of unamortized debt issuance costs of $1.8 million and $2.0 million, respectively. The effective interest rate was 9.84% as of both December 31, 2015 and 2014.
The 2022 Notes are secured by substantially all of the existing and future property and assets of CGPH and the subsidiary guarantors (subject to exceptions).
The 2022 Notes include negative covenants, subject to certain exceptions, restricting or limiting CGPH's ability and the ability of its restricted subsidiaries to, among other things: (i) incur additional debt or issue certain preferred shares; (ii) pay dividends on or make distributions in respect of their capital stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) create liens on certain assets to secure debt; (vi) consolidate, merge, sell, or otherwise dispose of all or substantially all of their assets; (vii) enter into certain transactions with their affiliates and (viii) designate their subsidiaries as unrestricted subsidiaries. The 2022 Notes also contain customary affirmative covenants and customary events of default, subject to customary or agreed-upon exceptions, baskets and thresholds (including equity cure provisions).
As of December 31, 2015 and 2014, the assets of Harrah’s New Orleans, Bally’s Las Vegas, Planet Hollywood and The LINQ Hotel & Casino were pledged as collateral for the 2022 Notes.
Registration Rights Agreement. In connection with the issuance of the 2022 Notes, the Issuers were subject to a registration rights agreement that required CGPH to use its commercially reasonable efforts to prepare, to cause to be filed with the Securities and Exchange Commission, and to become effective on or prior to April 17, 2015, a registration statement with respect to the 2022 Notes, which were originally issued pursuant to Rule 144A of the Securities Act of 1933, as amended (the "Initial 2022 Notes"). Accordingly, CGPH filed a registration statement on Form S-4 (the "Registration Statement") on March 30, 2015 and Amendments to such Registration Statement on May 18, 2015 and May 29, 2015. The Registration Statement was declared effective on June 26, 2015 (the "Effective Date").
Since the Effective Date was not on or prior to April 17, 2015, CGPH incurred additional interest on the 2022 Notes of 0.25% annually beginning April 18, 2015, which increased to 0.50% annually from July 18, 2015 until the consummation of the exchange offer on July 28, 2015. Upon the consummation of the exchange offer, the Initial 2022 Notes that were exchanged were replaced with new notes (the "Exchange Notes" and, together with the Initial 2022 Notes, the "2022 Notes"), whose terms are substantially identical to that of the Initial 2022 Notes, except that the Exchange Notes have no transfer restrictions or registration rights. The 2022 Notes are co-issued by the Issuers, as well as jointly and severally, irrevocably and unconditionally guaranteed by CGPH and each of its wholly-owned, domestic, restricted subsidiaries on a senior secured basis (other than Finance). In addition, CGPH is a holding company that owns no operating assets and has no significant operations independent of its subsidiaries.

Escrow Release
In connection with the Second Closing, CGPH repaid in full the $700.0 million First Closing Term Loan and the $476.9 million senior secured term loan of PHWLV. The purchase price of the Second Closing and the repayment of the debt noted in the prior sentence were funded by the Borrower with the proceeds of the 2022 Notes and CGPH Term Loan of the Borrower, which were previously held in escrow.
The Issuers were, prior to the release of such proceeds from escrow, not in compliance with the covenant in the indenture governing the 2022 Notes stating that they will not own, hold or otherwise have any interest in any assets other than the escrow account and cash or cash equivalents prior to the expiration of the Escrow Period (as defined in the indenture governing the 2022 Notes). Upon the release of the proceeds of the 2022 Notes from escrow, the Issuers cured such default.
Intercreditor Agreement and Collateral Agreements
On May 20, 2014, intercreditor and collateral agreements were entered into which establish the subordination of the liens securing the 2022 Notes to the liens securing first priority lien obligations and secures the payment and performance when due of all of the obligations under the 2022 Notes and the $1.325 billion senior secured credit facilities (the "Senior Secured Credit Facilities"), which consist of the CGPH Term Loan and the Revolving Credit Facility, the related guarantees and the security documents. Subject to the terms of the security documents, CGPH (the "Borrower") (or issuers, as applicable) and the subsidiary guarantors have the right to remain in possession and retain exclusive control of the collateral securing the 2022 Notes and the Senior Secured Credit Facilities (other than certain assets and obligations), to freely operate the collateral and to collect, invest and dispose of any income therefrom.
Planet Hollywood Amended and Restated Loan Agreement
In connection with the 2010 acquisition of Planet Hollywood and the related assumption of debt, Planet Hollywood entered into the Amended and Restated Loan Agreement (the "Planet Hollywood Loan Agreement") with Wells Fargo Bank, N.A., as trustee for The Credit Suisse First Boston Mortgage Securities Corp. Commercial Mortgage Pass-Through Certificates, Series 2007- TFL2. On October 26, 2011, Planet Hollywood exercised its option to extend the Planet Hollywood senior secured loan to 2013. On December 5, 2013 the loan maturity was again extended to April 2015. This loan was secured by the assets of PHWLV, LLC.
In May 2014, the $476.9 million senior secured term loan of PHWLV was paid in full. CGP LLC recognized a $23.8 million loss on extinguishment of the Planet Hollywood senior secured loan.
Horseshoe Baltimore Credit and FF&E Facilities
CBAC, a joint venture among Caesars Baltimore Investment Company, LLC, Rock Gaming Mothership LLC, CVPR Gaming Holdings, LLC, STRON-MD Limited Partnership and PRT Two, LLC, entered into the Baltimore Credit Facility in July 2013 in order to finance the acquisition of land in Baltimore, Maryland and the construction of the Horseshoe Baltimore and a parking garage (collectively, the "Baltimore Development"). The Baltimore Credit Facility provides for (i) a $300.0 million senior secured term facility with a seven-year maturity, which is comprised of a $225.0 million facility that was funded on July 2, 2013 upon the closing of the Baltimore Credit Facility, a $37.5 million delayed draw facility available from the closing of the Baltimore Credit Facility that was fully drawn in June 2014 and a $37.5 million delayed draw facility that was drawn by $10.0 million in September 2014, $17.0 million in October 2014 and $10.5 million in November 2014 and (ii) a $10.0 million senior secured revolving facility with a five-year maturity that remained undrawn at December 31, 2015. The Baltimore Credit Facility is secured by substantially all material assets of CBAC and its wholly-owned domestic subsidiaries.
For the Baltimore Credit Facility, borrowings bear interest at a rate equal to the then current adjusted LIBOR or at a rate equal to the alternate base rate, in each case, plus an applicable margin of 7.00%. The adjusted LIBOR is equal to the greater of (i) 1.25% and (ii) the LIBOR in effect for such interest period. In addition, on a quarterly basis, CBAC is required to pay each lender (i) a 0.50% commitment fee in respect any unused commitments under the revolving credit facility, (ii) a 0.125% fronting fee in respect of the aggregate face amount outstanding letters of credit under the revolving credit facility and (iii) a 2.25% commitment fee in respect of unfunded commitments under the delayed draw facility until termination of such commitments.
As of December 31, 2015 and 2014, the book value of the Baltimore Credit Facility was presented net of the unamortized discount of $7.9 million and $9.2 million net of unamortized debt issuance costs of $4.4 million and $5.2 million, respectively. The effective interest rate was 9.77% as of both December 31, 2015 and 2014.
In connection with the foregoing, Caesars Baltimore Investment Company, LLC and the other joint venture partners each provide, on a several and not joint basis, a completion guarantee with respect to the Baltimore Development, which guarantees completion of the construction of the Baltimore Development, availability of contemplated working capital and the discharge, bonding or insuring over of certain liens in connection with the Baltimore Development. The maximum liability of Caesars Baltimore Investment Company, LLC under its completion guarantee at December 31, 2014 representing fair value was approximately $9.1 million and was recorded as Payables to related parties and Restricted cash on the Consolidated Balance

Sheet of CGP LLC. During the year ended December 31, 2015, the restrictions on cash set aside for this guarantee were released and the balance of $9.1 million was paid to CEOC.
As of December 31, 2015 and 2014, the assets of Horseshoe Baltimore were pledged as collateral for the Baltimore Credit Facility.
The Baltimore Credit Facility contains customary affirmative covenants, subject to certain exceptions, requiring CBAC to, among other things, deliver annual and quarterly financial statements (following the commencement of operations of the Baltimore Development), annual budgets, construction progress reports and other notices, maintain its properties, maintain its books and records, maintain insurance, use commercially reasonable efforts to maintain a public rating for the term loans and comply with laws and material contracts.
The Baltimore Credit Facility contains customary negative covenants, subject to certain exceptions, restricting or limiting the ability of CBAC to, among other things, dispose of its assets and change its business or ownership, consummate mergers or acquisitions, make dividends, stock repurchases and optional redemptions of subordinated debt, incur debt and issue preferred stock, make loans and investments, create liens on its assets and enter into transactions with affiliates. In addition, the Baltimore Credit Facility includes a covenant prohibiting the senior secured leverage ratio from exceeding 7.5 to 1.0 for the first four quarters, 6.0 to 1.0 for the next four quarters and 4.75 to 1.0 for the remainder of the agreement beginning two quarters after the commencement of operations of the Baltimore Development. Commencement of operations is defined to occur when certain conditions as defined in the credit agreement are met, which occurred during the quarter ended June 30, 2015.
Concurrently with the closing of the Baltimore Credit Facility, CBAC entered into an equipment financing term loan facility for up to $30.0 million (the "Baltimore FF&E Facility"). Under the Baltimore FF&E Facility, CBAC may use funds from the facility to finance or reimburse the purchase price and certain related costs of furniture, furnishings and equipment to be used in the Baltimore Development. Proceeds of the Baltimore FF&E Facility will also be available to refinance the purchase price of FF&E purchased with other amounts available to CBAC. The Baltimore FF&E Facility will mature in 2019. CBAC drew down $20.0 million from this facility in November 2014 and the remaining $10.0 million in December 2014.
For the Baltimore FF&E Facility, the loan bears interest at a floating rate per annum equal to the adjusted LIBOR plus 7.5%. The adjusted LIBOR will be determined by the Administrative Agent and will equal to the greater of (i) the LIBOR in effect for such interest period multiplied by statutory reserves and (ii) 1.25%.
The Baltimore FF&E Facility has covenants and events of default substantially consistent with the Baltimore Credit Facility, and other restrictive covenants customary for FF&E facilities of this type.
Management believes that CGP LLC is in compliance with the Baltimore Credit Facility and Baltimore FF&E Facility covenants as of December 31, 2015.
Cromwell Credit Facility
In November 2012, Corner Investment Propco, LLC ("PropCo"), a wholly-owned subsidiary of The Cromwell, entered into a $185.0 million, seven-year senior secured credit facility bearing interest at LIBOR plus 9.75% with a LIBOR floor of 1.25% (the "Cromwell Credit Facility") to fund the renovation of the former Bill's Gamblin' Hall and Saloon into a boutique lifestyle hotel, rebranded as The Cromwell. The renovation included a complete remodeling of the guest rooms, casino floor and common areas, the addition of a second floor restaurant, and the construction of an approximately 65,000 square foot rooftop pool and dayclub/nightclub. The Cromwell owns the property and the dayclub/nightclub is leased to a third party. The proceeds of the Cromwell Credit Facility were funded during the fourth quarter of 2012 and are included as Restricted cash on the Consolidated Balance Sheets until drawn to pay for costs incurred in the renovation. The Cromwell’s gaming floor opened on April 21, 2014 and its 188 hotel rooms became available to guests starting on May 21, 2014.
As of December 31, 2015 and 2014, the book value of the Cromwell Credit Facility was presented net of the unamortized discount of $3.8 million and $4.6 million, respectively, and net of unamortized debt issuance costs of $1.6 million and $1.9 million, respectively. The effective interest rate was 11.92% and 11.90% as of December 31, 2015 and 2014, respectively.
The Cromwell Credit Facility also contains certain affirmative and negative covenants and requires PropCo to maintain, for the quarters ended December 31, 2014 and March 31, 2015, at least $7.5 million in consolidated EBITDA from PropCo, including the third-party leased dayclub/nightclub operations (the "Consolidated PropCo EBITDA"). Beginning in the second quarter of 2015 and continuing through the first quarter of 2016, the Cromwell Credit Facility requires PropCo to maintain a SSLR of no more than 5.25 to 1.00, which is the ratio of PropCo's first lien senior secured net debt to Consolidated PropCo EBITDA. The SSLR from the second quarter of 2016 through the first quarter of 2017 may not exceed 5.00 to 1.00. The SSLR beginning in the second quarter of 2017 and for each fiscal quarter thereafter may not exceed 4.75 to 1.00. As of December 31, 2015, PropCo's SSLR was 4.73 to 1.00.

During the quarters ended December 31, 2014 and March 31, 2015, PropCo failed to meet the covenant of achieving Consolidated PropCo EBITDA of at least $7.5 million. The Cromwell Credit Facility allows CGP LLC to cure this covenant by making a cash cure payment. Such payments were made on March 31, 2015 during the permitted cure period for the quarter ended December 31, 2014 and on May 22, 2015 during the permitted cure period for the quarter ended March 31, 2015. The Cromwell Credit Facility allows this right to cure provided that (i) in each eight-fiscal-quarter period there shall be no more than five fiscal quarters in which the cure right is exercised and (ii) the cure right may not be exercised in any fiscal quarter that immediately follows two consecutive fiscal quarters in which it was exercised.
As of December 31, 2015 and 2014, the assets of The Cromwell were pledged as collateral for the Cromwell Credit Facility.
The Cromwell and Harrah's New Orleans Promissory Notes
In November 2013, The Cromwell entered into a $15.5 million unsecured promissory note, payable to Caesars Entertainment and bearing interest at 11%. Interest was to be accrued semi-annually in June and December. There were no financial covenants required under the note.
In December 2002, Harrah's New Orleans entered into a $123.7 million unsecured promissory note, payable on demand to Caesars Entertainment Operating Company, Inc. bearing interest at 8% with no scheduled repayment terms. There were no financial covenants required under the note. Any amount of principal and interest not paid when due bore additional interest at 2%. Accrued interest was settled on a monthly basis with charges to transactions with parents and affiliates, net.
On March 31, 2014, all existing related party debt, including accrued interest, was settled for The Cromwell with Caesars Entertainment and for Harrah's New Orleans with CEOC. The settlement was accounted for as a net equity contribution in the amount of $139.9 million.
Capital Leases
CGP LLC has entered into multiple capital leases for gaming and wireless internet equipment. The assets related to these capital leases were included in Land, property and equipment, net in the accompanying Consolidated Balance Sheets, and within Furniture, fixtures, and equipment, net in Note 4 — Land, Property and Equipment, net.
Special Improvement District Bonds
In 2008, Bally's Las Vegas entered into a District Financing Agreement with Clark County, Nevada (the "County"). In accordance with the agreement, the County issued Special Improvement District Bonds to finance land improvements at Bally's Las Vegas and at an affiliate casino property, Caesars Palace. Of the total bonds issued by the County, $16.5 million was related to Bally's Las Vegas. These bonds bear interest at 5.30% annually, have principal and interest payments on June 1st of every year and interest only payments on December 1st of every year. The Special Improvement District Bonds mature on August 1, 2037.
Financing Obligations
During 2013, CGP LLC entered into multiple finance agreements for a total of $7.2 million for gaming equipment. The assets related to these agreements are included in Land, property and equipment, net of accumulated depreciation in the accompanying Consolidated Balance Sheets, and within Furniture, fixtures and equipment in Note 4 — Land, Property and Equipment, net.
Note 8 — Financial Instruments
Restricted Cash
The total balance in Restricted cash at December 31, 2015 and 2014 was $12.5 million and $40.0 million, respectively, comprised of current and non-current portions based upon the intended use of each particular reserve balance.
The Cromwell Credit Facility, further described in Note 7 — Debt, is secured by the property, and funds borrowed that have not been spent on the development, as well as funds borrowed for interest service, are deemed restricted and are included in restricted cash. Amounts deposited into the specified reserve funds under this agreement were zero and $5.1 million at December 31, 2015 and 2014.
Pursuant to an escrow agreement and subsequent release, as further described in Note 7 — Debt, and in connection with the Second Closing, certain amounts deposited into a segregated escrow account were classified as restricted cash. The result of this classification are significant increases and decreases in restricted cash during the year ended December 31, 2014, as presented in the Combined and Consolidated Statements of Cash Flows.
Harrah's New Orleans had restricted cash of $2.6 million at both December 31, 2015 and 2014 to guarantee workers' compensation payments and for capital replacements required under the Rivergate Development Corporation lease agreement.

In connection with amounts borrowed under the Baltimore Credit Facility, construction obligations associated with the Baltimore Development and the completion guarantee (see Note 7 — Debt) were deemed restricted and aggregated to $8.9 million and $31.9 million included in restricted cash as of December 31, 2015 and 2014, respectively.
Investment in CES
Investment in CES, further described in Note 19 — Related Party Transactions, consists of membership interests in CES which is a variable interest entity of which CGP LLC owns less than 20% and is not the primary beneficiary. CGP LLC does not exercise significant influence over the variable interest entity and therefore accounts for the investment using the cost method. Initial contributions by the Members included a $22.5 million cash payment by CGP LLC on behalf of CGPH. Pursuant to a capital call during the fourth quarter of 2014, CGP LLC contributed an additional $0.1 million on behalf of CGPH. Pursuant to capital calls during the year ended December 31, 2015, CGPH contributed an additional $3.9 million to CES.
CIE Convertible Notes
In March 2012, Rock Gaming and CIE entered into an agreement pursuant to which Rock Gaming purchased approximately 6,155 shares of CIE common stock for $30.4 million in cash and agreed to purchase additional shares of CIE common stock on or before July 2, 2012. In June 2012, CIE and Rock Gaming modified the agreement with Rock Gaming such that CIE issued to Rock Gaming approximately 382 shares of CIE common stock and a promissory note for $28.5 million in exchange for $30.4 million in cash. The promissory note was convertible into approximately 5,773 shares of CIE common stock, upon the satisfaction of certain criteria. In November 2012, CIE issued to Rock Gaming an additional promissory note for $19.2 million in exchange for $19.2 million in cash. The additional promissory note was convertible into approximately 3,140 shares of CIE common stock, upon the satisfaction of certain criteria. Both promissory notes automatically converted into 8,913 shares of CIE common stock in November 2014.
Derivative Instruments
On December 9, 2013, Planet Hollywood entered into an interest rate cap agreement for a notional amount of $501.4 million at a LIBOR cap rate of 7.0% which matured on April 9, 2015. Planet Hollywood did not designate the interest rate cap agreement as a cash flow hedge. Therefore, any change in fair value was recognized in interest expense during the period in which the change in value occurred. The effect of derivative instruments in the Combined and Consolidated Statements of Operations for the year ended December 31, 2014 and the period from October 22 through December 31, 2013 was immaterial.
Pursuant to the terms of the CGP Operating Agreement, in conjunction with CGP LLC's acquisition of CIE from Caesars Entertainment, CGP LLC is obligated to issue additional non-voting membership units to Caesars Entertainment to the extent that the earnings from a specified portion of CIE's social and mobile games business exceeds a predetermined threshold amount in 2015. Upon the October 21, 2013 closing of the Transactions, CGP LLC recorded a liability of $167.8 million representing the estimated fair value of the contingently issuable non-voting membership units. The estimated fair value of the contingently issuable non-voting membership units was adjusted to $228.0 million and $345.2 million at December 31, 2015 and December 31, 2014, respectively. The change in fair value was a decrease of $117.2 million for 2015 and an increase of $38.7 million for 2014, respectively, which was reported within the CGP LLC Combined and Consolidated Statements of Operations. CGP LLC believes that it will issue approximately 31.9 million Class B non-voting units pursuant to the terms of the Transactions, although the final number of units to be issued is subject to the agreement of both CAC and CEC.
CGP LLC had no derivatives designated as hedging instruments at December 31, 2015 and 2014.
Note 9 — Equity and Non-controlling Interests
Membership Units
In connection with the Transactions, CAC used the proceeds from the exercise of basic subscription rights to purchase 100% of the voting units of CGP LLC in the form of common shares. Additionally, CGP LLC issued non-voting units in the form of common shares to Caesars Entertainment in exchange for the Contributed Assets. See Note 1 — Description of Business and Summary of Significant Accounting Policies. CGP LLC distributed a total of 135,771,882 shares of voting units and 184,769,554 shares of non-voting units.
As of December 31, 2015, CGP LLC believes that it will issue an approximately 31.9 million Class B non-voting units pursuant to the terms of the CGP Operating Agreement, in conjunction with CGP LLC's acquisition of CIE from Caesars Entertainment, although the final number of units to be issued is subject to the agreement of both CAC and CEC.
During the years ended December 31, 2015 and 2014, CGP issued 648,046 and 521,218 voting units, respectively, to CAC in connection with shares issued pursuant to the Equity Plan. See Note 19 — Related Party Transactions.

Call Right
Pursuant to the certificate of incorporation of CAC and the CGP Operating Agreement, after October 21, 2016, Caesars Entertainment and/or its subsidiaries will have the right, which it may assign to any of its affiliates or to any transferee of all non-voting units of CGP LLC held by subsidiaries of Caesars Entertainment, to acquire all or a portion of the voting units of CGP LLC (or, at the election of CAC, shares of CAC's Class A common stock) not otherwise owned by Caesars Entertainment and/or its subsidiaries at such time. The purchase consideration may be, at Caesars Entertainment's option, cash or shares of Caesars Entertainment's common stock valued at market value, net of customary market discount and expenses, provided that the cash portion will not exceed 50% of the total consideration in any exercise of the call right. The purchase price will be the greater of (i) the fair market value of the voting units of CGP LLC (or shares of CAC's Class A common stock) at such time based on an independent appraisal or (ii) the initial capital contribution in respect of such units plus a 10.5% per annum return on such capital contribution, subject to a maximum return on such capital contribution of 25% per annum, taking into account prior distributions with respect to such units.
The call right may be exercisable in part by Caesars Entertainment (up to three times), but until the call right is exercised in full, any voting units of CGP LLC (or shares of CAC's Class A common stock) acquired by Caesars Entertainment will be converted into non-voting units of CGP LLC (or non-voting shares of CAC's Class B common stock). Additionally, the call right may only be exercised by Caesars Entertainment and/or its subsidiaries if, at the time of such exercise, (w) Caesars Entertainment and CAC enter into a resale registration rights agreement with respect to the shares of Caesars Entertainment common stock used as all or a portion of the purchase consideration in connection with the exercise of the call right, (x) the common stock of Caesars Entertainment (i) is registered with the Securities and Exchange Commission, (ii) is listed for trading and trades on a national securities exchange, and (iii) issuable upon exercise of the call right will represent, in the aggregate, not more than one half of the total Caesars Entertainment's common stock issued and outstanding giving effect to the exercise of the call right, (y) Caesars Entertainment has a minimum liquidity of $1.0 billion and a maximum net debt leverage ratio of 9.00 to 1.00, and (z) no event of default has occurred and is in effect under any financing agreement of Caesars Entertainment or its subsidiaries. Further, in the event that a stockholder vote of Caesars Entertainment is required in connection with the exercise of such call right, receipt of affirmative approval of such vote will be a condition to the exercise of the call right and at the closing of the Transactions, affiliates of the Sponsors will enter into a voting support agreement in favor of any such stockholder approval. In addition, a majority of the independent directors of the board of directors of Caesars Entertainment must approve the exercise of the call right by Caesars Entertainment and/or its subsidiaries. The call right will be transferable to a transferee that also receives a transfer of all the non-voting units of CGP LLC, and exercisable by the transferee upon the same terms and conditions as apply to Caesars Entertainment and its subsidiaries.
Following October 21, 2018 and until April 21, 2022, our Board will have the right to cause a liquidation of CGP LLC, including the sale or winding up of CGP LLC, or other monetization of all of its assets and the distribution of the proceeds remaining after satisfaction of all liabilities of CGP LLC to the holders of CGP LLC's units according to the waterfall described below. On April 21, 2022 (unless otherwise agreed by Caesars Entertainment and CAC), if our Board has not previously exercised its liquidation right, the CGP Operating Agreement provides that CGP LLC shall, and our Board shall cause CGP LLC to, effect a liquidation.
Upon a liquidation, partial liquidation or sale of material assets, all net cash and other assets not monetizable of CGP LLC shall, subject to applicable gaming regulatory laws, be distributed as follows: (i) first, to all units held by CAC until amounts distributed equal return of CAC's initial capital contribution plus a 10.5% per annum of return on such capital contribution (such return to begin accruing on the proceeds in excess of the purchase price of Planet Hollywood, Horseshoe Baltimore and 50% of the related management fees only upon the investment of such excess proceeds by CGP LLC); (ii) second, to all units held by Caesars Entertainment and/or its subsidiaries until Caesars Entertainment catches up to its respective amount distributed in provision (i) (including the 10.5% per annum of return on the initial capital contribution) and (iii) third, to all holders of units pro-rata.
The structure pursuant to which CGP LLC will effect a liquidating distribution, sale of CGP LLC or other similar transaction that provides liquidity to the holders of CGP LLC's units as described above will be determined by a special-purpose Liquidation Committee that will include representatives from Caesars Entertainment and CAC. In connection with any liquidation of CGP LLC, CAC will have an approval right over any sale or other monetization of assets of CGP LLC that would not exceed the greater of (x) the book value of CGP LLC, and (y) the value of CGP LLC as determined by an appraiser selected by CAC.
Baltimore Joint Venture
In February 2014 CGP LLC's joint venture, CRBH, sold a portion of its interest in CBAC Gaming, the entity which owns a majority of the interests in the Horseshoe Baltimore joint venture to an existing joint venture partner, CVP. Effective ownership of the Horseshoe Baltimore joint venture prior to and after the sale is described in the table below.

	Prior to Q1 2014 Sale	After Q1 2014 Sale
Caesars Baltimore Investment Company, LLC	51.8%	40.9%
Rock Gaming Mothership, LLC	36.8%	29.0%
CVPR Gaming Holdings, LLC	4.0%	22.7%
STRON-MD Limited Partnership	4.8%	4.8%
PRT Two, LLC	2.6%	2.6%
Non-controlling Interest
The following is a summary of CGP LLC's net income/(loss) attributable to non-controlling interests:

(In millions)	Year Ended December 31, 2015	Year Ended December 31, 2014	October 22, 2013 Through December 31, 2013
Net loss attributable to redeemable non-controlling interests	$(1.1)	$(2.3)	$(0.4)
Net income/(loss) attributable to non-redeemable non-controlling interests	8.2	(30.7)	(4.2)
Net income/(loss) attributable to non-controlling interests	$7.1	$(33.0)	$(4.6)
Redeemable Non-controlling Interest
As of both December 31, 2015 and 2014, STRON-MD Limited Partnership holds 4.8% of the Horseshoe Baltimore joint venture. Their non-controlling interest contains an embedded put feature that may cause CGP LLC, at any time, to purchase all of STRON-MD Limited Partnership's interest in Horseshoe Baltimore at fair market value after the commencement of operations. This election is at the option of the holder, which is therefore not within the control of the issuer. As such, for accounting purposes, their ownership interest is presented as redeemable non-controlling interest presented outside of permanent equity on the Consolidated Balance Sheets.
The changes in the carrying amount of Redeemable non-controlling interests were as follows:

(In millions)
Balance as of October 22, 2013	$4.3
Net loss attributable to redeemable non-controlling interests	(0.4)
Balance as of December 31, 2013	3.9
Net loss attributable to redeemable non-controlling interests	(2.3)
Balance as of December 31, 2014	1.6
Net loss attributable to redeemable non-controlling interests	(1.1)
Balance as of December 31, 2015	$0.5
Net loss attributable to redeemable non-controlling interests from the Horseshoe Baltimore joint venture for the periods presented was recognized in the Combined and Consolidated Statements of Operations, but was not recognized in the Combined and Consolidated Statements of Equity as it was accounted for as mezzanine equity.
Debt Conversion to Caesars Interactive Common Stock
On November 15, 2014, Rock Gaming converted the promissory notes into 8,913 shares of Caesars Interactive common stock. As of December 31, 2015 and 2014, non-controlling interest of Caesars Interactive was 15.6% and 16.7%, respectively. For the year ended December 31, 2015, net income attributable to the non-controlling interest of Caesars Interactive was $20.2 million. For the year ended December 31, 2014 and for the period from October 22 through December 31, 2013, net loss attributable to the non-controlling interest of Caesars Interactive was $4.5 million and $0.9 million, respectively (See Note 8 — Financial Instruments in CIE Convertible Notes).
Accumulated Other Comprehensive Income
Accumulated other comprehensive income consists of unrealized gains on Investments in notes from related party for the period from October 22 through December 31, 2013, net of taxes. For the period from October 22 through December 31, 2013, there were no amounts reclassified out of Accumulated other comprehensive income.
In July 2014, CGP LLC sold certain Investments in notes from related party and reclassified $99.4 million related to the associated gain out of Accumulated other comprehensive income on the Consolidated Balance Sheets into Gain on sale of investment in notes from related party on the Combined and Consolidated Statements of Operations. In August 2014, CGP LLC distributed the remaining Investments in notes from related party and immediately prior to the distribution reclassified $63.5 million related to impairment to release losses out of Accumulated other comprehensive income on the Consolidated Balance Sheets into Impairment of investment in notes from related party on the Combined and Consolidated Statements of Operations (see Note 19 — Related Party Transactions). Up to the dates of the sale and distribution of the Investments in notes, CGP LLC recorded unrealized losses totaling $197.7 million in Accumulated other comprehensive income.
Note 10 — Income Taxes
CGP LLC is taxed as a partnership for U.S. federal and state income tax purposes whereby any income or losses are allocated to the CGP LLC Members and taxed by each Member. CGP LLC has a corporate subsidiary, CIE, for which federal, state and foreign income taxes were provided. CGP LLC's provision for income taxes also included the allocated income taxes from the consolidated Caesars Entertainment provision for income taxes for the period up to the date of acquisition by CGP LLC for the properties acquired from CEOC in May 2014. No provision for income taxes is reported for properties within the Casino Properties and Developments business unit of CGP LLC that were acquired in 2013 as such properties were taxed as a partnership for federal and state income tax purposes whereby any income or losses were allocated to the CGP LLC owners and taxed by each owner.
The components of income/(loss) before income taxes and the related provision for U.S. and other income taxes were as follows:

(In millions)	Year Ended December 31, 2015	Year Ended December 31, 2014	October 22, 2013 Through December 31, 2013
Income before Income Taxes
United States	$67.6	$(264.2)	$(135.6)
Outside of the United States	223.2	115.5	18.4
Total income/(loss) before income taxes	$290.8	$(148.7)	$(117.2)

(In millions)	Year Ended December 31, 2015	Year Ended December 31, 2014	October 22, 2013 Through December 31, 2013
Income Tax Provision
United States
Current (Federal & State)	$—	$19.6	$6.1
Deferred (Federal & State)	(7.3)	(13.2)	(4.1)
Outside of the U.S.
Current	77.6	48.6	5.7
Deferred	(8.4)	(6.1)	(0.6)
Total income tax provision	$61.9	$48.9	$7.1
The differences between the U.S. statutory federal income tax at 35% and the provision for income taxes presented in the Combined and Consolidated Statement of Operations were as follows:

	December 31, 2015	December 31, 2014	October 22, 2013 Through December 31, 2013
Statutory federal tax	$101.8	$(52.0)	$(41.0)
Increases/(decreases) in tax resulting from:
Non-taxable LLC loss	(35.4)	69.1	43.0
Deferred taxes provided on foreign retained earnings	5.6	13.2	7.6
State tax, net of federal benefit	2.0	0.9	0.4
Foreign income taxed at lower rates than the US	(25.7)	(12.0)	(1.3)
Nondeductible lobbying	0.6	0.5	0.1
Nondeductible stock-based compensation	13.7	22.5	4.0
Nondeductible acquisition costs	—	7.2	—
Change in federal valuation allowance	—	—	(5.6)
Other	(0.7)	(0.5)	(0.1)
Provision for income taxes	$61.9	$48.9	$7.1

The major components of the Deferred tax assets and liabilities in CGP LLC's Consolidated Balance Sheets were as follows:

	December 31,
(In millions)	2015	2014
Deferred tax assets
Compensation programs	$19.0	$15.2
Research and development costs	8.5	5.7
Net operating losses	1.7	2.1
Foreign tax credits	21.4	11.7
General business tax credits	1.2	0.3
Deferred revenue	—	1.6
Other	0.5	0.2
Subtotal	52.3	36.8
Less: valuation allowance	(2.7)	(2.1)
Total deferred tax assets	49.6	34.7

Deferred tax liabilities
Intangible assets	17.0	15.3
Fixed assets	—	0.3
Unremitted earnings of foreign subsidiaries	10.7	13.2
Deferred revenue	0.3	—
Prepaid expenses	0.6	0.6
Total deferred tax liabilities	28.6	29.4
Net deferred tax asset	$21.0	$5.3
CGP LLC has early adopted ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, during the quarter ended December 31, 2015 which requires that all deferred tax assets and liabilities, along with any related valuation allowance, be classified as noncurrent in a classified statement of financial position. CGP LLC has retrospectively applied the amendments and reclassified $4.9 million of deferred tax assets and $1.6 million of deferred tax liabilities as noncurrent in CGP LLC's Consolidated Balance Sheet as of December 31, 2014. See Note 2 — Recently Issued Accounting Pronouncements.
As a result of certain realization requirements of ASC 718, Compensation – Stock Compensation, the table of deferred tax assets and liabilities shown above does not include certain deferred tax assets as of December 31, 2015 and 2014, that arose directly from tax deductions related to stock-based compensation that are greater than the compensation recognized for financial reporting. Equity will be increased by $0.7 million and $0.6 million for the respective periods if and when such deferred tax assets are ultimately realized.
CIE has positive evidence in the form of prudent and feasible tax-planning strategies such that no valuation allowance is necessary against the federal foreign tax credit carryforwards. In addition, CIE records a deferred tax liability for unremitted earnings from its profitable Israeli subsidiary, which provides positive evidence for the utilization of its remaining federal deferred tax assets. As of December 31, 2015 and 2014, CIE had U.S. foreign tax credit carry-forwards of $19.1 million and $12.3 million, respectively. These foreign tax credits will begin to expire in 2024. The amount of these tax credit carry-forwards for which the tax benefit will be recorded to Additional paid-in capital when realized is $0.7 million and $0.6 million as of December 31, 2015 and 2014, respectively. As of December 31, 2015 and 2014, CIE had federal general business credit carryforwards of $1.2 million and $0.3 million, respectively, which will be begin to expire in 2033. As of December 31, 2015 and 2014, CIE had state tax credit carryforwards of $0.3 million and $0.4 million and state NOL carry-forwards of $0.9 million and $2.4 million for the respective periods. The deferred tax assets associated with the state NOL carryforwards along with the certain other state deferred tax assets are subject to a full valuation allowance as CGP LLC believes these assets do not meet the "more likely than not" criteria for recognition under ASC Topic 740. The state tax credits do not expire and NOL carryforwards will begin to expire in 2032.
NOL carryforwards for CIE's foreign subsidiaries were $6.3 million and $6.3 million as of December 31, 2015 and 2014, respectively. The deferred tax assets associated with the foreign NOLs are subject to a full valuation allowance as CGP LLC believes these assets do not meet the "more likely than not" criteria for recognition under ASC Topic 740. These foreign NOL carryforwards do not expire.

CIE does not provide for deferred taxes on the excess of the financial reporting over the tax basis in its investments in foreign subsidiaries that are essentially permanent in duration. That excess is estimated to total $45.9 million at December 31, 2015. The additional deferred taxes, including foreign withholding taxes that have not been provided are estimated at $10.7 million at December 31, 2015.
A reconciliation of the beginning and ending amounts of gross unrecognized tax benefits is as follows:

(In millions)	Unrecognized Tax Benefits
Balance at October 22, 2013	$0.2
Additions on tax positions of prior years	—
Balance at December 31, 2013	0.2
Reduction on tax positions of prior years	(0.2)
Balance at December 31, 2014	—
Additions on tax positions of current year	2.4
Addition on tax positions of prior years	2.0
Balance at December 31, 2015	$4.4
CIE classifies reserves for tax uncertainties within Deferred credits and other in its Consolidated Balance Sheets, separate from any related income tax payable or deferred income taxes. Reserve amounts relate to any potential income tax liabilities resulting from uncertain tax positions as well as potential interest or penalties associated with those liabilities.
CIE recognizes interest and penalties accrued related to unrecognized tax benefits in Income tax expense. CIE did not accrue any material interest and penalties for the years ended December 31, 2015 and 2014 related to uncertain tax positions. Included in the balance of unrecognized tax benefits at December 31, 2015 are approximately $1.4 million in unrecognized tax benefits that, if recognized, would impact the effective tax rate.
CIE files income tax returns, including returns for its subsidiaries, with federal, state and foreign jurisdictions. The tax years that remain open for examination for CIE's major jurisdictions are 2011 through 2015 for the U.S. and Canada, and 2011 through 2015 for Israel.
CIE's Israeli subsidiary, Playtika Ltd, has been granted a beneficial tax status by Israel for fiscal years 2010 through 2017.  Playtika expects to reapply for beneficial tax status for periods after expiration. The Israel tax savings from this beneficial tax status had no material impact on 2013, 2014 or 2015 net income/(loss).
Note 11 — Fair Value Measurements
The fair value hierarchy defines fair value as an exit price, representing the amount that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based upon assumptions that market participants would use in pricing an asset or liability. The fair value hierarchy establishes three tiers, which prioritize the inputs used in measuring fair value as follows:

Level 1:	Observable inputs such as quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date;
Level 2:	Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and
Level 3:	Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.
The following table represents the fair value of CGP LLC's assets and liabilities that were required to be measured at fair value:

	December 31, 2014
(In millions)	Total	Level 1	Level 2	Level 3
Liabilities:
Contingent consideration related to acquisitions	$66.0	$—	$—	$66.0
Contingently issuable non-voting membership units	345.2	—	—	345.2

	Contingently Issuable Non-Voting Membership Units	Contingent Consideration
(In millions)	Level 3	Level 3
Balance at January 1, 2014	$306.5	$62.0
Additions	—	36.3
Payments	—	(65.0)
Change in fair value	38.7	32.7
Balance at December 31, 2014	345.2	66.0
Additions	—	0.6
Payments	—	(66.6)
Change in fair value	(117.2)	—
Reclassification to equity	(228.0)	—
Balance at December 31, 2015	$—	$—
The following section describes the valuation methodologies used to measure fair value including key inputs and significant assumptions for assets and liabilities that are required to be measured at fair value, plus other fair value considerations.
Investments in Notes from Related Party
CGP LLC's investments in notes from related party consist solely of senior notes previously issued by CEOC which were acquired by Caesars Entertainment in transactions unrelated to the Transactions. Up to August 2014, all investments in notes from related party were classified as available-for-sale and are recorded as non-current assets. As these notes were not actively traded in open-market transactions, the fair value of these notes had been determined based upon quoted prices of similar, but not identical, notes in active markets, which constitute Level 2 inputs. These traded prices may not factor in other discounts, such as discounts for block trades or lack of marketability, which could yield different estimates of fair value if such discounts were considered.
On May 5, 2014, CGP LLC entered into a note purchase agreement to sell a portion of its CEOC Notes back to CEOC at fair market value. On July 29, 2014, CGP LLC received $451.9 million of consideration (including $3.8 million for interest) in connection with the CEOC Notes purchase transaction and recognized a gain of $99.4 million.
On August 6, 2014, CGP LLC effectuated a distribution of its remaining 5.75% and 6.50% CEOC Notes as a dividend to its members, pro-rata based upon each member's ownership percentage in CGP LLC. Immediately prior to the Notes Distribution, CGP LLC recorded an impairment charge of $63.5 million to release losses that had been accumulated in equity, given that CGP LLC would not recover its amortized cost basis in the CEOC Notes (see Note 19 — Related Party Transactions).
Contingent Consideration Related to Acquisitions
CGP LLC records contingent amounts payable to the former owners of acquired companies (commonly referred to as earn-out payments) as part of the acquisition date purchase price allocation. Contingent liabilities are remeasured to fair value through settlement in accordance with ASC 805. Changes in the fair value of the contingent consideration liability that relate to changes in facts and circumstances subsequent to the acquisition date measurement period are recorded as a Change in fair value of contingent consideration in the accompanying Combined and Consolidated Statements of Operations. Changes in the fair value of the liability that are the result of the time value of money are considered costs of financing the acquisition and are recorded as Interest expense, net of capitalized interest in the accompanying Combined and Consolidated Statements of Operations.
CGP LLC recorded $5.6 million in contingent consideration as part of the purchase price allocation related to the acquisition of Buffalo Studios LLC ("Buffalo" or "Buffalo Studios") in December 2012. To determine the fair value of the liability at the measurement date and subsequent to the measurement date, CGP LLC used a probability-weighted approach, which considered multiple forecasted EBITDA levels and the related likelihood of achieving those levels. For the period ended October 22 through December 31, 2013 and the year ended December 31, 2014, CGP LLC recorded $2.9 million and less than $0.1 million, respectively, related to the change in fair value of this liability. CGP LLC settled the contingent liability related to this acquisition for $58.5 million in April 2014.
CGP LLC recorded $30.5 million in contingent consideration as part of the purchase price allocation related to the acquisition of Pacific Interactive in February 2014. The contingent consideration for this acquisition is capped at $65.0 million less a working capital adjustment of $0.5 million. To determine the fair value of the liability at the measurement date and subsequent to the measurement date, CGP LLC used a probability-weighted approach, which considered multiple forecasted EBITDA levels and the related likelihood of achieving those levels. For the years ended December 31, 2015 and 2014, CGP

LLC recorded $0.6 million and $33.4 million, respectively, related to the change in fair value of this liability, of which zero and $32.1 million, respectively, related to changes in facts and circumstances subsequent to the measurement period and $0.6 million and $1.3 million, respectively, related to financing costs. As of December 31, 2015 this liability has been settled in full and at December 31, 2014, the effective interest rate used to compute interest related to this liability was 4.1% and the fair value of this liability was $61.9 million.
At December 31, 2015, contingent consideration related to the acquisition of WSOP mobile poker game, Sharksmile, Ruby and Pacific Interactive had been fully settled. At December 31, 2014, the aggregate fair market value of contingent consideration related to the acquisition of WSOP mobile poker game, Sharksmile, Ruby and Pacific Interactive totaled $66.0 million. Contingent consideration related to acquisitions is included in Accrued expenses, as well as Deferred credits and other in the Consolidated Balance Sheets, based on the expected settlement date.
Contingently Issuable Non-voting Membership Units
Pursuant to the terms of the CGP Operating Agreement, in conjunction with CGP LLC's acquisition of CIE from Caesars Entertainment, CGP LLC is obligated to issue additional non-voting membership units to Caesars Entertainment to the extent that the earnings from a specified portion of CIE's social and mobile games business exceeds a predetermined threshold amount in 2015. Upon the October 21, 2013 closing of the Transactions, CGP LLC recorded a liability of $167.8 million representing the estimated fair value of the contingently issuable non-voting membership units. The estimated fair value of the contingently issuable non-voting membership units was adjusted to $228.0 million and $345.2 million at December 31, 2015 and December 31, 2014, respectively. The change in fair value was a decrease of $117.2 million for 2015 and an increase of $38.7 million for 2014, respectively, which was reported within the CGP LLC Combined and Consolidated Statements of Operations. CGP LLC believes that it will issue approximately 31.9 million Class B non-voting units pursuant to the terms of the Transactions, although the final number of units to be issued is subject to the agreement of both CAC and CEC.
Items Measured at Fair Value on a Non-Recurring Basis

		Fair Value Measurements at Reporting Date Using
		Quoted Prices in Active Markets for Identical Financial Instruments	Significant Other Observable Inputs	Significant Unobservable Inputs
(In millions)	Net Book Value as of December 31, 2014	Level 1	Level 2	Level 3	Total Impairments for the Year Ended December 31, 2014
Goodwill	$299.7	$—	$—	$299.7	$147.5
As of December 31, 2014, total goodwill measured at fair value was $299.7 million. CGP LLC recorded impairment charges related to goodwill at Bally's Las Vegas of $147.5 million during 2014 due to a decline in recent performance and downward adjustments to expectations of future performance at the property. CGP LLC's assessment of goodwill included an assessment using various Level 2 (EBITDA multiples and discount rate) and Level 3 (forecasted cash flows) inputs. See Note 1 — Description of Business and Summary of Significant Accounting Policies for more information on the application of the use of fair value to measure goodwill.
Other Fair Value Considerations
CGP LLC's determination of stock-based compensation includes the valuation of CIE's common stock and the related options and warrants using various Level 2 and Level 3 inputs.
Entities are permitted to choose to measure certain financial instruments and other items at fair value. CGP LLC has not elected the fair value measurement option for any of its assets or liabilities that meet the criteria for this option.
As of December 31, 2015, CGP LLC's outstanding debt with third parties had an estimated fair value of $2,111.2 million and book value of $2,337.3 million. As of December 31, 2014, the fair value of CGP LLC outstanding debt with third parties had an estimated fair value of $2,171.5 million and book value of $2,311.3 million.
As CGP LLC's debt is not actively traded in open-market transactions, the fair value of debt has been estimated based upon quoted prices of similar, but not identical, debt in active markets and are therefore classified as Level 2 inputs.
Note 12 — Litigation, Contractual Commitments and Contingent Liabilities
From time to time, CAC, Predecessor Growth Partners or CGP LLC may be subject to legal proceedings and claims in the ordinary course of business.

Horseshoe Baltimore
Multiple lawsuits have been filed against CBAC Gaming and CBAC Borrower, LLC ("CBAC Borrower"), the City of Baltimore, the Maryland Department of the Environment ("MDE") and other parties in relation to the location and the development of Horseshoe Baltimore. These cases allege violations of various environmental laws, violations of zoning laws and public nuisance, among other claims.
In November 2012, the MDE granted approval of the Maryland Joint Venture's amended response action plan ("RAP") under MDE's Voluntary Cleanup Program that named the Maryland Joint Venture, rather than the City of Baltimore, as the party that will implement the RAP and redevelop the location of Horseshoe Baltimore. On February 20, 2013, a group of local residents working with the non-profit Inner Harbor Stewardship Foundation (the "Foundation") filed a complaint in the Maryland Circuit Court challenging the legality of the MDE's approval of the amended RAP. In the case, known as Ruth Sherrill, et al. v. State of Maryland Department of the Environment, et al., the plaintiffs claimed that the amended RAP was approved without complying with the public notice and participation requirements of Maryland law. The plaintiffs sought additional public notice and participation, and to obtain an injunction on, among other things, any construction activities at the site pending the resolution of the case. On March 14, 2013, the court denied the plaintiffs' motion for a Temporary Restraining Order and Preliminary Injunction ("TRO"). The plaintiffs' appeal of the TRO ruling was dismissed. On April 22, 2013, the plaintiffs filed an amended complaint adding a public nuisance claim to their original complaint. The defendants filed motions to dismiss the plaintiffs' amended complaint and a hearing was held on June 14, 2013. The amended complaint was dismissed on November 6, 2013. The plaintiffs filed a notice of appeal on December 6, 2013 and oral argument occurred on October 3, 2014. The Court of Special Appeals affirmed the dismissal on February 16, 2016.  The time for Appellants to petition the Maryland Court of Appeals for a writ of certiorari has not yet elapsed.
The plaintiffs issued a notice of intent to file a citizen suit under 42 U.S.C. §§ 6972(a)(1)(A) and (a)(1)(B) of the Resource Conservation and Recovery Act. This notice of intent indicated an intention to sue CBAC, the City of Baltimore, Whiting-Turner, the general contractor for the construction of the Horseshoe Baltimore Casino, and the Maryland Chemical Company, the former owner and operator of the site. The citizen suit was filed on September 19, 2013, but did not name Whiting-Turner. The defendants filed motions to dismiss on October 15, 2013 for lack of subject matter jurisdiction and failure to state a claim to which plaintiffs responded on November 1, 2013. The motions to dismiss were granted on July 16, 2014. An appeal was noted on August 13, 2014. Oral argument before the 4th Circuit occurred on March 25, 2015. On July 1, 2015, the U.S. Court of Appeals for the Fourth Circuit reversed the motion to dismiss and remanded the matter back to the District Court. Discovery has now commenced.
The decision of the Board of Municipal Zoning Appeals to grant variances for the site for Horseshoe Baltimore was appealed by separate parties on the basis of alleged procedural irregularities. The appeals were dismissed for lack of standing on October 11, 2013 and no appeal of that decision was timely filed.
On August 1, 2013, ten individuals claiming to represent a class of similarly situated individuals filed a complaint in the U.S. District Court for the Northern District of Maryland against the Maryland Department of the Environment, the City of Baltimore, the U.S. Environmental Protection Agency, CBAC Gaming, Whiting-Turner Contracting Company and Urban Green Environmental, LLC. The 11 count complaint alleged that the RAP for the location of Horseshoe Baltimore is inadequate and approved without appropriate public participation. The plaintiffs seek declaratory and injunctive relief, compensatory and punitive damages, and claim violations of civil rights laws and the Clean Water Act, civil conspiracy, and a variety of torts. The plaintiffs also sought a temporary restraining order, which the District Court denied on August 9, 2013. The plaintiffs amended their complaint on November 15, 2013 and again on December 26, 2013, adding 44 new plaintiffs and naming MDE, the Secretary of MDE, the City of Baltimore, the Mayor of the City of Baltimore, the Baltimore Development Corporation, and CBAC Gaming and CBAC Borrower as defendants. The defendants filed motions to dismiss on January 27, 2014 and the plaintiffs filed their oppositions on February 28, 2014. The case was dismissed on May 16, 2014 and no appeal was filed.
From time to time, the City of Baltimore may be subject to legal proceedings asserting claims related to the site. CBAC, Predecessor Growth Partners and CGP LLC have not been named as parties to these proceedings.
Four residents of Baltimore City and County issued a notice of intent to file a citizen suit under 33 U.S.C. § 1365(b) of the Clean Water Act against the City of Baltimore as owner of the site for water pollution alleged to originate there. A lawsuit was filed on behalf of two of the residents on July 2, 2013. The City of Baltimore moved to dismiss the complaint on August 28, 2013. One of the plaintiffs withdrew from the case on October 10, 2013. The U.S. District Court for the District of Maryland dismissed the case without prejudice on January 7, 2014 for lack of standing.
Two residents of Baltimore City filed suit on May 20, 2013 against the City of Baltimore, as owner of the site, alleging that the City of Baltimore was in violation of Maryland water pollution laws as a result of groundwater contamination alleged to be migrating from the site. The City of Baltimore was served with the complaint on June 12, 2013. An amended complaint was filed on July 19, 2013, which the City of Baltimore moved to dismiss on August 6, 2013. The plaintiffs dismissed the complaint without prejudice on September 12, 2013.

CAC and CGP LLC believe that the claims and demands described above against CBAC and CBAC Gaming are without merit and intend to defend themselves vigorously. At the present time, CAC and CGP LLC believe it is not probable that a material loss will result from the outcome of these matters. CAC and CGP LLC cannot provide assurance as to the outcome of these matters or of the range of reasonably possible losses should these matters ultimately be resolved against CAC and CGP LLC, due to the inherent uncertainty of litigation and, in some cases, the stage of the related litigation. Although CAC and CGP LLC believe that they have adequate defenses to these claims, an adverse judgment could result in additional costs or injunctions.
CAC-CEC Proposed Merger
On December 30, 2014, Nicholas Koskie, on behalf of himself and, he alleges, all others similarly situated, filed a lawsuit (the "Nevada Lawsuit") in the Clark County District Court in the State of Nevada against CAC, CEC and members of the CAC board of directors Marc Beilinson, Philip Erlanger, Dhiren Fonseca, Don Kornstein, Karl Peterson, Marc Rowan and David Sambur (the individual defendants collectively, the "CAC Directors"). The Nevada Lawsuit alleges claims for breach of fiduciary duty against the CAC Directors and aiding and abetting breach of fiduciary duty against CAC and CEC. It seeks (1) a declaration that the claim for breach of fiduciary duty is a proper class action claim; (2) to order the CAC Directors to fulfill their fiduciary duties to CAC in connection with the Proposed Merger, specifically by announcing their intention to (a) cooperate with bona fide interested parties proposing alternative transactions, (b) ensure that no conflicts exist between the CAC Directors' personal interests and their fiduciary duties to maximize shareholder value in the Proposed Merger, or resolve all such conflicts in favor of the latter, and (c) act independently to protect the interests of the shareholders; (3) to order the CAC Directors to account for all damages suffered or to be suffered by the plaintiff and the putative class as a result of the Proposed Merger; and (4) to award the plaintiff for his costs and attorneys' fees. It is unclear whether the Nevada Lawsuit also seeks to enjoin the Proposed Merger. CAC and the CAC Directors believe this lawsuit is without merit and will defend themselves vigorously. The deadline to respond to the Nevada Lawsuit has been indefinitely extended by agreement of the parties.
On April 20, 2015, CAC received a demand for production of CAC's books and records pursuant to Section 220 of the Delaware General Corporation Law on behalf of a purported stockholder. The alleged purpose of the demand is to investigate potential misconduct and breaches of fiduciary duties by CAC's directors and explore certain remedial measures in connection with the Proposed Merger. After exchanging correspondence with purported shareholder's counsel, CAC began and is currently engaged in producing documents as required by Section 220.
CGP LLC cannot provide assurance as to the outcome of these matters or of the range of reasonably possible losses should these matters ultimately be resolved against CGP LLC due to the inherent uncertainty of litigation and the stage of the related litigation.
CEOC Bondholder Litigation, or Noteholder Disputes
On August 4, 2014, Wilmington Savings Fund Society, FSB, solely in its capacity as successor indenture trustee for the 10% Second-Priority Senior Secured Notes due 2018 (the "Notes"), on behalf of itself and, it alleges, derivatively on behalf of CEOC, filed a lawsuit (the "Delaware Second Lien Lawsuit") in the Court of Chancery in the State of Delaware against CEC, CEOC, CGP LLC, CAC, CERP, Caesars Enterprise Services, LLC, Eric Hession, Gary Loveman, Jeffrey D. Benjamin, David Bonderman, Kelvin L. Davis, Marc C. Rowan, David B. Sambur, and Eric Press. The lawsuit alleges claims for breach of contract, intentional and constructive fraudulent transfer, breach of fiduciary duty, aiding and abetting breach of fiduciary duty, and corporate waste. The lawsuit seeks (1) an award of money damages; (2) to void certain transfers, the earliest of which dates back to 2010; (3) an injunction directing the recipients of the assets in these transactions to return them to CEOC; (4) a declaration that CEC remains liable under the parent guarantee formerly applicable to the Notes; (5) to impose a constructive trust or equitable lien on the transferred assets; and (6) an award to the plaintiffs for their attorneys' fees and costs. The only claims against CAC and CGP LLC are for intentional and constructive fraudulent transfer. CAC and CGP LLC believe this lawsuit is without merit and will defend themselves vigorously. A motion to dismiss this action was filed by CEC and other defendants in September 2014, the motion was argued in December 2014. During the pendency of its Chapter 11 bankruptcy proceedings, the action has been automatically stayed with respect to CEOC. The motion to dismiss with respect to CEC was denied on March 18, 2015. In a Verified Supplemental Complaint filed on August 3, 2015, the plaintiff stated that due to CEOC's bankruptcy filing, the continuation of all claims was stayed pursuant to the bankruptcy except for Claims II, III, and X. These are claims against CEC only, for breach of contract in respect of the release of the parent guarantee formerly applicable to the Notes, for declaratory relief in respect of the release of this guarantee, and for violations of the Trust Indenture Act in respect of the release of this guarantee. CEC has informed CAC and CGP LLC that fact discovery in the case is substantially complete. No trial date has been set.
On September 3, 2014, holders of approximately $21 million of CEOC Senior Unsecured Notes due 2016 and 2017 filed suit in federal district court in United States District Court for the Southern District of New York against CEC and CEOC, claiming broadly that an August 12, 2014 Note Purchase and Support Agreement between CEC and CEOC (on the one hand) and certain other holders of the CEOC Senior Unsecured Notes (on the other hand) impaired their own rights under the Senior

Unsecured Notes. The lawsuit seeks both declaratory and monetary relief. On October 2, 2014, other holders of CEOC Senior Unsecured Notes due 2016 purporting to represent a class of all holders of these Notes from August 11, 2014 to the present filed a substantially similar suit in the same court, against the same defendants, relating to the same transactions. Both lawsuits (the "Senior Unsecured Lawsuits") have been assigned to the same judge. The claims against CEOC have been automatically stayed during its Chapter 11 bankruptcy proceedings. The court denied a motion to dismiss both lawsuits with respect to CEC. The parties have completed fact discovery with respect to both plaintiffs' claims against CEC. On October 23, 2015, plaintiffs in the Senior Unsecured Lawsuits moved for partial summary judgment, and on December 29, 2015, those motions were denied. On December 4, 2015, plaintiff in the action brought on behalf of holders of CEOC's 6.50% Senior Unsecured Notes moved for class certification, and under the schedule imposed by the court for this motion, briefing has been completed. These lawsuits are currently scheduled for trial in May 2016. CAC and CGP LLC are not parties to these lawsuits.
On November 25, 2014, UMB Bank ("UMB"), as successor indenture trustee for CEOC's 8.5% senior secured notes due 2020, filed a verified complaint (the "Delaware First Lien Lawsuit") in Delaware Chancery Court against CEC, CEOC, CERP, CAC, CGP LLC, CES, and against an individual, and past and present members of the CEC and CEOC Boards of Directors, Gary Loveman, Jeffrey Benjamin, David Bonderman, Kelvin Davis, Eric Press, Marc Rowan, David Sambur, Eric Hession, Donald Colvin, Fred Kleisner, Lynn Swann, Chris Williams, Jeffrey Housenbold, Michael Cohen, Ronen Stauber, and Steven Winograd, alleging generally that defendants have improperly stripped CEOC of prized assets, have wrongfully affected a release of a CEC parental guarantee of CEOC debt and have committed other wrongs. Among other things, UMB Bank has asked the court to appoint a receiver over CEOC. In addition, the Delaware First Lien Lawsuit pleads claims for fraudulent conveyances/transfers, insider preferences, illegal dividends, declaratory judgment (for breach of contract as regards to the parent guarantee and also as to certain covenants in the bond indenture), tortious interference with contract, breach of fiduciary duty, aiding and abetting breach of fiduciary duty, usurpation of corporate opportunities, and unjust enrichment, and seeks monetary and equitable as well as declaratory relief. CAC and CGP LLC believe this lawsuit is without merit and will defend themselves vigorously. All of the defendants have moved to dismiss the lawsuit, and that motion has been fully briefed. In addition, this lawsuit has been automatically stayed with respect to CEOC during the Chapter 11 process and, pursuant to the (a) Fifth Amended and Restated Restructuring Support and Forbearance Agreement dated October 7, 2015, with certain holders of claims in respect of claims under CEOC's first lien notes (the “First Lien Bond RSA”) and (b) Restructuring Support and Forbearance Agreement dated August 21, 2015, with certain holders of claims in respect of claims under CEOC's first lien credit agreement (the “First Lien Bank RSA” and, together with the First Lien Bond RSA, the “RSAs”) , has been subject to a consensual stay for all. The consensual stay will expire upon the termination of the First Lien Bond RSAs.
On February 13, 2015, Caesars Entertainment received a Demand For Payment of Guaranteed Obligations (the "February 13 Notice") from Wilmington Savings Fund Society, FSB, in its capacity as successor Trustee for CEOC's 10.00% Second-Priority Notes. The February 13 Notice alleges that CEOC's commencement of its voluntary Chapter 11 bankruptcy case constituted an event of default under the indenture governing the 10.00% Second-Priority Notes; that all amounts due and owing on the 10.00% Second-Priority Notes therefore immediately became payable; and that Caesars Entertainment is responsible for paying CEOC's obligations on the 10.00% Second-Priority Notes, including CEOC's obligation to timely pay all principal, interest, and any premium due on these notes, as a result of a parent guarantee provision contained in the indenture governing the notes that the February 13 Notice alleges is still binding. The February 13 Notice accordingly demands that Caesars Entertainment immediately pay Wilmington Savings Fund Society, FSB, cash in an amount of not less than $3.7 billion, plus accrued and unpaid interest (including without limitation the $184 million interest payment due December 15, 2014 that CEOC elected not to pay) and accrued and unpaid attorneys' fees and other expenses. The February 13 Notice also alleges that the interest, fees and expenses continue to accrue. CAC and CGP LLC are not parties to this demand.
On February 18, 2015, Caesars Entertainment received a Demand For Payment of Guaranteed Obligations (the "February 18 Notice") from BOKF, N.A. ("BOKF"), in its capacity as successor Trustee for CEOC's 12.75% Second-Priority Senior Secured Notes due 2018 (the "12.75% Second-Priority Notes"). The February 18 Notice alleges that CEOC's commencement of its voluntary Chapter 11 bankruptcy case constituted an event of default under the indenture governing the 12.75% Second-Priority Notes; that all amounts due and owing on the 12.75% Second-Priority Notes therefore immediately became payable; and that CEC is responsible for paying CEOC's obligations on the 12.75% Second-Priority Notes, including CEOC's obligation to timely pay all principal, interest and any premium due on these notes, as a result of a parent guarantee provision contained in the indenture governing the notes that the February 18 Notice alleges is still binding. The February 18 Notice therefore demands that CEC immediately pay BOKF cash in an amount of not less than $750 million, plus accrued and unpaid interest, accrued and unpaid attorneys' fees, and other expenses. The February 18 Notice also alleges that the interest, fees and expenses continue to accrue. CAC and CGP LLC are not parties to this demand.
On March 3, 2015, BOKF filed a lawsuit (the "New York Second Lien Lawsuit") against CEC in federal district court in Manhattan, in its capacity as successor trustee for CEOC's 12.75% Second-Priority Notes. On June 15, 2015, UMB filed a lawsuit (the "New York First Lien Lawsuit") against CEC, also in federal district court in Manhattan, in its capacity as successor trustee for CEOC's 11.25% Senior Secured Notes due 2017, 8.50% Senior Secured Notes due 2020, and 9.00% Senior Secured Notes due 2020. Plaintiffs in these actions allege that CEOC's filing of its voluntary Chapter 11 bankruptcy case constitutes an event of default under the indenture governing these notes, causing all principal and interest to become immediately due and payable, and that CEC is obligated to make those payments pursuant to a parent guarantee provision in the indentures governing these notes that plaintiffs allege are still binding. Both plaintiffs bring claims for violation of the Trust Indenture Act of 1939, breach of contract, breach of duty of good faith and fair dealing and for declaratory relief and BOKF brings an additional claim for intentional interference with contractual relations. The cases have both been assigned to the same judge presiding over the other Parent Guarantee Lawsuits, as defined below. CEC filed its answer to the BOKF complaint on March 25, 2015, and to the UMB complaint on August 10, 2015. On June 25, 2015, and June 26, 2015, BOKF and UMB, respectively, moved for partial summary judgment, specifically on their claims alleging a violation of the Trust Indenture Act of 1939, seeking both declaratory relief and damages. On August 27, 2015, those motions were denied. The court, on its own motion, certified its order with respect to the interpretation of the Trust Indenture Act for interlocutory appeal to the United States Court of Appeals for the Second Circuit, and on December 22, 2015, the appellate court denied CEC's motion for leave to appeal. On November 20, 2015, BOKF and UMB again moved for partial summary judgment. Those motions likewise were denied. CAC and CGP LLC are not parties to these lawsuits.
On March 11, 2015, CEOC filed an adversary proceeding in bankruptcy court requesting that the Parent Guarantee Lawsuits be enjoined against all defendants through plan confirmation; in subsequent submissions, CEOC stated that it sought a temporary stay of those lawsuits until 60 days after the issuance of a final report by the Bankruptcy Examiner. CEOC argued that contemporaneous prosecution of related claims against CEC would impair the bankruptcy court's jurisdiction over the Debtors' reorganization by threatening the Debtors' ability to recover estate property for the benefit of all creditors, diminishing the prospects of a successful reorganization, and depleting property of the estate. On July 22, 2015, the bankruptcy court denied CEOC's request, and on October 6, 2015, this denial was affirmed by the United States District Court for the Northern District of Illinois. On December 23, 2015, the United States Court of Appeals for the Seventh Circuit vacated the denial of CEOC's request to enjoin the Parent Guarantee Lawsuits and remanded the case for further proceedings. On February 26, 2016, the bankruptcy court granted CEOC’s motion for a temporary stay with respect to the New York Second Lien Lawsuit and the New York First Lien Lawsuit that had been scheduled to begin on March 14.  The stay will remain in effect until 60 days after the filing of the Examiner’s interim report (expected between March 7 and March 14), or May 9, 2016, whichever comes first. Certain defendants in these adversary proceedings have sought rehearing en banc by the court of appeals. None of the rulings on CEOC's request to enjoin the Parent Guarantee Lawsuits addresses the merits of those actions.
On October 20, 2015, Wilmington Trust, National Association ("Wilmington Trust"), filed a lawsuit (the "New York Senior Notes Lawsuit" and, together with the Delaware Second Lien Lawsuit, the Delaware First Lien Lawsuit, the Senior Unsecured Lawsuits, the New York Second Lien Lawsuit, and the New York First Lien Lawsuit, the "Parent Guarantee Lawsuits") against CEC in federal district court in Manhattan in its capacity as successor indenture trustee for CEOC's 10.75% Senior Notes due 2016 (the "10.75% Senior Notes"). Plaintiff alleges that CEC is obligated to make payment of amounts due on the 10.75% Senior Notes pursuant to a parent guarantee provision in the indenture governing those notes that plaintiff alleges is still in effect. Plaintiff raises claims for violations of the Trust Indenture Act of 1939, breach of contract, breach of the implied duty of good faith and fair dealing, and for declaratory judgment, and seeks monetary and declaratory relief. CEC filed its answer to the complaint on November 23, 2015, and the parties have begun fact discovery. CAC and CGP LLC are not parties to these lawsuits.
In accordance with the terms of the applicable indentures and as previously disclosed, Caesars Entertainment believes that it is not subject to the above-described guarantees. As a result, Caesars Entertainment believes the demands for payment are without merit. The claims against CEOC have been stayed due to the Chapter 11 process and, except as described above, the actions against CEC have been allowed to continue.
CAC and CGP LLC believe that the claims and demands described above against CAC and CGP LLC in the Delaware First Lien Lawsuit and Delaware Second Lien Lawsuit are without merit and intend to defend themselves vigorously. For the Delaware First Lien Lawsuit and Delaware Second Lien Lawsuit, at the present time, CAC and CGP LLC believe it is not probable that a material loss will result from the outcome of these matters. However, given the uncertainty of litigation, CAC and CGP LLC cannot provide assurance as to the outcome of these matters or of the range of reasonably possible losses should the matters ultimately be resolved against them. Should these matters ultimately be resolved through litigation outside of the financial restructuring of CEOC, which CAC and CGP LLC believe these matters would likely be long and protracted, and were a court to find in favor of the claimants in the Delaware First Lien Lawsuit or the Delaware Second Lien Lawsuit, such determination could have a material adverse effect on CAC and CGP LLC's business, financial condition, results of operations, and cash flows.
National Retirement Fund
In January 2015, a majority of the Trustees of the National Retirement Fund ("NRF"), a multi-employer defined benefit pension plan, voted to expel CEC and its participating subsidiaries ("CEC Group") from the plan. NRF claims that CEOC's bankruptcy presents an "actuarial risk" to the plan because, depending on the outcome of the bankruptcy proceeding, CEC might no longer be liable to the plan for any partial or complete withdrawal liability. NRF has advised the CEC Group that its expulsion has triggered withdrawal liability with a present value of approximately $360 million, payable in 80 quarterly payments of about $6 million.
Prior to NRF's vote, the CEC Group reiterated its commitment to remain in the plan and not seek rejection of any collective bargaining agreements in which the obligation to contribute to NRF exists. It is completely current with respect to pension contributions. The CEC Group opposed the NRF actions in the appropriate legal forums including seeking a declaratory judgment in federal district court challenging NRF's authority to expel the CEC Group and also seeking relief in the CEOC bankruptcy proceeding. The parties entered into a Standstill Agreement in March 2015 staying the CEC Group's obligation to commence quarterly payments and instead continue making its monthly contributions, and also setting a briefing schedule in the bankruptcy proceeding for both CEOC's motion that NRF's action violated the automatic stay and the CEC Group's motion to extend the stay to encompass NRF's collection lawsuit against CEC. The Bankruptcy Court denied CEOC's motion that NRF's action violated the automatic stay but CEOC's motion to extend the stay to encompass NRF's collection lawsuit against CEC is still pending. The Standstill Agreement remains in effect. Also, the federal district court has granted NRF's motion to dismiss CEC's declaratory judgment action agreeing with NRF that the governing statute requires that the issue must first be arbitrated. CEC has filed its Notice of Appeal challenging the district court's ruling.
CEC believes that its legal arguments against the actions undertaken by NRF are strong and will pursue them vigorously. Because legal proceedings with respect to this matter are at the preliminary stages, CEC cannot currently provide assurance as to the ultimate outcome of the matters at issue.
Other Matters
In recent years, governmental authorities have been increasingly focused on anti-money laundering ("AML") policies and procedures, with a particular focus on the gaming industry. In October 2013, CEOC's subsidiary, Desert Palace, Inc. (the owner of and referred to herein as Caesars Palace), received a letter from the Financial Crimes Enforcement Network of the United States Department of the Treasury ("FinCEN"), stating that FinCEN was investigating Caesars Palace for alleged violations of the Bank Secrecy Act to determine whether it is appropriate to assess a civil penalty and/or take additional enforcement action against Caesars Palace. Caesars Palace responded to FinCEN's letter in January 2014. Additionally, CEC was informed in October 2013 that a federal grand jury investigation regarding anti-money laundering practices of CEC and its subsidiaries had been initiated. CEC and Caesars Palace have been cooperating with FinCEN, the Department of Justice and the Nevada Gaming Control Board (the "GCB") on this matter. On September 8, 2015, FinCEN announced a settlement pursuant to which Caesars Palace agreed to an $8 million civil penalty for its violations of the Bank Secrecy Act, which penalty shall be treated as a general unsecured claim in Caesars Palace's bankruptcy proceedings. In addition, Caesars Palace agreed to conduct periodic external audits and independent testing of its AML compliance program, report to FinCEN on mandated improvements, adopt a rigorous training regime, and engage in a "look-back" for suspicious transactions. The terms of the FinCEN settlement were approved by the bankruptcy court on October 19, 2015.
CEOC and the GCB reached a settlement on the same facts as above, wherein CEC agreed to pay $1.5 million and provide to the GCB the same information that is reported to FinCEN and to resubmit its updated AML policies. On September 17, 2015, the settlement agreement was approved by the Nevada Gaming Commission. CEOC continues to cooperate with the Department of Justice in its investigation of this matter.
CCP LLC is party to ordinary and routine litigation incidental to CGP LLC's business. CGP LLC does not expect the outcome of any such litigation to have a material effect on CGP LLC's financial position, results of operations, or cash flows, as CGP LLC does not believe it is reasonably possible that CGP LLC will incur material losses as a result of such litigation.
Harrah's New Orleans Operating Agreement
Harrah's New Orleans operates under a casino operating contract with the Rivergate Development Corporation, as amended and restated on various occasions. The term of the amended casino operating contract expired in July 2014 and automatically renewed for 10 years. As amended, the contract requires Harrah's New Orleans to make minimum annual payments to the Louisiana Gaming Control Board ("Control Board") equal to the greater of 21.5% of gross gaming revenues from Harrah's New Orleans in the applicable casino operating contract fiscal year or $60.0 million for each annual period beginning after April 1, 2002. In addition, Harrah's New Orleans is required to pay an override on gross gaming revenues equal to (i) 1.5% of gross gaming revenues between $500.0 million and $700.0 million; (ii) 3.5% for gross gaming revenues between $700.0 million and $800.0 million; (iii) 5.5% for gross gaming revenues between $800.0 million and $900.0 million; and (iv) 7.5% for gross gaming revenues in excess of $900.0 million. For the years ended December 31, 2015 and 2014 and the period from October 22 through December 31, 2013, Harrah's New Orleans paid $71.4 million, $72.6 million and $14.1 million, respectively, to the Louisiana Gaming Control Board.
Playtika and Pacific Interactive Employment Agreements
In December 2011, a subsidiary of Caesars Interactive entered into employment agreements with certain selling shareholders of Playtika who had been managing Playtika both prior and subsequent to CIE's May 2011 acquisition. Under these employment agreements, a subsidiary of Caesars Interactive agreed to pay $4.0 million in success bonuses which were fully settled in 2014.
In addition, Caesars Interactive has remaining success bonuses payable to certain other Playtika employees. As of December 31, 2015 and 2014, payables were $2.1 million and $1.1 million, respectively. These success bonuses are dependent upon the receiving individuals still being employed on the dates that such bonuses become payable. The remaining success bonuses were settled in January 2016.
Pursuant to the terms of the Pacific Interactive acquisition agreement in February 2014, CIE agreed to pay retention bonuses totaling $10.0 million over a four-year period. This retention arrangement was amended by the HRC in November 2015 to reduce the total payout amount by $1.3 million to reflect a reduction in headcount among the covered workforce and to accelerate the timing of payments by three months. As of December 31, 2015 and 2014, future retention payments owed under this agreement totaled $7.0 million and $10.0 million, respectively.
Success and retention bonuses are included in Accrued expenses in the Consolidated Balance Sheets with a charge to compensation expense over the required service period.
Planet Hollywood Energy Services Agreement
Planet Hollywood's predecessor entered into an Energy Services Agreement ("ESA") with Northwind Aladdin, LLC ("Northwind") on September 24, 1998, subject to five subsequent amendments. Under the terms of the amended ESA, Northwind is required to provide chilled water, hot water and emergency power to Planet Hollywood from a central utility plant for a term that expires February 29, 2020. Planet Hollywood recorded expenses of $3.0 million, $3.0 million and $0.8 million during the years ended December 31, 2015 and 2014 and the period from October 22 through December 31, 2013, respectively, which is included in Property, general, administrative and other expenses in the accompanying Combined and Consolidated Statements of Operations. As of December 31, 2015 and 2014, Planet Hollywood had future minimum commitments and contingencies of $5.4 million and $8.4 million, respectively, related to the amended ESA.
Insurance Accruals
CGP LLC's properties are insured for workers' compensation, property, general liability and other insurance coverage through Caesars Entertainment. See Note 19 — Related Party Transactions for additional information.
Entertainment Commitments
In July 2013, Planet Hollywood terminated its lease with a third-party in order to retake possession of the larger performance theater space in Planet Hollywood, recently rebranded as The AXIS at Planet Hollywood Resort & Casino. In connection with that transaction, Planet Hollywood refurbished the theater and entered into a performance agreement with Britney Spears pursuant to which Ms. Spears agreed to perform at The AXIS starting in December 2013. The original performance agreement runs through the end of 2015. In September 2015, Planet Hollywood and Ms. Spears entered into a new performance agreement pursuant to which Ms. Spears agreed to continue to perform at The AXIS through December 2017. In November 2015, Planet Hollywood finalized its performance agreement with Jennifer Lopez pursuant to which Ms. Lopez agreed to perform at The AXIS starting in January 2016. The performance agreements with Ms. Spears and Ms. Lopez contain customary representations, warranties, covenants and agreements and exclusivity and non-compete provisions for similar transactions. As of December 31, 2015, CGP LLC's future commitments aggregate to approximately $78.5 million.
Contingent Consideration and Contingently Issuable Non-voting Membership Units
CGP LLC expects it will have to pay additional consideration associated with its acquisitions and the Transactions as previously discussed in Note 11 —Fair Value Measurements.
Management Fees to Related Party
See Note 19 — Related Party Transactions for discussion of management fees to related party.
Uncertainties
Since 2009, Harrah's New Orleans has undergone audits by state and local departments of revenue related to sales taxes on hotel rooms, parking and entertainment complimentaries. The periods that have been or are currently being audited are 2004 through 2013. In connection with these audits, certain periods have been paid under protest or are currently in various stages of litigation. As a result of these audits Harrah's New Orleans had accrued $3.6 million and $6.7 million at December 31, 2015 and 2014, respectively.
Note 13 — Leases
CGP LLC leases both real estate and equipment used in its operations and classifies those leases as either operating or capital leases for accounting purposes. As of December 31, 2015 and 2014, CGP LLC had capital leases included in Land, property and equipment, net in the accompanying Consolidated Balance Sheets (see Note 7 — Debt). The remaining lives of its operating leases ranged from one to 84 years with various automatic extensions.
Rental expense associated with operating leases is charged to expense in the year incurred. Rental expense for operating leases and other month-to-month cancellable leases are included in Operating expenses in the Combined and Consolidated Statements of Operations and amounted to $69.8 million, $67.1 million and $9.2 million for the years ended December 31, 2015 and 2014 and the period from October 22 through December 31, 2013, respectively.
As of December 31, 2015, CGP LLC's future minimum rental commitments under its non-cancellable operating leases are as follows:

(In millions) Year	Non-cancellable Operating Leases
2016	$50.2
2017	51.3
2018	52.0
2019	51.8
2020	51.4
Thereafter	634.2
Total future minimum rental commitments	$890.9
See Note 19 — Related Party Transactions for discussion of related party lease agreements that are included in the table above.
Note 14 — Supplemental Cash Flow Information
Changes in Working Capital Accounts
The increase/(decrease) in cash and cash equivalents due to the changes in working capital accounts were as follows:

(In millions)	Year Ended December 31, 2015	Year Ended December 31, 2014	October 22, 2013 Through December 31, 2013
Receivables	$(22.7)	$(21.4)	$(23.5)
Interest receivable from related party	—	(2.0)	9.8
Prepayments and other current assets	(8.4)	(2.5)	(3.7)
Accounts payable	4.3	3.4	(18.7)
Payable to related parties	(49.9)	31.4	18.6
Accrued expenses and other current liabilities	(11.8)	22.1	21.9
Foreign tax payable	(2.9)	3.1	1.4
Net change in working capital accounts	$(91.4)	$34.1	$5.8

 Cash Paid for Interest
The following table reconciles Interest expense, net of interest capitalized, per the Combined and Consolidated Statements of Operations, to cash paid for interest:

(In millions)	Year Ended December 31, 2015	Year Ended December 31, 2014	October 22, 2013 Through December 31, 2013
Interest expense, net of interest capitalized	$196.1	$172.9	$16.3
Adjustments to reconcile to cash paid for interest:
Net change in accruals	0.1	(31.0)	(4.4)
Debt Issuance costs and fees	—	(26.1)	—
Equitized intercompany loan interest	—	(3.6)	(1.9)
Prepaid bond interest	(0.9)	(0.6)	(0.2)
Net amortization of debt discounts and debt issuance costs	(10.9)	(16.9)	(4.8)
Change in fair value of derivatives	—	—	(0.1)
Capitalized interest	6.5	22.7	3.5
Cash paid for interest	$190.9	$117.4	$8.4

Cash payments for income taxes, net	$81.0	$44.6	$5.0
Significant Non-cash Transactions
There were no significant non-cash investing activities during the years ended December 31, 2015 and 2014. Significant non-cash investing activities for the period from October 22 through December 31, 2013 included $34.9 million of purchases classified as Land, property and equipment, net which had a corresponding liability in Accounts Payable in the Consolidated Balance Sheets.
On March 31, 2014, the related party promissory notes with Harrah's New Orleans and The Cromwell, including accrued interest, were settled for Harrah's New Orleans with CEOC and for The Cromwell with Caesars Entertainment. The settlement was accounted for as a net equity contribution in the amount of $139.9 million and is further described in Note 19 — Related Party Transactions.
Significant non-cash financing activities include (1) the issuance of non-voting shares to Caesars Entertainment in connection with the contribution of assets to CGP LLC by Caesars Entertainment during the year ended December 31, 2013; (2) $376.9 million related to the distribution of the CEOC bonds to CAC and CEC during the year ended December 31, 2014; (3) the automatic conversion of $47.7 million of convertible notes issued to Rock Gaming which were converted into 8,913 shares of Caesars Interactive common stock in November 2014; and (4) contribution of 648,046 and 521,218 CAC shares issued on October 21, 2015 and October 21, 2014, respectively, valued at $4.6 million and $4.8 million, respectively, to CGP LLC pursuant to the Equity Plan. These shares were contributed to CGP LLC by CAC as an additional investment into CGP LLC and CGP LLC issued an equivalent number of voting units in CGP LLC and distributed those units to CAC.
On October 21, 2013, the aggregate fair market value of the subscription rights issued by Caesars Entertainment in the Transactions was restored to Caesars Entertainment through a return of senior notes previously issued by CEOC from CGP LLC. The amount of the restoration was approximately $21.1 million. See Note 1 — Description of Business and Summary of Significant Accounting Policies.
Note 15 — Stock-based Compensation and Employee Benefit Plans
A number of employee benefit programs are established for purposes of attracting, retaining and motivating employees. The following is a description of the basic components of these programs as of December 31, 2015.
Stock-based Compensation Plans
Caesars Entertainment grants stock-based compensation awards in Caesars Entertainment common stock to certain employees that work for the management companies of CGP LLC's casino properties under the Caesars 2012 Performance Incentive Plan. Caesars Entertainment's allocated expense to CGP LLC associated with stock-based awards for the years ended December 31, 2015 and 2014 and the period from October 22 through December 31, 2013, allocations were $5.0 million, $1.3 million and $0.2 million.
Caesars Interactive grants stock-based compensation awards in Caesars Interactive common stock to its employees and service providers in accordance with the Plan, which is intended to promote the interests of Caesars Interactive and its shareholders by providing key employees, directors, service providers and consultants with an incentive to encourage their continued employment or service and improve the growth and profitability of Caesars Interactive.
For the years ended December 31, 2015 and 2014, the HRC approved, and CIE offered, certain holders of vested options the ability to exercise their options and, immediately subsequent to exercise, sell those shares back to CIE, consistent with the terms of the Liquidity Plan. For the years ended December 31, 2015 and 2014, cash paid under the Liquidity Plan for vested options and CIE shares owned by management totaled $54.9 million and $28.6 million, respectively.
The following is a description of the components of these programs under both the Plan and also the Liquidity Plan as of December 31, 2015:
Stock Options and Warrants
Time-based stock options and warrants have been granted to employees and non-employees, and are subject to graded vesting periods ranging from four to seven years. Vesting is subject to the participant's continued employment or service, through the applicable vesting date.
    All warrants to non-employees and the majority of the stock options to employees and non-employees contain a call option, at a fixed amount, which is exercisable by CIE. Since the embedded call feature is at a fixed price, the call feature could result in a repurchase amount that is less than the fair value of the underlying shares. Therefore, these options and warrants are liability-classified instruments and are measured at fair value at each reporting date for accounting purposes. Prior to 2014, options without the call provision were equity-classified instruments and were measured at their fair value at the date of grant for accounting purposes. All unexercised options and warrants expire on the tenth anniversary of the grant date.
As described above, the Committee approved the Liquidity Plan to provide offers to repurchase certain awards and CIE shares from participants of the Plan. For accounting purposes, the provisions of the Liquidity Plan were deemed to modify the awards underlying the Plan. Effectively, the Company has determined to account for the subject stock options and warrants as if CIE has a conditional obligation to settle such options in cash at some future date pursuant to the Liquidity Plan. However, (i) the Liquidity Plan is fully at CIE's discretion, (ii) requires additional approval by the HRC for all future purchases and (iii) makes no commitment that any specific employees will be permitted to participate in future shares or deemed share purchases, if any. As a result of this modification, all outstanding options and warrants granted under the Plan were modified to be accounted for as liability-classified awards at December 31, 2015.
Certain CIE employees have been granted CIE stock options with vesting conditions achieved upon CIE meeting certain consolidated earnings targets. These stock options are subject to the call feature as previously described and are thus classified as liability instruments, with compensation cost recorded over the estimated probable service period implied by the particular performance target pertaining to each tranche of awards.
Certain non-employees have been granted CIE stock options which initially contained vesting conditions associated with the legalization and implementation of online gaming in the U.S. Under the original grant agreements, these stock options were to vest based on conditions other than market, performance or service conditions and therefore were recorded as liability-classified instruments and were measured at their fair value at each reporting date for accounting purposes. These stock options were modified during 2015 to remove such vesting conditions and to instead subject the awards to graded three year vesting from the date of modification. These stock options are subject to the call feature described in the preceding paragraph, and are thus classified as liability instruments, with compensation cost to be recognized ratably by CIE over the amended three-year vesting schedule.
As of December 31, 2015, Caesars Interactive had 2,652 shares available for awards under the Plan. The following is a summary of Caesars Interactive's stock option and warrant activity for the year ended December 31, 2015:

	Shares	Weighted Average Exercise Price	Fair Value (1)	Weighted Average Remaining Contractual Term (years)
Outstanding at January 1, 2015	13,279	$3,953.85	$1,616.01	6.8
Granted	10,350	15,352.49	4,670.27
Exercised	(1,984)	2,424.20	671.52
Canceled	(588)	8,106.90	3,605.48
Outstanding at December 31, 2015	21,057	9,584.64	3,154.59	7.8
Vested and expected to vest at December 31, 2015	20,179	9,620.68	3,151.58	7.8
Exercisable at December 31, 2015	6,292	2,790.08	934.40	4.7
_________________________

(1)	Represents the average grant date fair value per option, using a Monte Carlo model.

When information is available, Caesars Interactive uses historical stock option and warrant holder behavioral data to estimate the option or warrant exercise and termination rates used in the option-pricing model. As CIE does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term, it was calculated through the Monte Carlo model assuming that the options and warrants will be disposed of either post-vesting but prior to a liquidity event, at the date of a liquidity event or after a liquidity event. Expected volatility was based on the historical volatility of the common stock of CIE's competitor peer group for a period approximating the expected life. Caesars Interactive has no current intention to pay dividends on its common stock. The risk-free interest rate within the expected term was based on the U.S. Treasury yield curve in effect at the time of grant. Valuation assumptions for Caesars Interactive's stock options and warrants for the indicated periods are presented below:

	Year Ended December 31, 2015	Year Ended December 31, 2014	October 22, 2013 Through December 31, 2013
Expected range of volatility	42.89% - 49.39%	46.48% - 56.77%	49.66 - 58.64%
Expected dividend yield	—%	—%	—%
Expected range of term (in years)	1.52 - 4.72	2.41 - 7.09	2.32 - 7.25
Risk-free interest rate range	0.67% - 1.73%	0.66% - 2.32%	0.55 - 2.51%
As of December 31, 2015, there was approximately $81.4 million of total unrecognized compensation expense related to Caesars Interactive's stock options to employees and no unrecognized compensation expense related to warrants to non-employees. As of December 31, 2015, this cost is expected to be recognized over a remaining average period of 3.3 years. For the years ended December 31, 2015 and 2014 and for the period from October 22 through December 31, 2013, the compensation cost that has been charged against earnings for stock options and warrants was approximately $39.0 million, $58.3 million and $16.6 million, respectively, which was included in Property, general, administrative and other in the Combined and Consolidated Statements of Operations.
At December 31, 2015, the intrinsic value of outstanding, vested and expected to vest, and exercisable stock options and warrants totaled $129.6 million, $123.5 million, and $81.5 million, respectively. The weighted-average grant date fair value of stock options granted during the years ended December 31, 2015 and 2014 was $4,670.27 and $4,717.02, respectively. The total intrinsic value of stock options exercised under the provisions of both the Liquidity Plan and the Plan during the years ended December 31, 2015 and 2014 was $21.3 million and $26.7 million, respectively.
Restricted Shares and Restricted Stock Units
Certain key employees of a subsidiary of Caesars Interactive have been granted restricted shares which became fully vested during 2014 and which were reclassified to equity in 2015.
Certain key Caesars Interactive employees have been granted RSUs, which are subject to vesting periods ranging from two to seven years. For RSU awards subject to a seven-year vesting period, 25% of the award vests ratably over four years, 25% vests ratably over five years, 25% vests ratably over six years and 25% vests ratably over seven years. The remaining RSUs are subject to either cliff vesting, whereby 100% of the award vests once the service period has been met, or graded vesting, whereby the award vests ratably over the service period.
For the period from October 22 through December 31, 2013, restricted shares and RSUs were equity-classified instruments and were measured at their fair value at the date of grant for accounting purposes. Restricted shares and RSUs were subject to the provisions of the Liquidity Plan as described above and were deemed modified in 2014. As a result of this modification, the Company reversed any previously recorded expense in 2014 and any outstanding restricted shares and RSUs were recorded at fair value at December 31, 2015 and 2014. If an RSU is not repurchased within six months and one day of vesting, the award will be reclassified to equity and CIE will no longer record the award at fair value.
The following is a summary of Caesars Interactive's RSU and restricted shares activity for the year ended December 31, 2015:

	Shares	Fair Value	Weighted Average Remaining Contractual Term (years)
Outstanding (non-vested) at January 1, 2015	5,096	$6,494.71	4.1
Granted (RSUs)	924	13,161.70
Vested	(1,025)	6,004.02
Canceled (RSUs)	(456)	7,649.01
Outstanding (non-vested) at December 31, 2015	4,539	7,827.24	8.2

As of December 31, 2015, there was approximately $62.5 million of total unrecognized compensation cost related to RSUs and restricted shares, which is expected to be recognized over a remaining period of 3.2 years. For the years ended December 31, 2015 and 2014 and for the period from October 22 through December 31, 2013, total compensation expense that was recorded in earnings for RSUs and restricted shares was approximately $20.5 million, $28.4 million and $1.2 million, respectively, included in Property, general, administrative and other in the Combined and Consolidated Statements of Operations.
The weighted-average grant date fair value of RSUs and restricted shares granted during the years ended December 31, 2015 and 2014 was $13,161.70 and $10,019.69, respectively. The fair value of RSUs and restricted shares vested during the years ended December 31, 2015 and 2014 was $15.4 million and $40.3 million, respectively.
As of December 31, 2015 and 2014, the liability for awards under the Plan totaled $106.2 million and $103.2 million, of which $5.1 million and $15.0 million is included in Accrued expenses and $101.1 million and $88.2 million is included in Deferred credits and other in the Consolidated Balance Sheets.
Share Repurchases
During the year ended December 31, 2013, CIE repurchased shares at prices ranging from $5,221 to $5,446 per share. Aggregate consideration paid by CIE totaled $9.9 million during the year ended December 31, 2013.
During the year ended December 31, 2014, CIE repurchased shares at prices ranging from $8,000 to $10,710 per share. Aggregate consideration paid by CIE totaled $28.6 million during the year ended December 31, 2014.
During the year ended December 31, 2015, CIE repurchased shares at prices ranging from $12,630 to $15,340 per share. Aggregate consideration paid by CIE totaled $54.9 million during the year ended December 31, 2015.
During January and February 2016, CIE repurchased shares at a price of $15,740 per share. Aggregate consideration paid by CIE totaled $26.7 million during January and February 2016.
Valuation of Caesars Interactive Common Stock
Caesars Interactive determines the value of its common stock in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation (the "Practice Aid"). Valuations were determined with the assistance of a third-party valuation firm.
In performing these valuations, the valuation specialists considered the appropriate valuation methodology to use based on the stage of development of CIE at each valuation date, in accordance with the Practice Aid. The valuation specialists considered a number of significant valuation events including, but not limited to, voluntary redemptions of shares by management shareholders electing to redeem such shares, exercises of options by third-part investors to purchase shares of common stock, recent initial public offerings in the social and mobile gaming business unit, independent third-party valuations of the WSOP trade name and exclusive rights to host the WSOP tournaments and recent acquisitions.
Employee Benefit Plans
Caesars Entertainment maintains a defined contribution savings and retirement plan in which employees of CGP LLC and its subsidiaries may participate. The plan, among other things, provides for pretax and after-tax contributions by employees. See Note 19 — Related Party Transactions for additional information regarding Employee Benefit Plans.
Multiemployer Benefit Plans
Certain employees of Caesars Entertainment are covered by union sponsored, collectively bargained, health and welfare multiemployer benefit plans. See Note 19 — Related Party Transactions for additional information regarding Multiemployer Benefit Plans.

Note 16 — Property, General, Administrative and Other
Property, general, administrative and other expense consisted of the following:

(In millions)	Year Ended December 31, 2015	Year Ended December 31, 2014	October 22, 2013 Through December 31, 2013
Payroll costs	$194.5	$115.9	$19.3
Advertising	138.2	116.4	16.2
Corporate allocations	75.3	52.8	13.6
Research and development	72.6	60.1	7.8
Stock-based compensation	64.5	88.0	17.8
Rental expense	60.1	54.8	6.9
License, franchise tax and other	45.8	41.8	6.1
Entertainment expense	32.9	34.9	3.9
Utilities	29.6	27.9	4.1
Acquisition and integration costs	0.3	17.4	14.7
Other	52.8	109.2	13.7
Total Property, general, administrative and other	$766.6	$719.2	$124.1
Note 17 — Casino Promotional Allowances
The retail value of accommodations, food and beverage, and other services furnished to guests without charge is included in gross revenues and then deducted as Casino promotional allowances.
The estimated retail value of such Casino promotional allowances is included in Net revenues as follows:

(In millions)	Year Ended December 31, 2015	Year Ended December 31, 2014	October 22, 2013 Through December 31, 2013
Food and beverage	$100.6	$93.6	$16.1
Rooms	81.8	74.3	15.0
Other	9.3	11.7	2.5
	$191.7	$179.6	$33.6
The estimated cost of providing such promotional allowances is included in operating expenses as follows:

(In millions)	Year Ended December 31, 2015	Year Ended December 31, 2014	October 22, 2013 Through December 31, 2013
Food and beverage	$60.7	$61.4	$10.4
Rooms	25.5	26.3	5.4
Other	5.4	7.3	1.3
	$91.6	$95.0	$17.1
Note 18 — Write-downs, Reserves and Project Opening Costs, Net of Recoveries
Write-downs, reserves and project opening costs, net of recoveries include project opening costs, remediation costs, costs associated with efficiency projects, project write-offs, demolition costs and other non-routine transactions, net of recoveries.

The components of Write-downs, reserves and project opening costs, net of recoveries are as follows:

(In millions)	Year Ended December 31, 2015	Year Ended December 31, 2014	October 22, 2013 Through December 31, 2013
Divestitures and abandonments	$5.6	$6.0	$1.3
Project opening costs	2.6	34.1	1.8
Remediation costs	2.2	9.3	0.9
Efficiency projects	0.2	1.2	—
Impairment	—	2.5	—
Other	1.5	—	(0.1)
	$12.1	$53.1	$3.9

Note 19 — Related Party Transactions
WSOP Trade Name
In 2009, Caesars Interactive acquired the WSOP trademarks and associated rights from CEOC for $15.0 million. At the same time, Caesars Interactive entered into a Trademark License Agreement with CEOC, pursuant to which CEOC acquired an exclusive, perpetual, royalty-free license to use the WSOP trademarks in connection with hosting the WSOP tournaments, operating WSOP branded poker rooms and selling certain WSOP branded retail items. This agreement remains in effect indefinitely, unless earlier terminated pursuant to the agreement's terms.
In 2011, Caesars Interactive entered into a series of transactions pursuant to which Caesars Interactive effectively repurchased the exclusive rights to host the WSOP tournaments from CEOC for $20.5 million. The 2009 Trademark License Agreement remains in effect with respect to WSOP branded poker rooms and retail items, but the rights to host WSOP tournaments are owned by Caesars Interactive. As part of the 2011 transactions, Caesars Interactive entered into a Trademark License Agreement with CEOC pursuant to which Caesars Interactive granted CEOC the right to host the WSOP tournaments at the Rio Hotel in Las Vegas or at such other property agreed to by the parties, in exchange for a $2.0 million per year fee. Simultaneously, Caesars Interactive entered into a Circuit Event Agreement with CEOC pursuant to which Caesars Interactive granted CEOC the right to host a certain number of WSOP circuit events at various properties of CEOC for a price of $75,000 per event. Both agreements are in effect until September 1, 2017, unless earlier terminated pursuant to the agreements' respective terms. Revenues under this agreement associated with the WSOP circuit events amounted to $0.9 million, $1.7 million and $0.5 million for the years ended December 31, 2015 and 2014 and the period from October 22 through December 31, 2013, respectively.
Cross Marketing and Trademark License Agreement
In 2011, Caesars Interactive entered into a Cross Marketing and Trademark License Agreement with Caesars World, Inc., Caesars License Company, LLC, Caesars Entertainment and CEOC. In addition to granting Caesars Interactive the exclusive rights to use various brands of Caesars Entertainment in connection with social and mobile games and online real money gaming in exchange for a 3% royalty, this agreement also provides that CEOC will provide certain marketing and promotional activities for Caesars Interactive, including participation in Caesars Entertainment's Total Rewards loyalty program, and Caesars Interactive will provide certain marketing and promotional activities for Caesars Entertainment and CEOC. The agreement also provides for certain revenue share arrangements where Caesars Interactive pays CEOC for customer referrals. This agreement is in effect until December 31, 2026, unless earlier terminated pursuant to the agreement's terms. For the years ended December 31, 2015 and 2014 and the period from October 22 through December 31, 2013, Caesars Interactive paid $3.0 million, $0.6 million and $0.2 million, respectively, pursuant to the terms of the Cross Marketing and Trademark License Agreement.
Cash Activity with Affiliates
Prior to the May 2014 purchase of these properties by CGPH, Harrah's New Orleans, Bally's Las Vegas, The Cromwell and The LINQ Hotel & Casino transferred cash in excess of operating requirements and regulatory needs to CEOC on a daily basis. Cash transfers from CEOC to these properties were also made based upon needs to fund daily operations, including accounts payable, payroll and capital expenditures. The net of these transfers is reflected in Net transfers to parent and affiliates in the Cash flows from operating activities section of the Combined and Consolidated Statements of Cash Flows and Transactions with parent and affiliates, net in the Combined and Consolidated Statements of Stockholders' Equity. Subsequent to the May 2014 purchase of these properties by CGPH, the transfers of cash in excess of operating requirements and regulatory needs to CEOC and cash transfers from CEOC to fund daily operations no longer occur.

Formation of Caesars Enterprise Services, LLC
CES, a services joint venture among CEOC, CERP, a subsidiary of Caesars Entertainment, and CGPH, (together the "Members" and each a "Member") manages CGP LLC's properties and provides CGP LLC with access to Caesars Entertainment's management expertise, intellectual property, back office services and Total Rewards loyalty program. CES also employs personnel under each property's corresponding property management agreement. Operating expenses are allocated to each Member with respect to their respective properties serviced by CES in accordance with historical allocation methodologies, subject to annual revisions and certain prefunding requirements. Corporate expenses that are not allocated to the properties directly are allocated by CES to CEOC, CERP, and CGPH according to their allocation percentages (initially 70.0%, 24.6% and 5.4%, respectively), subject to annual review. As a result of an annual review undertaken in September 2015 but effective July 2015, the allocation percentages were revised to 65.4%, 21.8% and 12.8%, respectively. CGPH has notified CES, CEOC and CERP that it objects to the new expense allocation but will pay the revised expense allocations under protest and reserves all rights. On October 1, 2014, CES began operations in Nevada, Louisiana and certain other jurisdictions in which regulatory approval had been received or was not required, including through the commencement of direct employment by CES of certain designated enterprise-wide employees.
Omnibus License and Enterprise Services Agreement
On May 20, 2014, the Members entered into an Omnibus License and Enterprise Services Agreement (the "Omnibus Agreement"), which granted licenses to the Members and certain of their affiliates in connection with the formation of CES. Initial contributions by the Members included a $22.5 million cash payment by CGP LLC on behalf of CGPH in October 2014. Pursuant to a capital call during the three months ended December 31, 2014, CGP LLC contributed an additional $0.1 million on behalf of CGPH. Pursuant to capital calls during the year ended December 31, 2015, CGPH contributed an additional $3.9 million to CES. On October 1, 2014 and January 1, 2015, the Members transitioned certain executives and employees to CES and the services of such employees were available as part of CES's provision of services to the Members and certain of their affiliates that own properties that require CES services under the Omnibus Agreement.
Under the Omnibus Agreement, CEOC, Caesars License Company, LLC ("CLC"), Caesars World, Inc. ("CWI"), CGPH and certain of their subsidiaries that granted CES a non-exclusive, irrevocable, world-wide, royalty-free license in and to all intellectual property owned or used by such licensors, including all intellectual property (a) currently used, or contemplated to be used, in connection with the properties owned by the Members and their respective affiliates, including any and all intellectual property related to the Total Rewards program, and (b) necessary for the provision of services contemplated by the Omnibus Agreement and by the applicable management agreement for any such property (collectively, the "Enterprise Assets").
CES granted to the properties owned or controlled by the Members, and their respective affiliates, non-exclusive licenses to the Enterprise Assets. CES granted to CEOC, CLC, CWI, CGPH and the properties owned or controlled by the Members licenses to any intellectual property that CES develops or acquires in the future that is not a derivative of the intellectual property licensed to it. CES also granted to CEOC, CLC, CWI and CGPH a non-exclusive license to intellectual property specific to the properties controlled by CGPH, CERP and their subsidiaries for any uses consistent with the uses made by CEOC, CLC, and CWI with respect to such intellectual property prior to the date of the Omnibus Agreement.
Allocated General Corporate Expenses
Prior to the May 2014 transactions described in Note 1 — Description of Business and Summary of Significant Accounting Policies, Harrah's New Orleans, Bally's Las Vegas, The LINQ Hotel & Casino and The Cromwell functioned as part of the larger group of companies owned by CEC and its subsidiaries. Prior to October 21, 2013, Planet Hollywood, CIE and Horseshoe Baltimore functioned as part of the larger group of companies owned by CEC and its subsidiaries. CEOC performed certain corporate overhead functions for these properties. These functions included, but were not limited to, payroll, accounting, risk management, tax, finance, recordkeeping, financial statement preparation and audit support, legal, treasury, regulatory compliance, insurance, information systems, office space, and corporate and other centralized services. Costs associated with centralized services have been allocated based on a percentage of revenue, or on another basis.
CGP LLC entered into a management services agreement with CEOC pursuant to which CEOC and its subsidiaries provide certain services to CGP LLC and its subsidiaries. The agreement, among other things:

•
provides that CEOC and its subsidiaries provide (a) certain corporate services and back office support, including payroll, accounting, risk management, tax, finance, recordkeeping, financial statement preparation and audit support, legal, treasury functions, regulatory compliance, insurance, information systems, office space, and corporate and other centralized services and (b) certain advisory and business management services, including developing business strategies, executing financing transactions and structuring acquisitions and joint ventures;

•	allows the parties to modify the terms and conditions of CEOC's performance of any of the services and to request additional services from time to time; and

•	provides for payment of a service fee to CEOC in exchange for the provision of services, plus a margin of 10%.
In addition, the shared service agreements pursuant to which CEOC provided similar services to Planet Hollywood, Harrah's New Orleans, Bally's Las Vegas, The LINQ Hotel & Casino and The Cromwell that were in place prior to the transactions continued to remain in force. As discussed in Formation of Caesars Enterprise Services LLC above, these services were assumed by CES in 2014.
The Combined and Consolidated Statements of Operations reflects an allocation of both expenses incurred in connection with these shared services agreements and directly billed expenses incurred through Caesars Entertainment, CES and CEOC. General corporate expenses have been allocated based on a percentage of revenue, or on another basis (such as headcount), depending upon the nature of the general corporate expense being allocated. CGP LLC recorded allocated general corporate expenses (including at times a 10% surcharge) and directly billed expenses totaling $135.4 million, $110.4 million and $18.4 million for the years ended December 31, 2015 and 2014 and for the period from October 22 through December 31, 2013, respectively. The net payable balances for allocated and directly billed expenses are recorded in Payables to related parties in the Consolidated Balance Sheets.
The allocations of general corporate expenses may not reflect the expense CGP LLC would have incurred if it were a stand-alone company nor are they necessarily indicative of CGP LLC's future costs. Management believes the assumptions and methodologies used in the allocation of general corporate expenses from Caesars Entertainment, CES and CEOC are reasonable. Given the nature of these costs, it is not practicable for CGP LLC to estimate what these costs would have been on a stand-alone basis.
Contingently Issuable Non-voting Membership Units
In connection with the Transactions, CGP LLC recorded a liability of $167.8 million representing the fair value of additional non-voting membership units contingently issuable to Caesars Entertainment during 2016. The estimated fair value of the contingently issuable non-voting membership units at December 31, 2015 and 2014 was $228.0 million and $345.2 million, respectively. At December 31, 2015, CGP LLC reclassified the balance for Contingently issuable non-voting membership units from Liabilities to Additional paid-in capital as the number of CGP LLC non-voting membership units are no longer variable.
Management Fees
Harrah's New Orleans, The LINQ Hotel & Casino, Bally's Las Vegas and The Cromwell Management Fees
The Property Managers are wholly-owned indirect subsidiaries of CEOC, and prior to the assignment of each respective management agreement to CES as of October 1, 2014, managed the operations of Harrah's New Orleans, The LINQ Hotel & Casino, Bally's Las Vegas and The Cromwell. Fees paid to the Property Managers for such services include a base management fee calculated at 2.0% of adjusted gross operating revenue plus net casino wins, and an incentive fee calculated at 5.0% of EBITDA less the base management fee. For the years ended December 31, 2015 and 2014, the fees were $27.9 million and $14.5 million, respectively. These fees were included in Management fees to related parties in the Combined and Consolidated Statements of Operations. As of December 31, 2015 and 2014, the payable balance related to these fees and recorded in Payables to related party in the Consolidated Balance Sheets were $0.8 million and $0.9 million, respectively.
In May 2014, CGPH purchased a 50% interest in the management fee revenues of the Property Managers for $138.0 million, recognized as a long-term prepaid asset included in Prepaid management fees to related parties in the Consolidated Balance Sheets. The prepaid asset will be amortized over 15 years, which represents the term of the related management contracts. During the years ended December 31, 2015 and 2014, CGP LLC recorded amortization in the amount of $9.2 million and $6.1 million, respectively, which is included in Management fees to related parties in the Combined and Consolidated Statements of Operations. Additionally, during the years ended December 31, 2015 and 2014, CGP LLC received 50% of the management fees paid in the amount of $14.0 million and $7.2 million, respectively, which is included in Management fees to related parties in the Combined and Consolidated Statements of Operations.
Planet Hollywood and Baltimore Management Fees
PHW Manager is a wholly-owned subsidiary of CEOC, and prior to the assignment of the management agreement to CES as of October 1, 2014, managed the operations of Planet Hollywood. Fees paid to PHW Manager for such services include a base management fee calculated at 3.0% of adjusted gross operating revenue plus net casino wins, and an incentive fee calculated at 4.5% of EBITDA less the base management fee. For the years ended December 31, 2015 and 2014 and period from October 22 through December 31, 2013, the fees were $20.9 million, $18.4 million and $3.6 million, respectively. These fees were included in Management fees to related parties in the Combined and Consolidated Statements of Operations. As of December 31, 2015 and 2014, the payable balances related to these fees and recorded in Payables to related parties in the Consolidated Balance Sheets were $0.8 million and $0.6 million, respectively.
Caesars Baltimore Management Company LLC ("CBMC"), a wholly-owned subsidiary of CEOC, manages the operations of the Horseshoe Baltimore. Fees paid to CBMC for such services include a base management fee calculated at

2.0% of adjusted gross operating revenue plus net casino wins, and an incentive fee calculated at 5.0% of EBITDA less the base management fee. The Horseshoe Baltimore completed construction and commenced operations in August 2014. For the years ended December 31, 2015 and 2014 and period from October 22 through December 31, 2013, the fees were $8.4 million, $3.5 million and zero, respectively. These fees were included in Management fees to related parties in the Combined and Consolidated Statements of Operations. As of December 31, 2015 and 2014, the payable balances related to these fees and recorded in Payables to related parties in the Consolidated Balance Sheets were $1.6 million and $0.9 million, respectively.
On October 21, 2013, CGP LLC purchased a 50% interest in the management fee revenues of PHW Manager and CBMC, which holds a management agreement to manage the Horseshoe Baltimore (see Note 1 — Description of Business and Summary of Significant Accounting Policies) for $90 million, recognized as long-term prepaid assets included in Prepaid management fees to related parties in the Consolidated Balance Sheets. The majority of the prepaid assets totaling $70 million is related to Planet Hollywood and will be amortized over 35 years, which represents the term of the related management contract. The remaining $20 million, related to the Maryland Joint Venture, will be amortized over 15 years, which represents the term of the related management contract. For the years ended December 31, 2015 and 2014 and period from October 22 through December 31, 2013, CGP LLC recorded amortization in the amount of $3.3 million, $2.5 million, and $0.4 million, respectively, which is included in Management fees to related parties in the Combined and Consolidated Statements of Operations.
Additionally, for the years ended December 31, 2015 and 2014 and period from October 22 through December 31, 2013, CGP LLC received 50% of the Planet Hollywood management fee paid in the amount of $10.2 million, $9.4 million and $1.8 million, respectively, which is included in Management fees to related parties in the Combined and Consolidated Statements of Operations. For the years ended December 31, 2015 and 2014, CGP LLC received 50% of the Horseshoe Baltimore management fee paid in the amount of $4.2 million and $1.3 million, respectively, which is included in Management fees to related parties in the Combined and Consolidated Statements of Operations.
Baltimore Consulting Agreements
On October 23, 2012, CBAC entered into a development and consulting agreement with CVPR Consulting, LLC and a consulting agreement with PRT TWO LLC to assist with the development of Horseshoe Baltimore. Also on October 23, 2013 CBMC entered into a consulting agreement with Rock Gaming LLC to assist with the development of Horseshoe Baltimore. Rather than allocate the fee CBMC would pay to Rock Gaming LLC to CBAC, CBAC directly pays Rock Gaming LLC. For the years ended December 31, 2015 and 2014, consulting agreement fees included in Management fees to related parties in the Combined and Consolidated Statements of Operations related to these agreements totaled $2.7 million and $0.9 million, respectively. For the years ended December 31, 2015 and 2014, the payable balances related to the consulting agreement fees and recorded in Payables to related parties in the Consolidated Balance Sheets were $0.4 million in each year.
Share-based Payments to Non-employees of CAC or CGP LLC
On April 9, 2014, the CAC's Board of Directors approved the CAC Equity-Based Compensation Plan for CEC Employees for officers and employees of CEC and its subsidiaries, as well as certain other individual consultants and advisers of CEC and its subsidiaries (the "Equity Plan"). CEC will administer the Equity Plan. Under the Equity Plan, CEC is authorized to grant stock options, stock appreciation rights, stock bonuses, restricted stock, performance stock, stock units, phantom stock, dividend equivalents, cash awards, rights to purchase or acquire shares or similar securities in the form of or with a value related to our Common Stock to officers, employees, directors, individual consultants and advisers of CEC and its subsidiaries. The Equity Plan will terminate ten years after approval by the Board. Subject to adjustments in connection with certain changes in capitalization, the maximum value of the shares of our Common Stock that may be delivered pursuant to awards under the Equity Plan is $25.0 million.
On May 8, 2014, CEC granted awards to officers, employees, directors, individual consultants and advisers of CEC and its subsidiaries in accordance with the Equity Plan to reward and provide incentive for services provided in their capacity, promote the success of CGP LLC, and more closely align the interests of such individuals with those of the stockholders of the Company. Awards under this plan vest one-third on each of October 21, 2014, 2015 and 2016. Expense associated with the vesting of such awards is recorded as management fee expense by CGP LLC, totaling $11.9 million and $9.9 million for the years ended December 31, 2015 and 2014, respectively. Upon issuance of shares pursuant to this plan, such shares will be contributed to CGP LLC by CAC as additional investment into that entity, at which time CGP LLC will settle its management fee obligation with CEC and its subsidiaries through a distribution of such shares to CEC. Also upon issuance of shares pursuant to this plan, CGP LLC will issue an equivalent number of voting units in CGP LLC and distribute those units to CAC. On October 21, 2015, 648,046 CAC shares valued at $4.6 million vested and were issued pursuant to the Equity Plan. On October 21, 2014, 521,218 CAC shares valued at $4.8 million vested and were issued pursuant to the Equity Plan. These shares were contributed to CGP LLC by CAC as an additional investment into CGP LLC, at which time CGP LLC settled its management fee obligation with CEC and its subsidiaries through a distribution of such shares to CEC. Also upon issuance of these shares, CGP LLC issued an equivalent number of voting units in CGP LLC and distributed those units to CAC.

Total Rewards Point Liability Program
CEOC's customer loyalty program, Total Rewards, offers incentives to customers from their spending related to on-property entertainment expenses, including gaming, hotel, dining, and retail shopping at our casino entertainment facilities located in the U.S. and Canada. Under the program, customers are able to accumulate, or bank, reward credits over time that they may redeem at their discretion under the terms of the program. The reward credit balance will be forfeited if the customer does not earn a reward credit over the prior six-month period. As a result of the ability of the customer to bank the reward credits, we accrue the estimated cost of fulfilling the redemption of reward credits, after consideration of estimated forfeitures (referred to as "breakage"), as they are earned. The estimated value of reward credits is expensed as the reward credits are earned by customers and is included in direct casino expense. The estimated cost of fulfilling the redemption of reward credits is based upon the cost of historical redemptions and is accrued by CEOC, with the incremental charges included in Payables to related parties in the Consolidated Balance Sheets.
In addition to reward credits, customers at certain of our properties can earn points based on play that are redeemable in the form of credits playable at the gaming machine. CGP LLC accrues the cost of redeemable points, after consideration of estimated breakage, as they are earned. The cost is recorded as contra-revenue and is included in casino promotional allowances.
Use of Bally's, Harrah's, and LINQ Trademarks
Bally's Las Vegas and Harrah's New Orleans have historically used the Bally's and Harrah's trademarks, which are owned by CEOC. CEOC has not historically charged a royalty fee for the use of these trademarks, and has not charged fees subsequent to the closing of the transactions described in Note 1 — Description of Business and Summary of Significant Accounting Policies. Accordingly, no such charges were recorded in the Combined and Consolidated Financial Statements. As discussed above, CGP LLC entered into a management agreement with CEOC in connection with the Acquired Properties Transaction and Harrah's Transaction, which among other services, includes the use of CEOC-owned trademarks. As discussed in Formation of Caesars Enterprise Services LLC above, these services were assumed by CES in 2014. The LINQ Hotel & Casino uses its trademark, which is owned by CLC, in connection with this agreement.
Long-term Debt to Related Party
Caesars Interactive entered into a credit facility with Caesars Entertainment (the "Credit Facility") whereby Caesars Entertainment provided to Caesars Interactive unsecured intercompany loans as requested by CIE and approved by Caesars Entertainment on an individual transaction basis. In connection with the May 2011 purchase of 51% of Playtika, the December 2011 purchase of the remaining 49% interest in Playtika and the December 2012 Buffalo Studios acquisition, Caesars Interactive borrowed $168.4 million under the Credit Facility. No principal payments were required on the unsecured intercompany loans until their maturity date of November 29, 2016. The unsecured intercompany loans bore interest on the unpaid principal amounts at a rate per annum equal to LIBOR plus 5%. This credit facility did not have any restrictive or affirmative covenants. For the years ended December 31, 2015 and 2014 and the period from October 22 through December 31, 2013, CGP LLC recorded $1.3 million, $2.1 million and $0.4 million, respectively, of interest expense associated with this debt. The outstanding CIE balance on the Credit Facility as of December 31, 2014 was $39.8 million which was repaid in its entirety during the year ended December 31, 2015.
The Cromwell and Harrah's New Orleans Promissory Notes
In November 2013, The Cromwell entered into a $15.5 million unsecured promissory note, payable to Caesars Entertainment and bearing interest at 11%. Interest was to be accrued semi-annually in June and December. There were no financial covenants required under the note.
In December 2002, Harrah's New Orleans entered into a $123.7 million unsecured promissory note, payable on demand to CEOC bearing interest at 8% with no scheduled repayment terms. There were no financial covenants required under the note. Any amount of principal and interest not paid when due bore additional interest at 2%. Accrued interest was settled on a monthly basis with charges to transactions with parents and affiliates, net.
On March 31, 2014, all existing related party debt, including accrued interest, was settled for The Cromwell with Caesars Entertainment and for Harrah's New Orleans with CEOC. The settlement was accounted for as a net equity contribution in the amount of $139.9 million.
Insurance Accruals
The CGP LLC properties are insured for workers' compensation, property, general liability and other insurance coverage through Caesars Entertainment and are charged premiums by Caesars Entertainment based on claims activity. CGP LLC is self-insured for employee health, dental, vision and other insurance and its insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of actuarial estimates of incurred but not reported claims. In estimating these reserves, historical loss experience and judgments about the expected levels of costs per claim are considered. These claims are accounted for based on actuarial estimates of the undiscounted claims, including those claims incurred but not reported. The use of actuarial methods to account for these liabilities provides a consistent and effective way to measure these highly judgmental accruals and was believed to be reasonable. CGP LLC regularly monitors the potential for changes in estimates, evaluates its insurance accruals, and adjusts its recorded provisions.
Employee Benefit Plans
Caesars Entertainment maintains a defined contribution savings and retirement plan in which certain employees of CGP LLC may participate. The plan, among other things, provides for pretax and after-tax contributions by employees. Under the plan, participating employees may elect to contribute up to 50% of their eligible earnings, provided that participants who are designated as highly compensated will have their contributions limited to ensure the plan does not discriminate in their favor. In April 2012, Caesars Entertainment reinstated a limited employer match. Caesars Entertainment maintains an employer match of up to $600 per year. CGP LLC's reimbursement for Caesars Entertainment's contribution expense for the years ended December 31, 2015 and 2014 and the period from October 22 through December 31, 2013 was $2.4 million, $2.1 million and $0.1 million, respectively.
Caesars Entertainment also maintains deferred compensation plans, stock-option plans and an executive supplemental savings plan under which certain employees of CGP LLC may defer a portion of their compensation. The expenses charged by Caesars Entertainment to CGP LLC are included in Property, general, administrative and other in the Combined and Consolidated Statements of Operations.
Multiemployer Benefit Plans
Certain employees of Caesars Entertainment are covered by union sponsored, collectively bargained, health and welfare multiemployer benefit plans. CGP LLC's reimbursement for Caesars Entertainment's contributions and charges for these plans was $35.7 million, $30.2 million and $5.7 million for the years ended December 31, 2015 and 2014 and the period from October 22 through December 31, 2013, respectively. These expenses are included in Property, general, administrative and other in the Combined and Consolidated Statements of Operations.
Equity Incentive Awards
Caesars Entertainment maintains equity incentive award plans in which employees of CGP LLC may participate. Caesars Entertainment allocates an appropriate amount of cost for these awards to each subsidiary where employees participate. For the years ended December 31, 2015 and 2014 and the period from October 22 through December 31, 2013, allocations were $5.0 million, $1.3 million and $0.2 million.
Lease Agreements
On April 25, 2011, The LINQ Hotel & Casino entered into an agreement pursuant to which it will lease a land parcel from Caesars LINQ LLC ("The LINQ"), an indirect wholly-owned subsidiary of Caesars Entertainment, under an operating lease with an expiration date of April 25, 2026. The land parcel is utilized by The LINQ Hotel & Casino for gaming and other space. Pursuant to the terms of the agreement, The LINQ Hotel & Casino is required to pay The LINQ rent of approximately $1.3 million per month beginning on January 1, 2014, totaling $15.0 million for both years ended December 31, 2015 and 2014.
Bally's Las Vegas leases land to JGB Vegas Retail Lessee, LLC ("JGB Lessee") under a ground lease that includes annual base rent payments with annual escalations as well as an annual percentage of revenue payable should JGB Lessee revenues exceed a breakpoint as defined in the lease agreement, which is paid on a monthly basis. Rental payments began in February 2015. GB Investor, LLC, a wholly-owned subsidiary of Caesars Entertainment, has an approximate 10% ownership interest in JGB Lessee. Monthly revenues of $0.4 million from the ground lease are currently being recognized straight-line over the term of the lease starting in December 2013 upon transfer of rights to the property and are included in Other revenue in the Combined and Consolidated Statements of Operations and Comprehensive Income/(Loss).
Payables to Related Party
In connection with the July 2013 execution of the Baltimore Credit Facility, Caesars Baltimore and the other joint venture partners each provide, on a several and not joint basis, a completion guarantee with respect to the Baltimore Development, which guarantees completion of the construction of the Baltimore Development, availability of contemplated working capital and the discharge, bonding or insuring over of certain liens in connection with the Baltimore Development. The maximum liability of Caesars Baltimore Investment Company, LLC under its completion guarantee was approximately $9.1 million, representing fair value, as of December 31, 2014. The guarantee was recorded as Payables to related parties and Restricted cash on the Consolidated Balance Sheets of CGP LLC (see Note 7 — Debt for additional information regarding the Baltimore Credit Facility). During the year ended December 31, 2015, the completion guarantee of $9.1 million was paid to CEOC.

Investments in Notes and Interest Receivable from Related Party
On May 5, 2014, CGP LLC entered into a note purchase agreement to sell a portion of its CEOC Notes back to CEOC at fair market value. On July 29, 2014, CGP LLC received $451.9 million of consideration (including $3.8 million for interest) in connection with the CEOC Notes purchase transaction and recognized a gain of $99.4 million.
On August 6, 2014, CGP LLC effectuated a distribution of its 5.75% and 6.50% CEOC Notes as a dividend to its members, pro-rata based upon each member's ownership percentage in CGP LLC. Immediately prior to the Notes Distribution, CGP LLC recorded an impairment charge of $63.5 million to release losses that had been accumulated in Accumulated other comprehensive income, given that CGP LLC would not recover its amortized cost basis in the CEOC Notes.
For the year ended December 31, 2014 and the period from October 22 through December 31, 2013, interest income from related parties included $38.8 million and $12.7 million, respectively, of income based on the stated interest rate and $80.4 million and $23.1 million, respectively, of accretion of discount.
Rock Gaming, LLC
Rock Gaming holds approximately 11.0% and 10.8% of Caesars Interactive's outstanding common stock as of December 31, 2015 and 2014, respectively. CGP LLC entered into an agreement with Rock Gaming to develop an entertainment facility in the City of Baltimore and CGP LLC issued $47.7 million convertible notes to Rock Gaming that were convertible into approximately 8,913 shares of Caesars Interactive common stock. The promissory notes automatically converted into shares of CIE common stock in November 2014 (see Note 9 — Equity and Non-controlling Interests).
Proposed Merger of CAC with CEC
On December 21, 2014, the Company and CEC entered into an Agreement and Plan of Merger, pursuant to which, among other things, CAC will merge with and into CEC, with CEC as the surviving company as discussed in Note 1 — Description of Business and Summary of Significant Accounting Policies.
Note 20 — Subsequent Events
On January 21, 2016, CGPH drew an additional $15.0 million of revolver borrowings on its $150.0 million revolving credit agreement.
In January and February 2016, Caesars Interactive Entertainment repurchased shares of its outstanding common stock for total net consideration of $26.7 million.